Confidential Treatment Requested. Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[Redacted].” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LEASE

between

ULTRA WYOMING LGS, LLC,

as Lessee

and

PINEDALE CORRIDOR, LP,

as Lessor

(continued)

16.2	Apportionment of Award, Termination and Purchase Offer	53
16.3	Restoration Conditions	54

ARTICLE XVII LIMITS ON TRANSFERS, ASSIGNMENTS, LEASES AND LIENS		55

17.1	Assignment and Subletting by Lessee	55
17.2	No Restrictions on Indebtedness or Liens of Lessee or Lessee Guarantors	57
17.3	Cure Rights Upon Assignee Default	58

(continued)

Page

17.4	Release of Lessee and Lessee Guarantor	58
17.5	Transfers and Liens by Lessor and Equity Investors	58

ARTICLE XVIII LESSEE’S SURRENDER OF LEASED PROPERTY		62

18.1	Surrender	62

ARTICLE XIX ASSIGNMENT OF LEASE		62

19.1	Assignment of Lease	62

ARTICLE XX MORTGAGE SUBORDINATION AND NON-DISTURBANCE AND NOTICE TO MORTGAGEE		62
20.1	Mortgage Subordination	62

ARTICLE XXI	INDEMNIFICATION	63

21.1	Indemnification by Lessee	63
21.2	Release and Indemnification by Lessor	64
21.3	Concurrent Negligence	65
21.4	Survival	65
21.5	Claims Procedure	65

ARTICLE XXII ENVIRONMENTAL LAWS		65

22.1	Environmental Undertakings	65
22.2	Environmental Covenants	65
22.3	Lessee Environmental Indemnity	66
22.4	Lessor Environmental Indemnity	66
22.5	Claims Procedure	67
22.6	Survival	67

ARTICLE XXIII DEFAULTS AND REMEDIES		67

23.1	Lessee Events of Default	67
23.2	Lessor’s Remedies for a Lessee Event of Default	68
23.3	Lessor Events of Default	71
23.4	Lessee’s Remedies for a Lessor Event of Default	72
23.5	Mitigation of Damages	74

ARTICLE XXIV NOTICE		74

24.1	Notices	74
24.2	Deemed Receipt	75
24.3	Delivery; Time of Notice	75

ARTICLE XXV RENEWAL AND END OF TERM OPTIONS, RIGHT OF FIRST REFUSAL, AND OTHER PREFERENTIAL PURCHASE RIGHTS		76

(continued)
Page

25.1	Renewal Option	76
25.2	Lessee as Operator After Term	78
25.3	Right of First Refusal With Respect to the Transfer of All of the Leased Property	78
25.4	Right of First Refusal With Respect to a Lessor Lease Transaction	81
25.5	Burdensome Buyout	82
25.6	Application of Certain Right of First Refusal Rights to a Foreclosure Sale	84

ARTICLE XXVI MISCELLANEOUS PROVISIONS		84

26.1	Memorandum/Notice of Lease	84
26.2	Force Majeure	84
26.3	Consequential Damages	84
26.4	Holding Over	84
26.5	Quiet Enjoyment	84
26.6	Cost and Expense	85
26.7	Access; Reporting	85
26.8	Accord and Satisfaction	86
26.9	Prevailing Party	87
26.10	Confidentiality	87
26.11	Consent of Lessor and Lessee	88
26.12	Permitted Lessee Contests	88
26.13	Waiver	88
26.14	Interpretation	89
26.15	No Derivative Liability	89
26.16	Successors and Assigns	89
26.17	No Offer; Entire Agreement	89
26.18	Headings	89
26.19	Counterparts	89
26.20	Governing Law; Venue; Service of Process; Waiver of Jury Trial	90
26.21	Time of the Essence	90
26.22	Estoppel Certificates	90

ARTICLE XXVII OTHER AGREEMENTS OF LESSOR		91

27.1	Special Purpose Entity; Lessor’s Governing Documents	91
27.2	Additional Lessor Covenants	91

(continued)

Page

EXHIBITS

EXHIBIT A	BLM Easements
EXHIBIT B	Central Gathering Facility Exhibit
EXHIBIT C	Form of Equity Investor Agreement
EXHIBIT D	Estoppel Certificate
EXHIBIT E	Form of SNDA
EXHIBIT F-1	Form of Services Agreement
EXHIBIT F-2	Form of Gathering Agreement
EXHIBIT G	[Intentionally Deleted]
EXHIBIT H	List of Improvements
EXHIBIT I	List of Initial Lessor Loan Document
EXHIBIT J	Lessee Guaranty
EXHIBIT K	Lessor Guaranty
EXHIBIT L	[Intentionally Deleted]
EXHIBIT M	LGS Pipeline Riser Exhibit
EXHIBIT N	Liquids Gathering System Map
EXHIBIT O	Liquids Gathering System Inlet Flange Photograph
EXHIBIT P	Memo of Lease

SCHEDULE 27.1	SPE

v

LEASE

This Lease (as amended, restated, replaced, supplemented, or otherwise modified from time-to-time, this “Lease”) is dated as of December __, 2012 (“Effective Date”) and is made by and between:

Lessor:                 PINEDALE CORRIDOR, LP, a Delaware limited partnership

and

Lessee:                 ULTRA WYOMING LGS, LLC, a Delaware limited liability company

In consideration of the rents and the other terms, covenants and conditions set forth in this Lease, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights, title, and interests in and to the Leased Property (defined below) upon the following terms and conditions:

ARTICLE I.

FUNDAMENTAL LEASE PROVISIONS

1.1           Definitions.  For all purposes of this Lease, except as may be expressly set forth herein or unless the context clearly indicates a contrary intent, the following terms have the following definitions:

“Action” means, for any Person, such Person’s filing a petition under the Code, or initiating a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts.

“Actual Daily Product Volume” means for any calendar month [redacted] transported through the Liquids Gathering System.  For the avoidance of doubt, Actual Daily Product Volume shall include [redacted] physically transported through the Liquids Gathering System from Additional Lines, if any, even if such Additional Lines do not become part of the Leased Property as provided in Section 10.1.

“Actual Knowledge” means (a) with respect to any Ultra Entity Person, as of any date, the then current actual knowledge of the President, Senior Vice President of Operations and Chief Financial Officer of Ultra Resources as of such date, and not any implied, imputed or constructive knowledge of such individuals, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review any information, (b) with respect to Pinedale, as of any date, the then current actual knowledge of the Chair of the Board, the President and the Principal Accounting Officer of CorEnergy Infrastructure Trust, Inc. as of such date, and not any implied, imputed or constructive knowledge of such individuals, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review any information, and (c) with respect to any other Person, as of any date, the then current actual knowledge of the Responsible Officers of such Person as of such date, and not any implied, imputed or constructive knowledge of such individuals, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review any information. The foregoing qualification of Actual Knowledge shall in no event give rise to any personal liability on the part of any such Person or any other officer or employee of such party or its Affiliates on account of any breach hereunder.

“Additional Lines” means such additional easements and rights of way and such additional gathering lines, distribution or sales lines, and appurtenances that connect to or adjoin the Leased Property but that are, in all cases, either upstream or downstream of the Liquids Gathering System, as Lessee may from time-to-time desire or be required to use, acquire or make.

“Additional Rent” means all amounts, costs, expenses, Losses, liabilities, indemnities and other monetary obligations (including Lessee’s obligation to pay any interest at the Default Interest Rate hereunder) which Lessee is required to pay pursuant to the terms of this Lease, other than Base Rent.

“Adjustment Date” means the first day of the month following the month in which the first anniversary of the Effective Date occurs, and every anniversary of such first day of the month thereafter during the Term.

“Adverse Party” means, as of any date, (a) any Person who is, or whose Affiliate is, an adverse party in any then-existing litigation or arbitration involving Lessee or an Affiliate of Lessee, (b) any Person who is, or whose Affiliate is, the potential plaintiff or claimant in any litigation which has been threatened in writing against Lessee or any Affiliate of Lessee, (c) any Person who (i) is a substantial investor in Lessee or any Affiliate of Lessee, and (ii) has a pending proposal to merge with, acquire or takeover Lessee or any Affiliate of Lessee, which merger, acquisition or other takeover shall not have been approved by the board of directors of Lessee or such Affiliate or otherwise be perceived by Lessee or such Affiliate to be hostile to the management of Lessee or such Affiliate, and (d) any Affiliate of each Person in subsection (c).  Within ten (10) Business Days after written request therefor from Lessor, Lessee shall advise Lessor if a Person(s) named by Lessor in such notice is an Adverse Party within the scope of this definition.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and, with respect to a Person, includes any Subsidiary of that Person.

“Agreed FMV Rent” has the meaning given in Section 25.1(b).

“Applicable Leased Assets” has the meaning given in Section 25.4(b).

“Applicable Legal Requirements” mean all statutes, ordinances, regulations and codes of any Governmental Authority having jurisdiction, including, without limitation, zoning, health, fire, safety and building codes, applicable to the Leased Property (or portion thereof at issue), applicable to Lessee (with respect only to Lessee’s (rather than Lessor’s) obligations hereunder regarding compliance with Applicable Legal Requirements), or applicable to Lessor (with respect only to Lessor’s (rather than Lessee’s) obligations hereunder regarding compliance with Applicable Legal Requirements).

“Auditor’s Report” means, with respect to financial statements or information of Lessee Guarantor or Lessee required to be delivered pursuant to Section 26.7(b)(ii) (a) the written report of the auditor for Lessee Guarantor or Lessee, as applicable, with respect to such financial statements or information (excluding any auditor’s report on internal controls), manually executed by such auditor, and (b) a manually executed consent of such auditor to the inclusion of such auditor’s report in filings to be made by Lessor or Lessor Guarantor with the Securities and Exchange Commission.

“Bankruptcy Action” means, with respect to any Person, if such Person:

(a)           makes an assignment for the benefit of creditors;

(b)           files a voluntary petition in bankruptcy;

(c)           is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings;

(d)           consents to, orchestrates or participates in the orchestration of, or files a petition or answer seeking for itself, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e)           files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding;

(f)           seeks, consents to, orchestrates or participates in the orchestration of, or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties;

(g)           fails to cause the dismissal of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation within one hundred twenty (120) days after the commencement of such proceeding;

(h)           fails to cause the vacation or stay of any appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties made without such Person’s consent or acquiescence, within ninety (90) days after such appointment and, if stayed within such time period, the vacation of such appointment within ninety (90) days after the expiration of such stay; or

(i)           takes any action in furtherance of any of the foregoing.

“Base Daily Product Volume” means the [redacted] transported through the Liquids Gathering System for the fiscal quarter ending December 31, 2011, being [redacted] per day.

“Base Rent” means (a) during the Initial Term, (i) prior to the first Adjustment Date, $1,666,667 per month, and (ii) from and after the first Adjustment Date, [redacted] and (b) during any Renewal Term, the amount determined pursuant to Section 25.1 hereof.

“Beneficial Owner” a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own” and have “beneficial ownership of” any equity interests or other securities:

(a)           which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

(b)           which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any equity interest or other security under this subsection (b) as a result of an agreement, arrangement or understanding to vote such equity interest or other security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (ii) is not also then reportable by such Person on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(c)           which are “beneficially owned,” directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person (or any of such Person’s Affiliates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (b) above) or disposing of any voting equity interests or other securities of Lessor, provided, however, that (A) a Person engaged in business as an underwriter of securities shall not be deemed the “Beneficial Owner” of or to “beneficially own” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting, and (B) the existence of rights of first bid, pre-emptive rights, drag along rights, or tag along rights set forth in the Lessor’s Governing Documents shall not themselves cause one Person to be deemed the Beneficial Owner of Lessor Equity Interests held by one or more other Equity Investors.

“BLM” means the United States Department of the Interior Bureau of Land Management, Wyoming State Office.

“BLM Easements” means the easements, rights of way and agreements listed in Exhibit A, the rights of the holder thereunder having been assigned to Lessee by Ultra Resources, and as subsequently assigned to Lessor by Lessee by assignment documents dated as of the Effective Date.

“Burdensome Buyout Lease Termination Date” has the meaning given in Section 25.5(c).

“Burdensome Buyout Notice” has the meaning given in Section 25.5(a).

“Burdensome Buyout Response Notice” has the meaning given in Section 25.5(b).

“Burdensome Event” means any one or more of the following events or circumstances: (a) Lessee has been or will be obligated to make indemnity payments or expenditures or take Corrective Action in respect of Lessee’s Environmental Liabilities under Article XXII of this Lease in excess of fifty percent (50%) of the Insured Value and any such amounts payable in the future would be avoided by termination of this Lease, (b) Lessee has been or will be obligated to make payments or expenditures as a result of compliance with changes in Applicable Legal Requirements, practices, or standards under this Lease in excess of fifty percent (50%) of the Insured Value and any such amounts payable in the future would be avoided by termination of this Lease, (c) there is a change in Applicable Legal Requirements, or industry practices or standards which (i) requires modification of any part of the Leased Property, the cost of which Lessee reasonably anticipates to be in excess of fifty percent (50%) of the Insured Value, or (ii) makes Lessee’s use of the Leased Property under the terms of the Lease uneconomic, or (d) Lessee’s use of the Leased Property for its intended purposes becomes, in Lessee’s sole but reasonable judgment, uneconomic.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas, are authorized or required by law to remain closed.  If the last day of any time period under this Lease, or the last day for performance of any obligation, or for giving any notice, or for taking any other action under this Lease falls on a day that is not a Business Day, then the last day of such time period shall be extended to the first day thereafter that is a Business Day.

“Capital Improvements” means such alterations, additions and replacements to any of the Improvements or Personal Property as Lessee may from time-to-time desire or be required to make.

“Casualty Date” means the date fire or other casualty damages any portion of the Improvements or Personal Property.

“Casualty Proceeds” means the insurance proceeds actually received by or payable to Lessee with respect to a fire or other casualty of the Leased Property, but excluding from such insurance proceeds (a) Lessee’s reasonable third party costs and expenses (including reasonable attorneys’ fees and expenses) incurred in collecting same, (b) as of any date, proceeds previously paid to Lessee and used to repair, restore or replace the Leased Property as a result of such fire or other casualty, and (c) the proceeds of any business interruption or similar insurance with respect to such fire or other casualty.

“Casualty Response Notice” has the meaning assigned to such term in Section 15.1(c).

“Casualty Termination Date” has the meaning assigned to such term in Section 15.1(d).

“Central Gathering Facility” or “CGF” means each of the four locations within the Liquids Gathering System at which condensate, produced water, and associated natural gas is collected and separated for sale and transport off the subject location or alternatively, in the case of associated natural gas, used for fuel or flared on the subject location, as of the Effective Date and as such locations may be modified after the Effective Date as permitted by this Lease.  A legal description of each of CGF#1, CGF#2, CGF#3 and CGF#4 as of the Effective Date is set out on the attached Exhibit B.

CGF#1:  means the Central Gathering Facility identified in the "Identification" header on Exhibit B attached hereto as "Central Gathering Facility #1".

CGF#2:  means the Central Gathering Facility identified in the "Identification" header on Exhibit B attached hereto as "Central Gathering Facility #2".

CGF#3:  means the Central Gathering Facility identified in the "Identification" header on Exhibit B attached hereto as "Central Gathering Facility #3".

CGF#4:  means the Central Gathering Facility identified in the "Identification" header on Exhibit B attached hereto as "Central Gathering Facility #4".

“Code” means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Competitor” means, as of any date, (a) any Person engaged in the business of exploration or production of oil or gas, and (b) for so long as an Ultra Entity Person is Lessee, any Person for whom the performance of the types of services commonly known as the midstream services, which services generally include gathering, fractionating, storing, transporting and marketing of oil, natural gas and natural gas liquids, is the primary or a significant source of revenue, and (c) any Affiliate of any Persons described in subsections (a) – (b), above.

“Condensate” means liquid hydrocarbons.

“Condensate Loading Point” means the condensate loading coupling off each condensate storage tank located on a Central Gathering Facility as of the Effective Date, and as the Condensate Loading Points may be modified as permitted by this Lease.

“Condensate Terminus Point” means the (a) inlet flange for each LACT Unit Facility, and (b) each Condensate Loading Point as of the Effective Date, and as they may be modified as permitted by this Lease.

“Confidential Information” means (a) all Proprietary Information, and (b) all other information furnished to Lessor by or on behalf of Lessee, Lessee Guarantor or any of their respective Affiliates prior to, on or after the Effective Date and designated as confidential.  Notwithstanding the foregoing, Confidential Information shall not include information that is publicly available other than as a result of actions in violation of Section 26.10 hereof.

“Control” or any derivation thereof has the meaning set forth in Rule 12b-2 under the Exchange Act.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Lease Rights” means the voting or other rights a Person possesses or exercises, directly or indirectly, which allows or would allow such Person to Control a vote on, consent to, approval of or blocking of decisions made by Lessor with respect to actions, decisions, approvals, waivers, consents, declarations of default, exercise of remedies or other matters under this Lease, whether through ownership of securities, the ability to exercise voting power, by contract, arrangement, understanding, course of conduct or otherwise; provided that for purposes of Section 17.5(a)(v), Sections 17.5(b) and (c), and Section 27.1(b), each Disqualified Person shall be deemed to Control the Lessor Equity Interests Beneficially Owned by each other Disqualified Person.

“Corrective Action” means environmental investigation and/or remediation, including Phase II testing, sampling, engineering, consulting, reporting, active remediation, passive remediation, monitoring and risk assessment or any combination of these activities.

“County and State Permits” means Lessor’s right, title and interest, as assignee, under that certain Partial Assignment of County Permits and State License from Ultra Wyoming, Inc., to Lessor, dated as of the Effective Date and recorded in the Official Records of Sublette County, Wyoming, with respect to the following:

(a)           Application for Utility Crossing Sublette County, Wyoming, with Ultra Resources, Inc., dated 3/26/2010, to locate utility distribution or transmission lines within a County Road ROW, County Rd No 23-106, Legal: SW 1/4 SE ¼, Section 14, Township 31N, Range 109W.

(b)           Application for Utility Crossing Sublette County, Wyoming, with Ultra Resources, Inc., dated 3/26/10, to locate utility distribution or transmission lines within a County Road ROW, County Rd No 23-106, Legal: NE 1/4 NE ¼, Section 13, Township 31N, Range 109W.

(c)           Application for Utility Crossing Sublette County, Wyoming, with Ultra Resources, Inc., dated 3/26/10, to locate utility distribution or transmission lines within a County Road ROW, County Rd No 23-106, Legal: SE 1/4 NW ¼, Section 13, Township 31N, Range 109W.

(d)           Application for Utility Crossing Sublette County, Wyoming, with Ultra Resources, Inc., dated 3/26/10, to locate utility distribution or transmission lines within a County Road ROW, County Rd No 23-106, Legal: SE 1/4 SE ¼, Section 7, Township 31N, Range 108W.

(e)           License dated April 21, 2010, between the Transportation Commission of Wyoming and its Wyoming Department of Transportation and Ultra Resources, Inc., regarding four fiberspar pipelines with respect to WYDOT Highway 351, and located in Section 4, Township 30N, Range 108W, Milepost 18.715.

“Current Lease Term End” means the end of the then current Term assuming that there will not be a Renewal Term at the end thereof.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time-to-time in effect and affecting the rights of creditors generally.

“Default Interest Rate” means, for any period, (a) with respect to any obligation of (i) any Ultra Entity Person, and (ii) any other Lessee or Lessee Guarantor hereunder if as of the date of such Lessee’s acquisition of the leasehold estate under this Lease either such Lessee or Lessee Guarantor is an Investment Grade Person, and their respective Affiliates, the lesser of (A)  the annual rate of two percent (2%) over the average base, non-default rate of interest for such period (and without imputation of any gross-up components or default interest), under such Person’s Indebtedness which is Material Debt and which is held by a third party not an Affiliate of such Person, or, if such Person does not have any such Material Debt, then the Prime Rate for such period, and (B) the highest rate permitted by Applicable Legal Requirements, and (b) with respect to any obligation of Pinedale or any of its Affiliates, the lesser of (i)  the annual rate of two percent (2%) over the average base, non-default rate of interest for such period (and without imputation of any gross-up components or default interest), under the Permitted Indebtedness of such Person which is held by a third party not an Affiliate of such Person or, if such Person does not have any such Permitted Indebtedness, then the Prime Rate for such period, and (ii) the highest rate permitted by Applicable Legal Requirements, and (c) with respect to any other Lessee, Lessee Guarantor, Lessor or Lessor Guarantor with respect to their respective obligations under or related to this Lease, the lesser of (i) the annual rate of six percent (6%) over the Prime Rate for such period, and (ii) the highest rate permitted by Applicable Legal Requirements.

“Designation Notice” has the meaning given in Section 25.1(c).

“Discount Rate” means the greater of (a) the interest rate (on the date of termination of this Lease by Lessor pursuant to its remedies under Section 23.2(a)(i)) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York, plus one half of one percent (0.5%), and (b) the Prime Rate on the date of termination of this Lease by Lessor pursuant to its remedies under Section 23.2(a)(i).

“Disqualified Person” means, as of any date, (a) so long as an Ultra Entity Person is the Lessee, each Ultra Designated Party, (b) each Competitor, and (c) each Adverse Party.  Notwithstanding the foregoing, for so long as (i) both (A) Pinedale Corridor, LP, is the Lessor under this Lease, and (B) Pinedale Corridor, LP, is owned, in whole or in part, by direct or indirect subsidiaries of CorEnergy Infrastructure Trust, Inc., then no direct or indirect wholly owned subsidiary of CorEnergy Infrastructure Trust, Inc., shall be a Disqualified Person for purposes of this Lease, and (ii) both (A) Pinedale Corridor, LP, is the Lessor under this Lease, and (B) Pinedale Corridor, LP, is owned, in whole or in part, by direct or indirect subsidiaries of Prudential Financial, Inc., then no direct or indirect wholly owned subsidiary of Prudential Financial, Inc., shall be a Disqualified Person for purposes of this Lease.

“Due Date for Other Additional Rent” has the meaning given in Section 5.4.

“Easement Rights” means, collectively (a) the right, title and interest in the BLM Easements conveyed to Lessor pursuant to the Purchase Agreement, (b) the right, title and interest in the Jensen Easements conveyed to Lessor pursuant to the Purchase Agreement, and (c) the right, title and interest conveyed to Lessor pursuant to the Easement Agreement and Transfer of Improvements (Nerd Farm) pursuant to the Purchase Agreement (but exclusive of the Improvements transferred pursuant to such Easement Agreement and Transfer of Improvements).

“Easements” means the BLM Easements, the Jensen Easements and the Nerd Farm Easement.

“Effective Date” has the meaning specified in the preamble.

“Effective Date Recorded Documents” means all restrictions and charges created or imposed pursuant to documents and instruments recorded in the Official Records against the Leased Property as of the time of conveyance of the Leased Property by Ultra Wyoming, Inc., to Lessor pursuant to the Purchase Agreement.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, and other legally enforceable requirements relating to (a) pollution or protection of the environment or natural resources, (b) any actual or threatened depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment of, or any exposure to, any Hazardous Materials, or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Materials; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, and the National Environmental Policy Act.

“Equity Investor” means any Person that beneficially owns any Equity Investor Interest.

“Equity Investor Agreement” means (a) that certain Equity Investors Agreement entered into as of the Effective Date among Lessor, Lessee, CorEnergy Infrastructure Trust, Inc., Pinedale GP, Inc., and Ross Avenue Investments, LLC, and as the same may be subsequently amended, supplemented or restated, and (b) each subsequent Equity Investors Agreement to be entered into after the Effective Date between (i) Lessor, (ii) Lessee, (iii) each owner of a Lessor Equity Interest, and (iv) the respective applicable Affiliates of Lessor and each Lessor Equity Interest Owner to the extent such Affiliate is (or Affiliates are) required to guaranty the obligations of such Person(s) under the Equity Investor Agreement as a result of the application of the definition of the term “Permitted Controller of Lease Rights” to such Person(s), in substantially the form of Exhibit C hereto (but with (A) the last sentence of the defined term “Transfer” therein deleted, and (B) the last sentence of Section 2.7(b) therein and Exhibit D thereto shall be deleted), and in each case as the same may be subsequently amended, supplemented or restated.

“Equity Investor Interest” means each beneficial ownership interest in equity of the Lessor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimates” has the meaning given in Section 25.1(c).

“Excess Product Volume Factor” means for any calendar month during the Term from and after the first Adjustment Date, the greater of [redacted].

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matters” has the meaning given in Section 6.3.

“Exclusions from Lessee’s Indemnification Obligations” has the meaning given in Section 21.1(a).

“Fair Market Rent” means, with respect to the Leased Property during the proposed Renewal Term (or, for purposes of Lessor’s Lease termination remedy during the continuance of a Level 1 Lessee Default, during the portion of the Term which would have occurred after termination of this Lease as a result of such Level 1 Lessee Default), that rental rate that is a fair market value rental rate that would apply assuming that the Leased Property is exposed on the open market as a rental property for the proposed Renewal Term (or, with respect to termination of this Lease by Lessor as a result of a Level 1 Lessee Default, during the portion of the Term which would have occurred after such termination of this Lease), taking into account all relevant factors.  The Fair Market Rent will be assumed to be a monthly rent payable in advance on the first day of each calendar month.  The Fair Market Rent may, but is not required to, follow the model of the current rent structure, i.e., having Base Rent.

“Fair Market Rent Determination Notice” has the meaning given in Section 25.1(c).

“Fair Market Value” or “fair market value” means the price that would be agreed on between a willing buyer and a willing seller, with neither being required to act, and both having reasonable knowledge of the relevant facts.

“Flash Gas Terminus Point” means (a) with respect to CGF#1 , CGF #3, and CGF #4, the dehydrator located on each such Central Gathering Facility; and (b) with respect to CGF #2, the gas outlet flange on the Effective Date on (i) each three-phase heated separator located on CGF #2, (ii) each condensate storage tank located on CGF #2, and (iii) each water storage tank located on CGF #2, in each case, as of the Effective Date, and as they may be modified as permitted by this Lease.

“Flow and Volume Information” means the flow and volume information of the type to be furnished by Lessee pursuant to Section 26.7(b)(i).

“Force Majeure” has the meaning given in Section 26.2.

“Four Quarters Lessor EBITDA” means, on any date, Lessor EBITDA for the four fiscal quarters ending on such date, or if such date is not the last day of Lessor’s fiscal quarter, ending on the most recent March 31, June 30, September 30 or December 31, in all events assuming payment of Base Rent by Lessee as required by this Lease; provided that if Lessor elects to pay for a Non-Removable Addition or a Removable Addition under Article X, Four Quarters Lessor EBITDA for any four fiscal quarter period shall be calculated on a pro forma basis to give effect to any such Non-Removable Addition or Removable Addition completed during such period as if such Non-Removable Addition or Removable Addition had been completed on the first day of such period.

“GAAP” means generally accepted accounting principles in effect from time-to-time in the United States of America.

“Gathering Agreement” means the Gathering Agreement in the form attached hereto as Exhibit F-2.

“Good Condition and Repair” means good condition and repair consistent with (a) Lessee’s past practices and industry standards, and (b) the condition and repair that a reasonably prudent operator would maintain for a gathering system of similar size, nature, use, age and location.

“Governing Documents” means (a) with respect to Pinedale Corridor, LP, the First Amended and Restated Limited Partnership Agreement of Lessor dated as of the Effective Date, and the Certificate of Limited Partnership of Lessor executed on November 30, 2012, and filed with the Delaware Secretary of State on December 3, 2012, (b) with respect to a Person that is a limited partnership, its limited partnership agreement and certificate of limited partnership, (c) with respect to a Person who is a general partnership, its partnership agreement, (d) with respect to a Person who is a limited liability company, its limited liability company agreement, together with its certificate of formation and any operating agreement, regulations and similar agreements or documents of such Person, (e) with respect to a Person who is a corporation, its articles of organization and bylaws, together with any shareholders agreement and similar agreements and documents of such Person, (f) in the case of any other form of entity, its organizational agreements, certificates and documents, and (g) in each case, with respect to subsections (a) –(f), as such agreements, certificates and documents may be amended and/ or restated from time-to-time, subject however to the limitations on amendments set forth herein.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over any of the Leased Property, applicable to Lessee (with respect only to Lessee’s (rather than Lessor’s) obligations hereunder regarding compliance or interaction with Governmental Authority), or applicable to Lessor (with respect only to Lessor’s (rather than Lessee’s) obligations hereunder regarding compliance or interaction with Governmental Authority).

“Hazardous Materials” means (a) any substance that is designated as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act, (b) any petroleum, petroleum hydrocarbons, petroleum products, petrochemical products and any components, fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas, and any mixtures thereof, and (c) radioactive materials or polychlorinated biphenyls.

 “Impositions” mean, collectively, all charges, fees and expenses imposed on the Leased Property under any Easement or any other Record Agreement during and accruing with respect to the Lease Term, but excluding in any event all Excluded Matters.

“Improvements” means all of the improvements and fixtures used directly in connection with the Liquids Gathering System including, without limitation, any and all surface and/or subsurface pipelines, surface and/or subsurface machinery and equipment, line pipe, pipe connections, fittings, flanges, welds, or other interconnections, valves, control and monitoring equipment, cathodic or electrical protection units, by-passes, regulators, drips, treating equipment, dehydration equipment, separation equipment, processing equipment, condensate and water storage tanks and other storage facilities, generators, gas compressors, vapor recovery units, combustors, flares, storage sheds, towers, gas and electric fixtures, radiators and heaters, in each case that are downstream of the inlet flange to each LGS Pipeline Riser and that are upstream of each LGS Terminus Point, including any of the foregoing described on the attached Exhibit H, but specifically excluding (a) any of the facilities, improvements and fixtures located upstream of the inlet flange to each LGS Pipeline Riser (an example of such an inlet flange is shown, for the parties convenience, on the photograph on the attached Exhibit O), and (b) any of the facilities, improvements or fixtures located downstream of each LGS Terminus Point, except in each case to the extent explicitly described on Exhibit H.  The term “Improvements” includes all of the improvements and fixtures which are a part of the Liquids Gathering System as described herein, regardless of whether they are included or properly described in Exhibit H.

“Indebtedness” means with respect to a Person, such Person’s (a) liabilities for borrowed money, (b) liabilities for the deferred purchase price of property acquired by it (excluding accounts payable arising in the ordinary course of businesses), (c) obligations that are required to be accounted for as capital leases on a balance sheet under GAAP (and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP), and (d) guaranty obligations with respect to liabilities of another Person of the type described in the preceding subsections (a)-(c).

“Indemnified Party” means a Lessor Indemnified Party or a Lessee Indemnified Party, as applicable.

“Indemnifying Party” has the meaning given in Section 21.3.

“Independent Appraiser” means an independent valuation firm with at least five (5) years’ experience in undertaking valuations of gas or other commodity pipeline properties.

“Independent Director” means in the case of a corporation, a natural person provided by a nationally-recognized company that provides professional independent directors who has not been, and during the continuation of his or her service as Independent Director is not, directly or indirectly:

(a)           an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the corporation or any of its Affiliates (other than his or her service as an Independent Director of the corporation);

(b)           a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the corporation or any of its shareholders or Affiliates (other than his or her service as an Independent Director if such Person has been provided by a nationally-recognized company that provides professional independent managers);

(c)           a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person; or

(d)           any member of the immediate family (including a grandchild or sibling) of a person described in subsections (a), (b) or (c) immediately above.

A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Director of the corporation because such person is an independent director of a “Special Purpose Bankruptcy Remote Entity” affiliated with the corporation that does not own a direct or indirect equity interest in the corporation if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors.

“Independent Manager” means in the case of a limited liability company, a natural person provided by a nationally-recognized company that provides professional independent managers who has not been, and during the continuation of his or her service as Independent Manager is not, directly or indirectly:

(a)   an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the limited liability company or any of its Affiliates (other than his or her service as an Independent Manager of the limited liability company);

(b)           a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the limited liability company or any of its members or Affiliates (other than his or her service as an Independent Manager if such Person has been provided by a nationally-recognized company that provides professional independent managers);

(c)           a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person; or

(d)           any member of the immediate family (including grandchildren or siblings) of a person described in subsections (a), (b) or (c) immediately above.

A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Manager of the limited liability company because such person is an independent manager of a “Special Purpose Bankruptcy Remote Entity” affiliated with the limited liability company that does not own a direct or indirect equity interest in the limited liability company if such individual is an independent manager provided by a nationally-recognized company that provides professional independent managers.

“Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982-1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency.

“Index Adjustment” means the quotient (expressed as a percentage) of (a) the change, if any, between (i) the average of the Index for the twelve months ended two months prior to the applicable Adjustment Date, and (ii) the average of the Index for the twelve months ended fourteen months prior to such Adjustment Date (the “Base Index”), and (b) the Base Index.  If the statistics are not available or if publication of the Index is modified or discontinued in its entirety, the Index Adjustment shall be determined on the basis of an index chosen by Lessor as a comparable and recognized index of the purchasing power of the United States consumer dollar published by the United States Department of Labor or other governmental agency.  If the Index contemplated herein is not reported for the months required for the calculation set forth above, the parties agree to use the Index reported for the month(s) nearest preceding the month(s) required for such calculation.

“Initial Lessor Loan” means the Indebtedness evidenced and secured by the Initial Lessor Loan Documents.

“Initial Lessor Loan Documents” means the documents and instruments listed on Exhibit I.

“Initial Term” means that period beginning on the Effective Date and ending on the last day of the 180th full calendar month thereafter.

“Insured Value” means the full replacement cost of the Improvements and Personal Property as determined (a) if Lessee carries fire and casualty property insurance with respect to the Leased Property, by Lessee’s property insurer from time-to-time for purposes of issuing the property insurance required to be carried by Lessee under this Lease, and (b) if Lessee self-insures for fire and casualty loss or damage to the Leased Property and has no third party property insurer for such loss or damage to the Leased Property, by Lessee, determined in good faith.

“Investment Grade Person” means (a) a Person that has a long term issuer corporate credit rating or long-term unsecured debt rating of “BBB-” or higher from Standard & Poor’s or Fitch, or “Baa3” or higher from Moody’s Investor Service Inc., 2 or better from the National Association of Insurance Commissioners or an equivalent rating from another nationally recognized rating agency, or (b) an Affiliate of such Person whose obligations under this Lease are guaranteed by such Person.

“Involuntary” and “Involuntarily” includes, with respect to a Transfer or Lien, any transaction, proceeding or action by or in which Lessor or an Equity Investor is involuntarily deprived or involuntarily divested of any right, title or interest in and to its applicable property, rights or interests (including any seizure under levy of attachment or execution, transfer in connection with bankruptcy or other court proceeding to a trustee or receiver or other officer or agency or any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property).

“Jensen Easements” means the following easements: (a) that certain Grant of Pipeline Easements dated June 24, 2010, recorded in Book 95, Page 423 of the Official Public Records, from Mary Kay Jensen, as grantor, to Ultra Resources, as grantee, and (b) that certain Grant of Pipeline Easements dated June 24, 2010, in Book 95, Page 418 of the Official Public Records, from Mary Kay Jensen, as personal representative of the Estate of John Wayne Jensen, individually, as grantor, to Ultra Resources, as grantee, as both such easements were assigned by Ultra Resources to Lessee, and as such easements were further partially assigned to Lessor pursuant to that certain Partial Assignment of Easements and Transfer of Improvements (LGS) [Jensen Easements] from Lessee, as assignor, to Lessor, as assignee, dated as of the Effective Date and recorded in the Official Public Records.

“LACT Unit Facilities" means the condensate pump, meter and sales point as well as the associated equipment downstream of the inlet risers to any Lease Automated Custody Transfer Unit located on a Central Gathering Facility as of the Effective Date, and as they may be modified as permitted by this Lease

“Land” means the land underlying, subject to and covered by the Easement Rights.

“Lease” has the meaning given in the preamble.

“Lease Assignment” means a Transfer by Lessee of its interest under this Lease or its interest in the Leased Property hereunder but excluding in any event any change or other circumstance which is a Non-Consent Matter.

“Leased Property” means the Liquids Gathering System, the Personal Property and the County and State Permits.

“Lessee” has the meaning given in the preamble.

“Lessee Casualty Termination Notice” has the meaning given in Section 15.1(b).

“Lessee Condemnation Proceeds” has the meaning given in Section 16.1(a).

“Lessee Taking Termination Notice” has the meaning given in Section 16.2(b).

“Lessee Environmental Liabilities” means Losses arising or resulting from (a) the actual presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased Property or any portion thereof during the Lease Term for which Lessee or Lessor has any legal obligation, (b) allegations made in writing by a third party not Lessor, another Lessor Party or a Lessor Lender (but only so long as neither Lessor, any Lessor Party nor any Lessor Lender has affirmatively caused such third party to raise such allegation unless such allegation is required to be made by such third party under applicable law) regarding the presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased Property or any portion thereof during the Lease Term for which Lessee or Lessor has any legal obligation, or (c) any violation of Environmental Laws occurring during the Lease Term at or adversely affecting any portion of the Leased Property for which Lessee or Lessor has any legal obligation, but excluding in any case with respect to subsections (a), (b) and (c), all Lessor Environmental Liabilities, all Excluded Matters and the matters described in Section 21.1(a)(A)-(I) and Section 21.1(b).  It is further understood and agreed that Lessee Environmental Liabilities shall not in any event include any such matters or claims arising or occurring prior to the Effective Date, all of which such pre-Effective Date matters and claims shall be governed exclusively by the terms and conditions of such Purchase Agreement.

“Lessee Event of Default” has the meaning given in Section 23.1.

“Lessee Guarantor” means Ultra Petroleum and any successor Lessee Guarantor executing a Lessee Guaranty until any such Person is released from further liability upon a Lease Assignment as provided in Section 17.4.  For avoidance of doubt, the term “Lessee Guarantor” does not include Ultra Resources.

“Lessee Guaranty” means that certain Lessee Guaranty executed by Ultra Petroleum and dated as of the Effective Date and any subsequent Lessee Guaranty executed after the Effective Date and in substantially the form of Lessee Guaranty attached as Exhibit J unless and until the Lessee Guarantor under such Lessee Guaranty is released to the extent provided in Section 17.4.  For avoidance of doubt, the term “Lessee Guaranty” does not include the Resources Guaranty.

“Lessee Indemnified Parties” means Lessee, Lessee Guarantor, Ultra Resources and their respective Related Parties (solely in their capacity as such), and permitted successors and assigns of any of the foregoing, including any permitted successors by merger, consolidation or acquisition of all or substantially all of the Lessee’s rights under this Lease.

“Lessee Other Activities” shall have the meaning assigned to such term in Section 3.3.

“Lessee Party” means Lessee, any direct or indirect owner of Lessee, and their respective officers, employees, agents, servants or assignees.

“Lessee Property” means (a) the Permitted Capital Improvements and Additional Lines which Lessor does not purchase and which, accordingly, do not become a part of the Leased Property during the Lease Term as provided in Section 10.1, and (b) the other real and personal property now or hereafter owned or used by Lessee or its Affiliates in connection with operation of the Leased Property upstream or downstream of the Liquids Gathering System by Lessee or its Affiliates or in connection with Lessee Other Activities.

“Lessee Termination and Purchase Offer Rights” means Lessee’s Lease termination and purchase offer rights under Article XV (Casualty), Article XVI (Condemnation) and Section 25.5 (Burdensome Buyout).

“Lessee’s Possession” means, with respect to information, records, property, documents and materials, only such information, records, property, documents and materials as may be in the actual possession or control of Lessee or its Affiliates, and without including any information or materials in the possession or control of a third Person or any agent of Lessee or its Affiliates.

“Lessor” has the meaning given in the preamble.

“Lessor EBITDA” means the sum of Lessor’s net income plus, to the extent deducted in the calculation of net income, (a) income taxes, (b) interest expense, (c) amortization and depreciation, (d) Level 1A Lessor Default Payment Amount, and (e) amounts offset against Base Rent under Section 23.4(a)(vii).  Lessor’s net income, interest expense and amortization and depreciation shall be determined in accordance with GAAP.

“Lessor Environmental Liabilities” means Losses arising or resulting from any of the following (a) the actual presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased Property or any portion thereof during the Lease Term if and to the extent caused by or resulting from the negligence or willful misconduct of Lessor, any other Lessor Party or any Lessor Lender, (b) allegations made in writing by a third party not Lessee or another Lessee Party (but only so long as neither Lessee nor any Lessee Party has affirmatively caused such third party to raise such allegation unless such allegation is required to be made by such third party under applicable law) regarding the presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased Property or any portion thereof during the Lease Term for which Lessee or Lessor has any legal obligation, if and to the extent caused by the negligence of willful misconduct of Lessor, any other Lessor Party or any Lessor Lender, or (c) any violation of Environmental Laws occurring during the Lease Term at or adversely affecting any portion of the Leased Property for which Lessee or Lessor has any legal obligation if and to the extent caused by the negligence or willful misconduct of Lessor, any other Lessor Party or any Lessor Lender, but excluding in any case with respect to subsections (a), (b) and (c), all Lessee Environmental Liabilities.

“Lessor Equity Interests” means the equity interests issued by Lessor including, as applicable, any general or limited partnership interests, limited liability company membership interests, common or preferred stock, or other interest which would be classified as equity on Lessor’s balance sheet under GAAP and any right to acquire such equity interests in Lessor, including upon conversion or exercise of securities.  References herein to a percentage of Lessor Equity Interests means Lessor Equity Interests which confer on the holder thereof the right to vote the applicable percentage of votes for the election of directors or similar governing body, or to receive the applicable percentage of dividends, distributions, including liquidating distributions or other payments with respect to the Lessor Equity Interests.

“Lessor Equity Interest Owner” means each owner of a Lessor Equity Interest.

“Lessor Event of Default” has the meaning given in Section 23.3.

“Lessor Governing Document Required Terms” has the meaning given in Section 27.1(e).

“Lessor Guarantor” means CorEnergy Infrastructure Trust, Inc., a Maryland corporation (formerly known as Tortoise Capital Resources Corporation), and any successor Lessor Guarantor executing a Lessor Guaranty until any such Person is released from further liability upon a Permitted Sale as provided in Section 17.5(b).

“Lessor Guaranty” means that certain Lessor Guaranty executed by CorEnergy Infrastructure Trust, Inc., a Maryland corporation (formerly known as Tortoise Capital Resources Corporation) and dated as of the Effective Date and any subsequent Lessor Guaranty executed after the Effective Date and in substantially the form of Lessor Guaranty attached as Exhibit K unless and until the Lessor Guarantor under such Lease Guaranty is released to the extent provided in Section 17.5(b) upon a Permitted Sale.

“Lessor Indebtedness” means Indebtedness of the Lessor.

“Lessor Indemnified Parties” means Lessor, Lessor Guarantor and their respective Related Parties (solely in their capacity as such), and permitted successors and assigns.

“Lessor Interests” means (a) all or any portion of Lessor’s right, title and interest in and to the Leased Property, and (b) all or any portion of Lessor’s right, title and interest under this Lease.

“Lessor Lease Transaction” means a transaction pursuant to which Lessor enters into a lease or other agreement or arrangement with respect to the use and/ or occupancy by a third party of all or any portion of the Leased Property.

“Lessor Lender” means (a) any holder of (i) Lessor Indebtedness, or (ii) any Lien on any of the Lessor Interests or Lessor Equity Interests, and (b) any agent or trustee for such holders and counterparties.

“Lessor Loan” means the Indebtedness evidenced by the Lessor Loan Documents.

“Lessor Loan Document Criteria” means, with respect to Lessor Loan Documents, (a) such Lessor Loan Documents include each and every Required Loan Document Provision, and (b) such Lessor Loan Documents do not include any Prohibited Loan Document Provision.  Any formal or informal waiver by Lessee of any failure of any Lessor Loan Document to comply with the Lessor Loan Document Criteria in any respect shall not in any event constitute a waiver of any other or further failure of any Lessor Loan Document to comply with the Lessor Loan Document Criteria thereafter.

“Lessor Loan Document Amendment” means an amendment, restatement, modification, supplement, waiver, refinancing, termination, supplement or replacement of a Lessor Loan Document, and “Amended” shall have a correlative meaning.

“Lessor Loan Documents” means the agreements and instruments evidencing and/or governing Indebtedness of the Lessor and the Liens securing such Indebtedness.  Such term includes the Initial Lessor Loan Documents, all Lessor Loan Document Amendments thereto, all future Lessor Loan Documents, and all future Lessor Loan Document Amendments thereto.

“Lessor Parent” means (a) for so long as Pipeline is the Lessee, CorEnergy Infrastructure Trust, Inc., a Maryland corporation formerly known as Tortoise Capital Resources Corporation, and (b) for so long as any other Person is the Lessor, such Person’s ultimate parent company.

“Lessor Party” means Lessor, any Equity Investor, and their respective officers, employees, agents, servants, or assignees.

“Level 1 Lessee Default” means (a) any Lessee Event of Default described in Section 23.1(a) (Base Rent Defaults), (b) any Lessee Event of Default described in Section 23.1(b) (Additional Rent Defaults), (c) any Lessee Event of Default described in Section 23.1(d) (Lease Assignment or Sublease), (d) any Lessee Event of Default described in Section 23.1(g) (Debtor Relief Laws), and (e) any Lessee Event of Default described in Section 23.1(h) (Cross Acceleration with Material Debt).

“Level 1 Lessor Default” means, for so long as an Ultra Entity Person is Lessee, (a) any Lessor Event of Default under Section 23.3(b) (Governing Documents, Loan & Indebtedness Representations), (b) any Lessor Event of Default under Section 23.3(d) (includes Section 3.2(a) (Prohibited Record Agreements),

Section 17.5(a)(i)-(iv) (Prohibited Lessor Transfers, Indebtedness, Liens and Leases), Section 27.1(a) and (d)-(g) (SPE, Lessor Owners & Governing Document Requirements), & Sections 27.2(a), (b), (c), or (f) (Loan Related Requirements & Maintenance of Existence), (c) any Lessor Event of Default arising out of a breach of Article XI (Regulatory Issues) or Section 26.10 (Confidentiality), (d) any Lessor Event of Default under Section 23.3(f) (Equity Investor Defaults), (e) any Lessor Event of Default under Section 23.3(g) (Failure to deliver sales documents), (f) any Lessor Event of Default under Section 23.3(h) (ROFR Breach), or (g) any Lessor Event of Default under Section 23.3(j) (Debtor Relief Laws).  During any period that an Ultra Entity Person is not the Lessee, no Lessor Event of Default shall constitute a Level 1 Lessor Default.

“Level 1A Lessor Default” means, for so long as an Ultra Entity Person is Lessee, (a) any Lessor Event of Default under Section 23.3(b) (Governing Documents, Loan & Indebtedness Representations), (b) any Lessor Event of Default under Section 23.3(d) (picks up Section 3.2(a) (Prohibited Record Agreements), Section 17.5(a)(i)-(iv) (Prohibited Transfers, Indebtedness, Liens and Leases), Section 27.1(a) and (d)-(g) (SPE, Lessor Owners & Governing Document Requirements), & Sections 27.2(a), (b), (c), or (f) (Loan Related Requirements & Maintenance of Existence), (c) any Lessor Event of Default under Section 23.3(f) (Equity Investor Defaults), (d) any Lessor Event of Default under Section 23.3(g) (Failure to deliver sales documents), (e) any Lessor Event of Default under Section 23.3(h) (ROFR Breach), or (f) any Lessor Event of Default under Section 23.3(j) (Debtor Relief Laws).  During any period that an Ultra Entity Person is not the Lessee, no Lessor Event of Default shall constitute a Level 1A Lessor Default.

“Level 1A Lessor Default Payment Amount” has the meaning assigned to such term in Section 23.4(a)(vi).

“Level 1A Lessor Default Payments” has the meaning assigned to such term in Section 23.4(a)(vi).

“LGS Pipeline Riser” means the pipeline riser downstream of the liquids legs of the production separators located on each of the producing well pads described on the attached Exhibit M, as such pipeline risers may be modified after the Effective Date as permitted by this Lease.

“LGS Terminus Points” means each Condensate Terminus Point, each Flash Gas Terminus Point and each Produced Water Terminus Point.

“Lien” means any mortgage lien, deed of trust lien, deed to secure debt, vendor’s lien, security interest, pledge, collateral assignment, mechanic’s or materialman’s lien, or other similar instruments and all restatements, modifications, amendments, consolidations, extensions, renewals or substitutions thereto or thereof.

“Liquids Gathering System” means generally, the system of pipelines and central gathering facilities highlighted on the map attached as Exhibit N as it exists as of the Effective Date and as it may be subsequently modified as permitted by this Lease, together with the related equipment that is capable of gathering, separating, collecting, and delivering for sale or transport, condensate and water, together with associated natural gas, produced from natural gas and oil wells that are, as of the Effective Date, operated by Ultra Resources and are located in the Pinedale Anticline Field in Sublette County, Wyoming, including, specifically, the Easement Rights and the Improvements, which Liquids Gathering System begins at the inlet flange to each LGS Pipeline Riser (an example of such an inlet flange is shown, for the Parties' convenience, on the photograph on the attached Exhibit O), extends through an interconnected system of pipelines to the production and separation equipment and storage tanks located at the Central Gathering Facilities, and terminates at each LGS Terminus Point.

“Loss” or “Losses” means mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines)

arising from, related directly or indirectly or reasonably incident to, matters indemnified against, excluding however all of the following:

(a)           Consequential and Similar Damages.  Any special, consequential, punitive or exemplary damages or loss of profits incurred by an indemnified party hereto; and

(b)           Diminution in Value.  Any diminution in value incurred or suffered (i) by a Lessor Indemnified Party except to the extent, and proportionately to the extent, such diminution in value results directly from the actions of, or the failure to act by, Lessee or another Lessee Party, and (ii) by a Lessee Indemnified Party except to the extent, and proportionately to the extent, such diminution in value results directly from the actions of, or the failure to act by, Lessor or another Lessor Party; and

(c)           Third Party Indemnities.  Any such losses, costs, expenses, liabilities, damages, demands, suits, claims and sanctions incurred by an Indemnified Party and arising as a result of such Indemnified Party indemnifying a third party (i) with respect to a Lessor Indemnified Party, if (A) such third party is either (I) an Affiliate to such Lessor Indemnified Party, (II) another Lessor Indemnified Party or (III) a Lessor Party, or (B) such third party was caused by any Person described in subsections (I) – (III), above, to raise such claim (except to the extent such Person is required by Applicable Legal Requirements to cause such third party to raise such claim), (ii) with respect to a Lessee Indemnified Party, if (A) such third party is either (I) an Affiliate to such Lessee Indemnified Party, (II) another Lessee Indemnified Party or (III) a Lessee Party, or (B) such third party was caused by any Person described in subsections (I) – (III), above to raise such claim (except to the extent such Person is required by Applicable Legal Requirements to cause such third party to raise such claim), or (iii) to the extent such third party indemnified claim duplicates or exceeds the loss, cost or expense to the Indemnified Party; and

(d)           Excluded Matters.  Any such losses, costs, expenses, liabilities, damages, demands, suits, claims and sanctions which constitute an Excluded Matter; and

(e)           Section 2.1 Waivers.  Any such losses, costs, expenses, liabilities, damages, demands, suits, claims and sanctions with respect to claims and other matters waived in Section 2.1.

“Material Action” means, for purposes of Part B of Schedule 27.1 to this Lease, (a) any Bankruptcy Action, (b) to take any action to merge, consolidate or combine the Lessor or Lessor’s general partner or managing member (as the case may be) with any other Person, to dissolve or wind-up the Lessor or Lessor’s general partner or managing member (as the case may be), or to approve any plan or agreement to engage in any of the foregoing actions, (c) to amend, alter or change any of the Lessor Governing Document Required Terms, (d) to take any action in contravention of the Lessor Governing Document Required Terms, or (e) to take action in furtherance of any of the foregoing.

“Material Adverse Event” means, for purposes of the definition of “Permitted Liens” herein, any event or circumstance resulting in a material adverse effect on (a) the ability of Lessee to perform the monetary and other material obligations under this Lease, or (b) the ownership, financial condition or operation of the Leased Property taken as a whole.

“Material Amendment” means (a) with respect to Section 25.3 hereof, (i) any change in the purchase price by more than three percent (3%); (ii) any change in the identity of the direct or indirect owners of the proposed purchaser; (iii) any change in the Lessor Interests included in the Transfer that is the subject of such ROFR rights of Lessee, or (iv) any other change in the terms of the Transfer that, taken together with any other changes after the relevant ROFR Asset Sale Notice, results in economic or business terms of the relevant Transfer that are materially more favorable to the proposed purchaser than the terms first disclosed to Lessee, and (b) with respect to Section 25.4 hereof, (i) any change in the rent for the Applicable Leased Assets by more than three percent (3%); (ii) any change in the identity of the direct or indirect owners of the proposed lessee, licensee or sublessee; (iii) any change in the Applicable Leased Assets included in such Lessor Lease Transaction, or (iv) any other change in the terms of the Lessor Lease Transaction that, taken together with any other changes after the relevant ROFR Lease Notice, results in economic or business terms  of the relevant Lessor Lease Transaction that are materially more favorable to the proposed lessee, licensee or sublessee than the terms first disclosed to Lessee.

“Material Debt” means, (a) for so long as (i) an Ultra Entity Person is the Lessee, or (ii) a successor Lessee who is an Investment Grade Person or whose Affiliate is a Lessee Guarantor that is an Investment Grade Person, in each case at the time such Person became the successor Lessee, Indebtedness the principal balance of which is in excess of $100,000,000, and (b) with respect to any other Lessee, Indebtedness the principal balance of which is in excess of $20,000,000.

“Material Lease Amendment” means any of the following:

(a)           A waiver of any Level 1 Lessee Default or a waiver of any other Lessee Event of Default that remains uncured more than ninety (90) days after the occurrence of such Lessee Event of Default;

(b)           A reduction in Base Rent, Minimum Rent, Total Rent or Variable Rent;

(c)           A material increase in Lessor’s obligations under this Lease;

(d)           A direction to Lessee to pay Base Rent to any location other than the following:  Account No. 359681346326, Account Name: Pinedale Corridor, LP, Reference “Transaction Description”, Attn: Jennifer Duke, held at KeyBank National Association, 4910 Tiedeman Road 3rd Floor Brooklyn, OH 44144, ABA No. 041001039;

(e)           A material reduction to Lessee’s obligations to (i) maintain insurance as required by Article XIV, provided, however, for the avoidance of doubt, no Lessor Lender consent shall be required to maintain the self-insurance rights of Lessee as set forth in this Lease, (ii) pay Taxes and Impositions as required by Article VI, or (iii) maintain the Leased Property as required by Section 7.1;

(f)           A material modification of Lessee’s obligation to pay Casualty Proceeds or Taking Proceeds to Lessor or Lessor Lender as and to the extent required by Articles XV and XVI;

(g)           A change to the definition of the terms Permitted Lease Assignment or Permitted Lessee Transferee which would expand Lessee’s right to make Lease Assignments without Lessor’s consent;

(h)           A change to the definition of any of the following terms which results in a reduction to such amount or calculation: (i) Maximum Amount, (ii) Four Quarters Lessor EBITDA, or (iii) Monthly Debt Service;

(i)           A reduction of the Lease Term except in connection with Lessee’s election or deemed election not to extend for a Renewal Term or in connection with a termination of this Lease pursuant to and as provided in this Lease;

(j)           Any material limitation of the terms Permitted Sale, Permitted Indebtedness, Permitted Lessor Liens or Permitted Equity Transfer;

(k)           A material reduction of or limitation to the Lessee Environmental Liabilities or Lessee’s indemnification obligations under Section 21.1;

(l)           A termination of this Lease except pursuant to its terms, which permitted termination provisions include Lessee’s election or deemed election not to extend for a Renewal Term or in connection with a termination of the Lease pursuant to and as provided in the Lease (including Lessee Termination and Purchase Offer Rights and Lessee First Refusal Rights);

(m)           A change to the definition of any of the terms Disqualified Person, Beneficial Owners, Ultra Designated Person, Competitor or Adverse Party which would have the effect of expanding the universe of “Persons” that could be included within any such term;

(n)           A modification of Section 17.4 that expands the conditions under which the Lessee can be released from its obligations under the Lease, under which the Lessee Guarantor can be released from its obligations under the Lessee Guaranty, or under which Ultra Resources can be released from its obligations under the Resources Guaranty; or

(o)           A modification of the Lessor Events of Default  or the rights and remedies arising as a result of a Lessor Event of Default in a manner that is materially more beneficial to the Lessee.

“Maximum Amount” means, on any date, the greater of (a) Seventy Million Dollars ($70,000,000), and (b) four times Four Quarters Lessor EBITDA on such date.

“Memo of Lease” means the Memorandum of Lease in the form attached to this Agreement as Exhibit P.

“Minimum Rent” means $1,666,667 per month; provided that on each Adjustment Date, the Minimum Rent shall be adjusted by the applicable Index Adjustment, except that in no event will the Minimum Rent ever increase by more than two percent (2%) per year, and provided further, that such adjusted Minimum Rent shall constitute the Minimum Rent hereunder until the next Adjustment Date (it being understood and agreed that, notwithstanding anything herein to the contrary, for the avoidance of doubt, no decrease in the Index shall ever result in Minimum Rent of less than $1,666,667 per month).

“Monthly Debt Service” means regularly scheduled monthly installments of principal and interest required to be paid by Lessor on a term loan or other term debt constituting Permitted Indebtedness secured only by Permitted Lessor Liens, it being understood and agreed that such monthly installments shall not include (a) default interest, penalties or late fees or charges, (b) gross-up or withholding payments, (c) payment of interest prior to accrual of such interest, (d) principal payments in excess of the greater of the amounts necessary to amortize the original principal amount of such Permitted Indebtedness either (i) in equal monthly payments of principal over a period of not less than ten (10) years, or (ii) on a straight line amortization method over a period not less than ten (10) years, (e) any “balloon” payment of principal, payment of principal at maturity, principal reductions required due to a failure to satisfy financial or other covenants or operating results, or other similar disproportionate payments of principal, (f) amounts due with respect to funding, hedging, swap or similar arrangements, or (g) other fees, charges or expenses.

“Monthly Operating Fee” means the fair market value for applicable services under the Operating Agreements as determined in accordance with Section 25.2.

“Natural Gas” means any mixture of natural gaseous hydrocarbons or of hydrocarbons and other gases, in a gaseous state, consisting primarily of methane.

“Nerd Farm Easement” means that certain Easement Agreement and Transfer of Improvements between Lessee, as grantor, and Lessor, as grantee, dated as of the Effective Date, and recorded in the Official Public Records.

“Non-Cash Consideration” has the meaning given in Section 25.3(g).

“Non-Cash Consideration Value” has the meaning given in Section 25.3(g).

“Non-Consent Matters” means a change of direct or indirect ownership of Lessee as a result of a merger, consolidation, reorganization, sale, distribution, contribution or other transfer of assets or equity interests, joint venture, or public offering of common stock or other equity interests, provided that the primary purpose of the transaction which results in a change in ownership of Lessee is not to circumvent or avoid Lessor's approval rights with respect to a Lease Assignment or Sublease.

“Non-Removable Addition” has the meaning given in Section 10.1(b).

“Notice Action” has the meaning given in Section 17.5(c)(ii).

“Offer” has the meaning given in Section 25.1.

“Official Public Records” means the applicable Official Public Records of Sublette County, Wyoming.

“Operating Agreements” means the Services Agreement and the Gathering Agreement, with such changes as mutually agreed by Lessor and Lessee in accordance with Section 25.2.

“Other Recorded Document” means any easement agreement, restrictive covenant, declaration, right-of-way or any other similar agreement or document affecting, benefiting or burdening all or any portion of the Liquids Gathering System, but excluding Liens.

“Parts” has the meaning given in Section 10.2.

“Permitted Capital Improvements and Additional Lines” means Capital Improvements and Additional Lines which (a) will not materially and adversely affect the structural integrity of the then existing Improvements, (b) will not materially and adversely affect the use or functionality of the Leased Property,  and (c) will not adversely affect the value of the Leased Property in any material respect.

“Permitted Controller of Lease Rights” means any Person (a) that is not an individual, and (b) whose net worth, or the net worth of an Affiliate providing an appropriate guarantee, both immediately before and after giving effect to the applicable transfer, is at least $50,000,000 determined in accordance with GAAP, provided that such Affiliate guarantees the obligations, if any, of such Person under the Governing Documents of Lessor, the Lessor Loan Documents, the SNDA and the Equity Investor Agreement to which such Person is subject, and provided further, that each Permitted Controller of Lease Rights that is a direct beneficial owner of Lessor Equity Interests shall be a party to the Equity Investor Agreement as an “Equity Investor” (as such term is defined in the Equity Investor Agreement).

“Permitted Equity Transfers” has the meaning given in Section 17.5(c).

“Permitted Indebtedness” means Lessor Indebtedness (a) consisting of a term loan or other term debt in an aggregate principal amount which does not at any time exceed the Maximum Amount, (b) with respect to which no Lessor Lender is a Disqualified Person, and (c) which is evidenced, governed and secured by Lessor Loan Documents which comply with the Lessor Loan Document Criteria and otherwise comply with Section 27.2.

“Permitted Lease Assignment” has the meaning given in Section 17.1(a).

“Permitted Lessee Contest” means any contest made in accordance with Section 26.12.

“Permitted Lessee Transferee” means, with respect to any Lessee, (a) Ultra Resources, (b) any other Ultra Entity Person, (c) any successor to an Ultra Entity Person as a result of a Non-Consent Matter, (d) any Affiliate of a Lessee, (e) so long as an Ultra Entity Person is the Lessee, any other Person (or an Affiliate of such Person whose obligations under this Lease are guaranteed by such acquiring Person) who purchases or otherwise accepts a transfer or assignment of all or a substantial portion of the interest of such Lessee and/ or its Affiliates in the oil and gas leases in connection with which the Leased Property is used, (f) so long as an Ultra Entity Person is the Lessee, any other Investment Grade Person approved by Lessor, which approval shall not be unreasonably withheld and which approval shall be based solely on the following: (i) a review of such Investment Grade Person’s experience in the oil and gas exploration and production business, and (ii) the proposed use by such Investment Grade Person would not (A) constitute a breach of Article IX, or (B) in Lessor’s reasonable judgment, impair the structural integrity, functionality or value of the Leased Property in any material respect, and (g) any other Person approved by Lessor, which approval shall not be unreasonably withheld and which approval shall be based solely on the following: (i) such other Person’s current and future projected financial strength and creditworthiness, management style, financial philosophy and reputation, (ii) such other Person’s experience in the oil and gas exploration and production business, (iii) such other Person’s ability to recover costs or pass them on to its customers and other Persons, and (iv) the proposed use by such other Person would not (A) constitute a breach of Article IX, or (B) in Lessor’s reasonable judgment, impair the structural integrity, functionality or value of the Leased Property in any material respect.

“Permitted Lessor Contest” has the meaning given in Section 27.2(g).

“Permitted Lessor Liens” means (a) Liens on the Leased Property and/ or the Lessor’s right, title and interest under this Lease but only if (i) such Liens secure only Permitted Indebtedness and, if applicable, Permitted Secured Interest Rate Hedging Agreements, (ii) the Lessor Loan Documents evidencing and securing such Indebtedness comply with the Lessor Loan Document Criteria and otherwise comply with Section 27.2, (iii) such Liens do not result in a breach, default, violation or failure of performance under the Governing Documents of Lessor, and (iv) Lessor and each Lessor Lender with respect to such Liens have executed and delivered to Lessee the SNDA, and (b) Liens on any Lessor Equity Interest which is a general partnership interest but only if (i) such Liens secure only Permitted Indebtedness and, if applicable, Permitted Secured Interest Rate Hedging Agreements, secured by the Liens permitted in subsection (a), above, (ii) the Lessor Loan Documents evidencing and securing such Indebtedness comply with the Lessor Loan Document Criteria and otherwise comply with Section 27.2, (iii) such Liens do not result in a breach, default, violation or failure of performance under the Governing Documents of Lessor, and (iv) Lessor and each Lessor Lender with respect to such Liens have executed and delivered to Lessee the SNDA.  Notwithstanding the foregoing, in the event that after the Effective Date Pinedale GP, Inc., converts a portion of its general partnership interest in Pinedale Corridor, LP, to a limited partnership interest in Pinedale Corridor, LP, the Lien on such general partnership interest which qualified as a Permitted Lessor Lien prior to such conversion may continue in effect with respect to such limited partnership interest for so long as the owner of such converted limited partnership interest is a wholly owned direct or indirect subsidiary of CorEnergy Infrastructure Trust, Inc.

“Permitted Liens” means, for purposes of Sections 3.1 and 3.2(a)(v) and the definition of the term “Material Adverse Event”, (a) liens imposed by law for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable, (b) liens of mechanics, materialmen, warehousemen, carriers, landlords or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable, (c) covenants, zoning restrictions, rights, easements, Liens, governmental environmental permitting and operation restrictions, the exercise by governmental bodies or third parties of eminent domain or condemnation rights, or any other restrictions on the use of real property, none of which individually or in the aggregate would result in a Material Adverse Event, and (d) the following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings and with respect to which adequate reserves are set aside on its books, and so long as they would not, individually or in the aggregate, result in a Material Adverse Event: (1) claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty, (2) claims, liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits, (3) claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens, and (4) adverse judgments on appeal, and (e) inchoate liens in respect of royalty owners; provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Permitted Sale” has the meaning given in Section 17.5.

“Permitted Secured Interest Rate Hedging Agreements” means interest rate hedging agreements entered into by Lessor, with counterparties who are not Disqualified Persons, to mitigate interest rate risk in connection with Permitted Indebtedness.

“Permitted Sublease” has the meaning in Section 17.1(b).

“Permitted Ultra Petroleum Successor” means any successor to Ultra Petroleum so long as no change in control has occurred with respect to Ultra Petroleum.  As used in this defined term, “change in control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the equity interests of Ultra Petroleum entitled to vote, on a fully diluted basis, for members of the board of directors or equivalent governing body of Ultra Petroleum.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, governmental authority or any other entity of any kind.

“Personal Property” means (a) the monitoring equipment located in or on the Liquids Gathering System, (b) the computer hardware located in the centralized monitoring building for each CGF constituting a portion of the Liquids Gathering System to which such monitoring equipment connects, (c) the wires and other connectors for such monitoring equipment between such computer hardware and such monitoring equipment, (d) all office furniture in each centralized monitoring building for each Central Gathering Facility, and (e) the Records, all as of the Effective Date and as such personal property may be modified or replaced as permitted or required by this Lease.

“Pinedale” means Pinedale Corridor, LP, a Delaware limited partnership, the initial Lessor under this Lease; however, the term Pinedale shall not include any successor or assignee of the interest of Pinedale hereunder.

“Prime Rate” means the prime rate of interest as reported in The Wall Street Journal or, if The Wall Street Journal is no longer published or no longer reports such prime rate, the prime rate of interest as reported in other authoritative publication or news retrieval service.

“Produced Water Terminus Point” means each outlet flange to the water pump facility or facilities, as the case may be, on each Central Gathering Facility that is directly upstream of each water meter and through which the produced water flows after it is separated from the condensate and the associated natural gas, as of the Effective Date and as such outlet flanges may be modified as permitted by this Lease.

“Prohibited Loan Document Provisions” means each of the following:

a.           Any provision which (i) provides that the exercise by Lessee of any right or remedy of Lessee under this Lease would constitute, or (ii) otherwise results in Lessee’s exercise of any right or remedy under this Lease constituting a default under a Lessor Loan Document;.

b.           Any provision which provides that a Permitted Lease Assignment or a Permitted Sublease would constitute or otherwise result in a default under a Lessor Loan Document;

c.           Any provision which imposes any condition or restriction on the ability of the Lessor to (i) give an approval or consent under this Lease with respect to a Permitted Lessee Transferee except with respect to a Person proposed under subsection (g) of the term “Permitted Lessee Transferee”, or with respect to a Permitted Lease Assignment except with respect to a Lease Assignment proposed under Section 17.1(a)(ii) of the term “Permitted Lease Assignment”, (ii) amend, modify, restate or supplement this Lease except for a Material Lease Amendment, (iii) waive a breach, default or failure of performance under this Lease except with respect to a Level 1 Lessee Default or with respect to any other Lessee Event of Default that remains uncured ninety (90) days after the occurrence of such Lessee Event of Default, (iv) refrain from declaring a Lessee Event of Default except with respect to a Level 1 Lessee Default or with respect to any other Lessee Event of Default that remains uncured ninety (90) days after the occurrence of such Lessee Event of Default, or (v) refrain from exercising rights or remedies in connection with a Lessee Event of Default except with respect to a Level 1 Lessee Default or with respect to any other Lessee Event of Default that remains uncured ninety (90) days after the occurrence of such Lessee Event of Default, or (vi) accept any Lessee Termination and Purchase Offer Rights offer, so long as the purchase price therefor is sufficient to repay such Permitted Indebtedness in full;

d.           Any provision which imposes conditions or restrictions that would prevent Lessor from meeting its obligations to grant approvals and consents under this Lease; provided, however, that the foregoing shall not be deemed to prohibit provisions which (i) give a majority in interest of the Lessor Lenders approval rights with respect to (A) a Material Lease Amendment, or (B) a waiver of a Level 1 Lessee Default or with respect to any other Lessee Event of Default that remains uncured ninety (90) days after the occurrence of such Lessee Event of Default, or (ii) give Lessor Lenders approval rights with respect to (X) a Person proposed as a Permitted Lessee Transferee under subsection (g) of the definition of the term “Permitted Lessee Transferee” in this Lease, (Y) a Permitted Lease Assignment proposed under Section 17.1(a)(ii), or (Z) whether or not Lessor requires a Lessee Guaranty under subsection (ii) of the proviso at the end of Section 17.4, in any the case of subsections (X), (Y) or (Z), upon the vote of seventy five percent (75%) in interest of the Lessor Lenders;

e.           Any provision which results in Lessee’s use, maintenance or operation of the Leased Property as permitted or required by this Lease constituting or resulting in a default under a Lessor Loan Document;

f.           Any provision imposing covenants, requirements or defaults with respect to Lessee (other than those covered by subsection (e), above, with respect to Lessee’s use, maintenance or operation of the Leased Property, for which subsection (e) shall govern and control) that (i) either (A) are inconsistent or in direct conflict with corresponding covenants or requirements imposed on Lessee under this Lease, or (B) impose additional covenants, requirements or defaults with respect to Lessee other than those set forth in this Lease, and (ii) the breach of, or failure to comply with, results in a default under any Lessor Loan Document;

g.           Any representations, warranties, covenants or other provisions (i) which are expressly inconsistent by their terms with the SNDA, and (ii) the breach of, or failure to comply with, results in a default under any Lessor Loan Document;

h.           Any provision which provides that the occurrence of an event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Lessee Event of Default or Lessor

Event of Default also constitutes a default under a Lessor Loan Document, in any case prior to the expiration of the applicable cure period with respect to such matter under this Lease;

i.           Any provision which provides for a cross-default or cross-collateralization in each case with Indebtedness or other obligations of any Person other than Lessor or (subject to the other Prohibited Loan Document Provisions) Lessee, Lessee Guarantor or Ultra Resources;

j.           Any default under the Lessor Loan Documents which is triggered by or based on (i) the creditworthiness, financial condition, business, operations or other status or condition of any Person other than Lessor, Lessee Guarantor, Ultra Resources or (subject to the other Prohibited Loan Document Provisions) Lessee, or (ii) on any representation, warranty or covenant made by, or with respect to, any Person other than Lessor, Lessee Guarantor, Ultra Resources or (subject to the other Prohibited Loan Document Provisions) Lessee.

As used in this definition, “default” means a default, event of default, requirement for prepayment or requirement that indebtedness be converted to a demand obligation.

Lessee agrees that notwithstanding the foregoing, the provisions of the Lessor Loan Documents as in effect on the date hereof pertaining to a Cash Dominion Event upon a CORR Default or a Lessee Debt Default (as such terms are therein defined), including the provisions pertaining to mandatory prepayment as a consequence thereof, and any provisions that are substantially the same that are contained in any amendment, restatement or refinancing of such Lessor Loan Documents or in any Lessor Loan Documents entered into in the future, shall not be deemed to be Prohibited Loan Document Provisions.

“Proprietary Information” means (a) the business concept, operating techniques, marketing methods, financial information, plans, site and system renderings, schedules, itemized costs, development plans and all related trade secrets or confidential or proprietary information treated as such by Lessee, whether by course of conduct, by letter or report or by use of any appropriate proprietary stamp of legend designating such information item to be confidential or proprietary, by communication to such effect made prior to or at the time any such Proprietary Information is disclosed to Lessor, or otherwise, (b) all financial statements and financial information that relates to the Liquids Gathering System delivered to Lessor by an Ultra Entity Person pursuant to Section 26.7(b) and similar financial statements and financial information that relates to the Liquids Gathering System delivered to Lessor by an Ultra Entity Person prior to the Effective Date, and (c) all Flow and Volume Information and similar information that relates to the Liquids Gathering System delivered to Lessor by an Ultra Entity Person prior to the Effective Date.  Notwithstanding the foregoing, Proprietary Information shall not include information that is publicly available other than as a result of actions in violation of Section 26.10 hereof.

“Purchase Agreement” means the Purchase and Sale Agreement dated as of December 7, 2012, between Ultra Wyoming, Inc., as Seller, and Lessor, as Buyer, with respect to the transfer of the Leased Property to Lessor, as amended on or prior to the Effective Date.

“Real Property” means the Liquids Gathering System.

“Record Agreements” shall mean the agreements constituting (a) the Effective Date Recorded Documents (and including, without limitation, those evidencing the Easements), (b) any Other Recorded Document executed by Lessee after the Effective Date other than in violation of this Lease, and (c) any Other Recorded Document executed by Lessor other than in violation of this Lease.  In no event shall any Lien constitute a “Record Agreement”.

“Records” means the following information, to the extent acquired by Lessor (a) from Lessee under the Purchase Agreement or (b) in connection with construction of Permitted Capital Improvements and

Additional Lines paid for by Lessor and constructed by Lessee for Lessor hereunder: all engineering drawings or plans and specifications of or covering the Liquids Gathering System or any component thereof, site assessments and environmental reports regarding or covering the Liquids Gathering System or any component thereof, manuals relating to the operation of the Leased Property, and “as-built” surveys of the pipelines and drawings of the Liquids Gathering System.

“Related Parties” of a Person means such Person’s directors, officers, employees, agents, trustees, administrators, managers, advisors, accountants, attorneys and representatives.

“Release” means any leaking, spilling, pouring, pumping, emitting, injecting, escaping, leeching, dumping, discharging, depositing or disposing of any Hazardous Materials into the environment (including the air, soil, groundwater or surface water) in sufficient quantity or concentration such that notification to a Governmental Authority is required under Environmental Laws.

“Renewal Notice Date” has the meaning given in Section 25.1(b).

“Renewal Option” shall have the meaning given in Section 25.1(a).

“Renewal Term” has the meaning given in Section 25.1(a).

“Required Loan Document Provisions” means all of the following:

a.           The maximum principal amount of the Lessor Loan, as of the date the Lessor Loan is made and as of the date of any renewal, extension, modification, or increase of the Lessor Loan, shall not exceed the Maximum Amount;

b.           A provision granting Lessor the right to request a non-consenting Lessor Lender to assign its interests in the Lessor Loan to one or more replacement Lessor Lenders or increasing Lessor Lenders in the event that, in connection with any proposed amendment, waiver or consent with respect to this Lease requiring the consent of a majority or more than a majority of Lessor Lenders, Lessor Lenders holding more than 50% of the Lessor Loan have consented to such amendment, waiver or consent;

c.           A provision prohibiting any participant in the Lessor Loan from voting with respect to approvals, consents, waivers, declarations of default, exercise of remedies or other matters or decisions to be made by Lessor Lenders under the Lessor Loan Documents;

d.           A provision prohibiting any participant in the Lessor Loan who is a Disqualified Person from receiving any Proprietary Information or having any inspection rights with respect to the Leased Property;

e.           A provision requiring Lessor’s consent to any assignment by any Lessor Lender to Persons other than Lessor Lenders or their affiliates of any of its respective rights or interests in or obligations under the Lessor Loan or the Lessor Loan Documents so long as no event of default exists under the Lessor Loan Documents;

f.           A provision prohibiting any Lessor Lender from assigning all or any portion of its rights or interests in, or obligations under, the Lessor Loan or the Lessor Loan Documents to a Disqualified Person;

g.           A provision requiring that at least fifteen (15) Business Days prior to any assignment or grant of a participation by any Lessor Lender to Persons other than Lessor Lenders or their affiliates of any of its respective rights or interests in, or obligations under, the Lessor Loan or the Lessor Loan Documents, the assigning or granting Lender must deliver to Lessee or the agent for such Lessor Lenders, as applicable, written notice of the proposed assignment or participation, together with sufficiently detailed information concerning the identity of the proposed assignee or participant to enable Lessee to determine whether the proposed assignee or participant is, or meets the criteria required in order for Lessee to designate the proposed assignee as, a Disqualified Person;

h.           A provision permitting Lessor to prepay the Lessor Loan; and

i.           A provision authorizing and requiring Lessor Lenders to execute the SNDA, and confirming that (i) each Lessor Lender shall be bound by the SNDA and its terms, and (ii) the rights and remedies of the Lessor Lenders under the Lessor Loan Documents shall be subject to the SNDA in all respects.

“Resources Guaranty” means the Limited Guaranty of Collection dated of even date herewith executed by Ultra Resources.

“Responsible Officer” means (a) with respect to any Ultra Entity Person, the President, the Senior Vice President of Operations, the Chief Financial Officer of Ultra Petroleum or an equivalent officer of Ultra Petroleum, (b) with respect to any other Lessee, any of the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, treasurer or controller of Lessee or its Lessee Guarantor, if applicable, and (c) with respect to Lessor, any of the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, treasurer or controller of Lessor or its Lessor Guarantor, if applicable.

“ROFR Asset Election Period” has the meaning given in Section 25.3(e).

“ROFR Asset Offer” has the meaning given in Section 25.3(d).

“ROFR Asset Sale Notice” has the meaning given in Section 25.3(c).

“ROFR Lease Election Period” has the meaning given in Section 25.4(e).

“ROFR Lease Notice” has the meaning given in Section 25.4(c).

“ROFR Lease Offer” has the meaning given in Section 25.4(d).

“ROFR Lease Period” means the period beginning at the end of the Lease Term and ending two (2) years later.

“ROFR Transfer Period” means (a) the period during the Lease Term, and (b) the period beginning at the end of the Lease Term and ending two (2) years thereafter.

“Separateness Covenants” means, collectively, each of the following covenants of a Person:

(a)           to correct any known misunderstanding regarding the separate identity of such Person;

(b)           to maintain its accounts, books and records separate from any other Person and will file its own tax returns;

(c)           to maintain its books, records, resolutions and agreements as official records;

(d)           to not commingle its funds or assets with those of any other Person;

(e)           to hold its assets in its own name;

(f)            to conduct its business in its name only, and not use any trade name

(g)           to maintain its financial statements, accounting records and other entity documents separate from any other Person;

(h)           to pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

(i)            to observe all partnership, corporate or limited liability company formalities (as applicable);

(j)            to maintain an arm’s-length relationship with its Affiliates;

(k)           to not assume or guarantee or otherwise become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(l)            to not acquire obligations or securities issued by its partners, members or shareholders (as applicable), provided that for the avoidance of doubt, this clause does not restrict an exchange by Ross Avenue Investments, LLC, of its Company Equity Interests with the Lessor or CorEnergy Infrastructure Trust, Inc.;

(m)           to allocate fairly and reasonably shared expenses, including shared office space;

(n)           to use separate stationery, invoices and checks;

(o)           except in connection with a Lessor Loan which complies with the Lease, to not pledge its assets for the benefit of any other Person;

(p)           to hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(q)           to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, except as may result from Permitted Capital Improvements and Additional Lines under this Lease;

(r)            to not make loans to any Person;

(s)           to not identify its partners, members or shareholders (as applicable), or any Affiliate of any of them, as a division or part of it;

(t)            to not enter into or be a party to, any transaction with its partners, members or shareholders (as applicable) or any Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(u)           to not indemnify (or have any obligation to indemnify) its partners, officers, directors or members (as the case may be) (other than an Independent Director for such Person serving through an entity providing such services and which indemnity is required for such Independent Director to serve in such capacity), unless such an obligation is fully subordinated to the Lessor Loan and will not constitute a claim against it if its cash flow is insufficient to make payments due under the Lessor Loan; and

(v)           to consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions (as the case may be).
“Services Agreement” means the Services Agreement in the form attached hereto as Exhibit F-1.

“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter:

(a)           was and will be organized solely for the purpose of acting as the general partner of the limited partnership or the managing member of the limited liability company (as the case may be) that owns the Leased Property;

(b)           has not engaged and will not engage in any business unrelated to acting as the general partner of the limited partnership or the managing member of the limited liability company (as the case may be) that owns the Leased Property;

(c)           has not had and will not have any assets other than those related to its member interest in the limited partnership or limited liability company (as the case may be) that owns the Leased Property;

(d)           has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, termination, consolidation, merger or sale of all or substantially all of its assets;

(e)           has not, and without the consent of all of its directors and members (including the Independent Manager) will not, with respect to itself of any other entity in which it has a direct or indirect legal or beneficial ownership interest, take any Bankruptcy Action;

(f)           has observed, and will continue to observe, the Separateness Covenants;

(g)           has maintained and will maintain its accounts, books and records separate from any other person;

(h)           has and will have an operating agreement which provides that the business and affairs of Lessor shall be managed by or under the direction of:

(i)  a board of one or more directors designated by the sole member of the Single Member Bankruptcy Remote LLC (the “Sole Member”), and at all times there shall be at least one (1) duly appointed Independent Director on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless, at the time of such action there is at least one member of the board of directors who is an Independent Director, and all of the directors and the Independent Director shall have participated in such vote; or

(ii)  the Sole Member, provided that at all times there shall be at least one Independent Manager designated by the Sole Member and the operating agreement provides that the Sole Member shall not take any Bankruptcy Action without the unanimous affirmative vote of all of its members (including the Independent Manager);

(i)            has and will have an operating agreement which provides that, as long as the Lease remains in effect:

(i)  upon the occurrence of any event that causes the Sole Member to cease to be a member of Lessor (other than (x) upon an assignment by the Sole Member of all of its limited liability company interest in Lessor and the admission of the transferee, if permitted pursuant to the organizational documents of Lessor, the Lessor Loan Documents and this Lease, or (y) the resignation of Sole Member and the admission of an additional member of  dissolution; Lessor, if permitted pursuant to the organizational documents of Lessor, the Lessor Loan Documents and this Lease), the Independent Manager shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Lessor, automatically be admitted as the sole member of Lessor (the “Special Member”) and shall preserve and continue the existence of Lessor without

(ii)  the Special Member may not resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Lessor as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Manager; and

(iii)  except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Lessor;

(j)           has and will have an operating agreement which provides that, at all times during the Lease Term:

(i)  Lessor shall be dissolved, and its affairs shall be would up only upon the first to occur of the following:  (x) the termination of the legal existence of the last remaining member of Lessor or the occurrence of any other event which terminates the continued membership of the last remaining member of Lessor in Lessor unless the business of Lessor is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(ii)  upon the occurrence of any event that causes the last remaining member of Lessor to cease to be a member of Lessor or that causes Sole Member to cease to be a member of Lessor (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Lessor and the admission of the transferee, if permitted pursuant to the organizational documents of Lessor, the Lessor Loan Documents and this Lease, or (y) the resignation of Sole Member and the admission of an additional member of Lessor, if permitted pursuant to the organizational documents of Lessor, the Lessor Loan Documents and this Lease), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Lessor, agree in writing to continue the existence of Lessor and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Lessor, effective as of the occurrence of the event that terminated the continued membership of such member in Lessor;

(iii)  the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Lessor and upon the occurrence of such an event, the business of Lessor shall continue without dissolution;

(iv)  in the event of dissolution of Lessor, Lessor shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Lessor in an orderly manner), and the assets of Lessor shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and

(v)  to the fullest extent permitted by law, each of Sole Member and Special Member shall irrevocably waive any right or power that each might have to cause Lessor or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Lessor, to compel any sale of all or any portion of the assets of Lessor pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Lessor.

“SNDA” means (a) that certain Subordination, Non-Disturbance and Attornment Agreement entered into as of the Effective Date among KeyBank National Association, Lessor and Lessee, and consented to by the Lessor Guarantor, the Lessee Guarantor, and Ultra Resources, and as the same may be subsequently amended, supplemented or restated, and (b) each subsequent Subordination, Non-Disturbance and Attornment Agreement to be entered into after the Effective Date between each Lessor Lender, Lessor and Lessee, and consented to by the Lessor Guarantor, the Lessee Guarantor, and, if the Resources Guaranty is still in effect, Ultra Resources, in substantially the form of Exhibit E hereto (but with the first three sentences of Section 3.4 thereof updated to include correct factual information regarding any such Equity Interest Lien held by such Lessor Lender which is not prohibited by this Lease and with appropriate changes to Sections 8.1 and 8.2 of the SNDA to assure that no such Lessor Lenders are Disqualified Persons and that such Lessor Loan Documents comply with the Lessor Loan Document Criteria), and in each case as the same may be subsequently amended, supplemented or restated.

“Special Purpose Bankruptcy Remote Entity” has the meaning given in Part A of Schedule 27.1.

“Sublease” means a Transfer by Lessee of a portion or less than all of Lessee’s rights under this Lease or in the Leased Property hereunder.

“Subsidiaries” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Taking” means acquisition of all or any portion of the Leased Property for any public or quasi-public use through taking by condemnation, eminent domain or any like proceeding, or purchase in lieu thereof.

“Taking Proceeds” means damages and proceeds accruing and paid by or on behalf of the applicable Governmental Authority on account of any Taking of the Leased Property, save and except (a) the reasonable third party costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lessee in connection with the collection of same, (b) the amount incurred by Lessee prior to the date of payment of such Taking Proceeds to repair or restore the Leased Property, and (c) any Lessee Condemnation Proceeds.

“Taking Response Notice” has the meaning assigned to such term in Section 16.2(c).

“Taking Termination Date” has the meaning assigned to such term in Section 16.2(d).

“Tax Challenge” has the meaning given in Section 6.6.

“Taxes” means (a) all property taxes and assessments actually imposed by a Governmental Authority on the ownership or operation of the Leased Property during and accruing with respect to the Lease Term, (b) all general and special assessments, levies, permits, inspection and licenses fees levied by a Governmental Authority on or with respect to the ownership or operation of the Leased Property during and accruing with respect to the Lease Term, (c) all other charges and/ or taxes levied by a Governmental Authority with respect to Lessee or the ownership or operation of the Leased Property, whether of a like or different nature from those described in subsections (a) and (b), preceding, even if unforeseen or extraordinary, during and accruing with respect to the Lease Term, and (d) the costs of any contest or appeal pursued by Lessee with respect to any of the taxes, levies and assessments described in subsections (a), (b) or (c), preceding, but excluding in all cases with respect to subsections (a), (b) and (c), all Excluded Matters.

“Term” means the Initial Term, as it may be extended by Lessee’s exercise of the extension and renewal rights set forth in Section 25.1, or as it may be sooner terminated as provided in this Lease.

“Third Party Asset Offer” means a bona fide outstanding offer or binding contract (that is subject to Section 25.3 of this Lease) that Lessor receives with respect to Lessor’s proposed Transfer of all of Lessor’s interest in the Leased Property and the Lease from a Person that is not an Affiliate of Lessor which Lessor intends to accept and which complies with the following requirements:

(a)           the offer (or contract) must be in writing and must be executed by the proposed purchaser (or, if a contract, executed by both the proposed purchaser and Lessor);

(b)           the offer (or contract) must be by (or entered into by) the proposed buyer identified in the offer (or contract), and not by an agent acting on behalf of an undisclosed principal;

(c)           the offer (or contract) must identify the direct and indirect owners of the proposed buyer and must specifically provide that the offer is not assignable by the proposed buyer except to an Affiliate thereof; and

(d)           the offer (or contract) must include an agreement by the proposed buyer to provide evidence, as reasonably requested, as to the business, character, reputation and financial capacity of the proposed buyer and the direct and indirect owners associated therewith (and each Person that will have Controlling Lease Rights) to carry out the terms of the offer (or contract) as well as other information and documentation as may be required to evidence that the proposed Transfer will be a Permitted Sale.

“Third Party Lease Offer” means a bona fide outstanding offer or binding contract for a Lessor Lease Transaction that is subject to Section 25.4 of this Lease, which Lessor receives from a Person that is not an Affiliate of Lessor, which Lessor intends to accept and which complies with the following requirements:

(a)           the offer (or contract) must be in writing and must be executed by the proposed lessee (or, if a contract, executed by both the proposed lessee and Lessor);

(b)           the offer (or contract) must be by (or entered into by) the proposed lessee identified in the offer (or contract), and not by an agent acting on behalf of the proposed lessee

(d)           the offer (or contract) must identify the direct and indirect owners of the proposed lessee and must specifically provide that the offer is not assignable by the proposed lessee except to an Affiliate thereof; and

(e)           the offer (or contract) must include an agreement by the proposed lessee to provide evidence, as reasonably requested, as to the business, character, reputation and financial capacity of the proposed lessee and the direct and indirect owners of such proposed lessee to carry out the terms of the offer (or contract).

“Total Rent” means the lesser of (a) the sum [redacted] and (b) [redacted] per month.

“Transfer” means with respect to any property or rights, the sale, conveyance, transfer, exchange, gift, contribution or assignment, in whole or in part, of any right, title or interest in and to such property or rights, whether voluntary or Involuntary.  As to an Equity Investor Interest or a Lessor Equity Interest, Transfer shall also include (i) a change in the Person or Persons who have beneficial ownership of a Lessor Equity Interest and (ii) a transfer to a Person or Persons of Controlling Lease Rights. The granting, attachment or creation of any Lien on all or any portion of such property or rights shall not constitute a voluntary or Involuntary Transfer of such property or rights.  Notwithstanding the foregoing, the term “Transfer” shall not include (a) any sale, assignment or other transfer of the Lessor Equity Interest held initially by  Ross Avenue Investments, LLC to any Affiliate of Prudential Financial, Inc., or (b) any exchange by Ross Avenue Investments, LLC of its Lessor Equity Interests with Lessor or CorEnergy Infrastructure Trust, Inc.,  for cash or equity of CorEnergy Infrastructure Trust, Inc., or both so long as, in the case of both subsections (a) and (b), each new or successor Lessor Equity Interest Owner (and any Affiliate guarantor(s) required by application of the “Permitted Controller of Lease Rights” definition to such Persons) have executed and delivered to Lessee an Addendum or Supplement to the Equity Investor Agreement (in form and substance reasonably acceptable to Lessor and Lessee) which has the effect of making such Lessor Equity Interest Owners and any applicable Affiliate guarantor(s) parties to, and subject in all respects to, the Equity Investor Agreement.

“Ultra Designated Party” means, so long as an Ultra Entity Person is the Lessee, (a) each Person from time-to-time identified in writing to Lessor by Lessee as a Person with a management or financial philosophy, management style or reputation which is unacceptable to Lessee, and (b) any Affiliates of each Person described in subsection (a).

“Ultra Entity Person” means (a) Ultra LGS and any Affiliate of or successor to Ultra LGS so long as Ultra LGS and/ or such Affiliate or successor is Controlled, directly or indirectly, by a Permitted Ultra Petroleum Successor, (b) Ultra Wyoming and any Affiliate of or successor to Ultra Wyoming so long as Ultra Wyoming and/ or such Affiliate or successor is Controlled, directly or indirectly, by a Permitted Ultra Petroleum Successor, (c) Ultra Resources and any Affiliate of or successor to Ultra Resources so long as Ultra Resources and/ or such Affiliate or successor is Controlled, directly or indirectly, by a Permitted Ultra Petroleum Successor, (d) Ultra Petroleum or any successor to Ultra Petroleum so long as such successor is a Permitted Ultra Petroleum Successor, and (d) any Affiliate of Ultra Petroleum so long as such Affiliate is Controlled, directly or indirectly, by `a Permitted Ultra Petroleum Successor.

“Ultra LGS” means Ultra Wyoming LGS, LLC, a Delaware limited liability company, the initial Lessee under this Lease; however, the term Ultra LGS shall not include any successor or assignee of the interest of Ultra LGS hereunder.

“Ultra Petroleum” means Ultra Petroleum Corp. a Yukon Territory of Canada corporation, the initial Lessee Guarantor; however, the term “Ultra Petroleum” shall not include any successor Lessee Guarantor under this Lease.

“Ultra Resources” means Ultra Resources, Inc., a Wyoming corporation.

“Ultra Wyoming” means Ultra Wyoming, Inc., a Wyoming corporation.

“Underlying Lien Claims” means, with respect to the Nerd Farm Easement, (a) Mortgage recorded April 30, 1997, recorded in Book 68, Page 75 of the Mortgage Records of Sublette County, Wyoming, from Nerd Enterprises, Inc., to George P. Westman, and (b) Judgment dated December 8, 2010, recorded January 6, 2011, in Book 96, Page 421 of the Miscellaneous Records of Sublette County, Wyoming, against Questar Exploration and Production Company et al and in favor of Doyle Hartman et al.

“Variable Rent” means, for any calendar month during the Term from and after the first Adjustment Date, the [redacted] of (a[redacted]  (b) the [redacted].  Variable Rent shall be payable on the first day of the third month following the month for which Excess Product Volume Factor is calculated.  By way of example, if the first Adjustment Date occurs on May 1, the Variable Rent due on that date will be based on Excess Product Volume Factor for the preceding month of February.

1.2             Certain Interpretive Provisions.

As used in this Lease:  (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include,” “includes,” or “including” appear, they shall be deemed to be followed by the words “without limitation,” (d) personal pronouns shall be deemed to include the other genders and the singular shall include the plural and vice versa, and (e) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to his Lease as a whole and not to any particular Article, Section or other subdivision.  Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 A.M. Central Time on such stated commencement date and to end at 11:59 P.M. Central Time on such stated ending date.  Unless the context otherwise requires, (A) any definition or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time-to-time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) subject to the restrictions on Transfers, Liens and assignments in this Lease, any reference herein to any Person shall be construed to include such Person’s successor and assigns, and (C) any reference to any law shall include all statutory and regulation provisions consolidating, amending, replacing or interpreting such law and reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time-to-time. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other document executed in connection herewith.

ARTICLE II.
LEASE CHARACTERIZATION

2.1             Lease Characterization.

(a)           True Lease.  Lessor and Lessee intend that this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease.  Lessor and Lessee intend that the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee.

(b)           Waivers and Stipulations.  Each of the parties (i) waives any claim or defense based upon the characterization of this Lease as anything other than a “true lease” or an “operating Lease” or that asserts that this Lease is anything other than a “true lease” or an “operating lease,” (ii) waives any claim or defense based upon the characterization of all or any portion of the Leased Property as real or personal property, (iii) stipulates and agrees not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a “true lease” or “operating lease,” (iv) stipulates and agrees that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, and (v) shall support, at such party’s sole cost and expense, the intent of the parties that the lease of the Leased Property pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)           Material Inducement.  The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section are a material inducement to each of Lessor and Lessee in entering into this Lease.

(d)           Lease Continuation.  Except as limited in and otherwise provided in this Lease (and including, without limitation, Lessee’s rights under Articles XV, XVI, XXII, XXIII, and XXV), this Lease shall not terminate and Lessee shall not have any right to terminate this Lease during the Term.  Except as limited in and otherwise provided in this Lease (and including, without limitation, Lessee’s rights under Articles XV, XVI, XXII, XXIII, and XXV): (1) this is a net lease and Lessee shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Base Rent or Additional Rent, and (2) the obligations of Lessee under this Lease shall not be affected by any circumstance or event, or for any reason, including but not limited to the following:  (i) any damage to or destruction of any of the Leased Property by any cause whatsoever, (ii) any Taking, (iii) the prohibition, limitation or restriction of, or interference with, Lessee’s use of any of the Leased Property, (iv) any eviction by paramount title or otherwise, (v) Lessee’s acquisition of ownership of any of the Leased Property other than pursuant to an express provision of this Lease, (vi) any default on the part of Lessor under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of, any of the Leased Property, (viii) the breach of any warranty of any seller or manufacturer of any of the Improvements or Personal Property or Lessee Property, or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future Applicable Legal Requirement to the contrary notwithstanding.  It is the intention of the parties hereto that except as limited in and otherwise provided in this Lease (and including, without limitation, Lessee’s rights under Articles XV, XVI, XXII, XXIII, and XXV): (A), the obligations of Lessee under this Lease shall be separate and independent covenants and agreements, (B) Base Rent and Additional Rent shall continue to be payable in all events (or, in lieu thereof, Lessee shall pay amounts equal thereto), and (C) the obligations of Lessee under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease.

ARTICLE III.

LEASED PROPERTY
3.1             Lease of Leased Property.  Lessor leases to Lessee and Lessee leases from Lessor the Leased Property, subject to the Record Agreements and the Permitted Liens, for the Term, upon the terms and conditions of this Lease.  Lessee shall have exclusive use and possession of the Leased Property subject to the Underlying Lien Claims, the Record Agreements and the Permitted Liens.  The Leased Property is leased to Lessee subject to the Underlying Lien Claims, the Record Agreements, the Permitted Liens and all Applicable Legal Requirements now or hereafter in effect.  LESSOR LEASES AND WILL LEASE AND LESSEE TAKES AND WILL TAKE THE LEASED PROPERTY “AS IS”, AND LESSEE ACKNOWLEDGES THAT LESSOR (WHETHER ACTING AS LESSOR HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LESSOR’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY,

QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY LESSEE.  In the event of any defect or deficiency in any of the Leased Property of any nature, whether patent or latent, except as otherwise expressly provided herein, Lessor shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort).  The provisions of this Section 3.1 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Lessor, express or implied, with respect to the physical condition of any of the Leased Property, and arising pursuant to the Uniform Commercial Code or any other Applicable Legal Requirements now or hereafter in effect or otherwise.

3.2           Additional Encumbrances.

(a)           Execution of Additional Record Agreements.

(i)           Execution by Lessor.  Lessor shall not during the Lease Term enter into, create, place of record, amend, assign, restate, modify, or terminate any Record Agreement (including any document or instrument creating or governing any of the Easements) or any Other Recorded Document except (A) “Closing Deliveries” pursuant to the Purchase Agreement, (B) as requested by Lessee in writing, or (C) as consented to by Lessee in writing prior to the date of Lessor’s execution thereof.

(ii)           Execution by Lessee.  Lessee shall not during the Lease Term enter into, create, place of record, amend, assign, restate, modify, or terminate any Record Agreement (including any document or instrument creating or governing any of the Easements) or any Other Recorded Document except (i) “Closing Deliveries” pursuant to the Purchase Agreement, or (ii) as Lessee from time-to-time in good faith deems necessary or appropriate for (A) use and operation of the Liquids Gathering System and Other Lessee Activities by Lessee and its Affiliates, (B) compliance with Applicable Legal Requirements and contractual arrangements with third parties regarding operation of the Liquids Gathering System, (C) compliance by Lessee with its obligations under this Lease, or (D) compliance with the requirements of this Lease regarding Tax Challenges and Permitted Lessee Contests.

(iii)           Notice Prior to Execution; Special Provisions Regarding BLM Easement Extensions.  Lessor and Lessee shall each give the other Party not less than ten (10) Business Days’ notice prior to executing any document creating, amending, assigning, restating, modifying or terminating any Record Agreement or Other Recorded Document, and in the event Lessor and Lessee disagree on the need for, or benefit or adverse effects of, any such document, Lessor and Lessee shall work together in good faith to resolve their differences, but in any event in a manner consistent with the rights and obligations of Lessor and Lessee under this Lease.  Notwithstanding anything to the contrary in this Lease, Lessor and Lessee shall cooperate in good faith to execute such documents as may be required to extend the term of the BLM Easements through the end of the Lease Term, although the foregoing shall in no event be deemed to require Lessor or Lessee to pay any fee or charge BLM may impose for any such extension of the term of such BLM Easements, it being agreed that such charges shall be equitably apportioned among the Parties giving due regard to the portion of the extended BLM Easement term which occurs during the Lease Term and which portion of the extended BLM Easement term occurs after the end of the Lease Term and without either Lessor or Lessee being deemed to have agreed in advance to any such amount BLM may charge in return for any such extension.

(iv)           Lessor Delegation of Enforcement Authority.  Lessor authorizes Lessee to enforce all Record Agreements (including any document or instrument creating or governing any of the Easements) and any Other Recorded Documents on Lessor’s or Lessee’s behalf, and Lessor shall cooperate and furnish any pertinent information needed toward Lessee’s enforcement of same, at no cost or expense to Lessor other than any de minimus cost or expense.

(v)           Lessee Compliance.  During the Lease Term, Lessee shall be obligated to comply in all material respects with the Record Agreements and the Permitted Liens, provided, however, it being understood and agreed that Lessee shall not be responsible for (A) any obligations, charges or liabilities arising out of the Underlying Lien Claims, the Permitted Lessor Liens, or any other matters of record that were voluntarily created or imposed by, through or under Lessor or an Affiliate of Lessor after the Effective Date in violation of this Lease, or (B) any fees or charges to extend the term of any BLM Easement, which is governed by the last sentence of subsection (iii), above.

(b)           Creation of Liens by Lessee on Lessor’s Interest in the Leased Property.  Subject to the provisions of Sections 6.6 and 12.1, without the prior written consent of Lessor (which consent shall not be unreasonably withheld), Lessee shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on Lessor’s interest in (i) the Leased Property, (ii) this Lease, or (iii) the Base Rent or any Additional Rent, in the case of subsections (i), (ii) or (iii), preceding, created by or resulting from any act or omission of Lessee or those claiming by, through or under Lessee (except Lessor and its Affiliates).  Notice is hereby given that Lessor shall not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding any of the Leased Property through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to any of the Leased Property.  Notwithstanding the foregoing, Lessee has no liability for, or any obligation to cause to be paid or discharged, any Lien created by, through or under Lessor or any Lessor Party.

3.3             Lessee Other Activities.  Lessor and Lessee acknowledge and confirm that (a) Lessee owns oil and gas wells and other rights and properties in and around Leased Property separate and apart from the Liquids Gathering System, the Personal Property and the Lessee Property; (b) Ultra Resources operates such oil and gas wells and other rights and properties and may itself own rights and property in and around the Leased Property separate and apart from the Liquids Gathering System and the Personal Property; (c) after the Effective Date, Lessee intends to continue to own such oil and gas wells and other rights and properties for the foreseeable future; and (d) after the Effective Date, Ultra Resources intends to continue to operate such oil and gas wells and other rights and properties and to own its other rights and property in and around the Leased Property for the foreseeable future (subsections (a)-(d) being collectively referred to as the “Lessee Other Activities”).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of Lessor.  Lessor represents and warrants to Lessee as of the Effective Date as follows, it being understood and agreed that the following representations and warranties shall be deemed to be remade by a successor Lessor as of the effective date of any Permitted Sale (and with applicable revisions to subsection (a) with respect to such successor Lessor’s organization and owners):

(a)           Existence and Ownership.  Lessor is duly organized, validly existing and in good standing under the laws of the state of Delaware, is qualified to do business and in good standing in the State of Wyoming (to the extent Lessor is required to be so by applicable Legal Requirements) and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Lease to be observed and/or performed by Lessor.  The sole partners of Lessor are (i) Pinedale GP, Inc., a Delaware corporation, the sole general partner of Lessor and a wholly owned subsidiary of CorEnergy Infrastructure

Trust, Inc., a Maryland corporation (formerly known as Tortoise Capital Resources Corporation), and (ii) Ross Avenue Investments, LLC, a Delaware limited liability company, the sole limited partner of Lessor and an indirect wholly owned subsidiary of Prudential Financial, Inc.  Pinedale GP, Inc., holds an 82% general partnership interest in Lessor, and Ross Avenue Investments, LLC, owns an 18% limited partnership interest.

(b)           Binding Obligation.  This Lease has been duly authorized, executed and delivered by Lessor, and constitutes the valid and binding obligations of Lessor enforceable against Lessor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, whether considered in a proceeding in equity or at law.

(c)           Solvency.  Lessor is solvent, has timely and accurately filed all tax returns and extensions required to be filed by Lessor, and is not in default in the payment of any material taxes levied or assessed against Lessor or any of its material assets, and is not subject to any judgment, order, decree, rule or regulation of any Governmental Authority having jurisdiction over the Leased Property or Lessor which would, in the aggregate, otherwise materially and adversely affect Lessor’s condition, financial or otherwise, or Lessor’s prospects or the Leased Property.

(d)           SPE.  Lessor is and has at all times since its formation been a Special Purpose Bankruptcy Remote Entity.

(e)           No Violations.  The performance by Lessor of its obligations hereunder will not violate any provision of the Governing Documents of Lessor and, to Lessor’s Actual Knowledge, will not (i) result in a material breach of any agreement to which Lessor is a party, (ii) violate in any material respect any provision of any judgment or order binding on Lessor, or (iii) constitute a material violation by Lessor of any law or governmental regulation applicable to Lessor.

(f)           Delivery of Governing Documents and Information.  Lessor has delivered, or caused Lessor Parent to deliver, to Lessee true, correct and complete copies of (i) its Governing Documents, and (ii) the information required by Section 2.1 of the Equity Investor Agreement.  Lessor’s Governing Documents comply in all respects with the requirements of Part B of Schedule 27.1.

(g)           Lessor Loan Documents, Permitted Indebtedness and Permitted Lessor Liens.  A true, correct and complete list of the Lessor Loan Documents in effect as of the Effective Date is set forth in Exhibit I to this Lease, and Lessor has delivered to Lessee a true, correct and complete copy of each such Lessor Loan Document.

4.2           Representations and Warranties of Lessee.  Lessee represents and warrants to Lessor as of the Effective Date as follows, it being understood and agreed that the following representations and warranties shall be deemed to be remade by a successor Lessee as of the effective date of any Permitted Lease Assignment:

(a)           Existence.  Lessee is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the requisite power and authority to execute and deliver this Lease and perform its obligations hereunder.

(b)           Binding Obligation.  This Lease has been duly authorized, executed and delivered by Lessee, and constitutes the valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, whether considered in a proceeding in equity or at law.

(c)           Financial Statements.  If and to the extent any such financial information is provided prior to the date of this representation for a particular Lessee, the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Lessee Guarantor or, if no there is no Lessee Guarantor for Lessee, Lessee, copies of which were provided to Lessor by Lessee or Lessee’s Guarantor prior to such Lessee becoming the Lessee hereunder, present fairly in all material respects the financial conditions and results of operations for such Person and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied for such periods, and with respect to quarterly statements, subject to normal year-end audit adjustments and absence of footnotes.

(d)           No Violations.  The performance by Lessee of its obligations hereunder will not violate any provision of the Governing Documents of Lessee and, to Lessee’s Actual Knowledge, will not (i) result in a material breach of any agreement to which Lessee is a party, (ii) violate in any material respect any provision of any judgment or order binding on Lessee, or (iii) constitute a material violation by Lessee of any law or governmental regulation applicable to Lessee.

ARTICLE V.
RENT

5.1          Base Rent.  Lessee agrees to pay to Lessor the Base Rent, without setoff, deduction, notice or demand except as expressly set forth in this Lease.  Base Rent shall be payable on the first day of each calendar month, in advance, during the Term, with the first payment payable on the Effective Date.  If Lessee is obligated to pay Base Rent for less than a full calendar month, Base Rent shall be prorated on a daily basis based upon the actual number of days in the prorated month.

5.2          Account for Payment of Base Rent.  All payments of Base Rent shall be made to Account No. 359681346326, Account Name: Pinedale Corridor, LP, Reference “Transaction Description”, Attn: Jennifer Duke, held at KeyBank National Association, 4910 Tiedeman Road 3rd Floor Brooklyn, OH 44144, ABA No. 041001039, or such other account as Lessor shall advise Lessee in writing from time-to-time, but at least ten (10) Business Days before the date any payment of Base Rent is due.

5.3          Payment to Party Claiming Rent.  If any party other than Lessor demands payment of Base Rent or Additional Rent due hereunder and alleges its right to receive the Base Rent or Additional Rent as a result of a Transfer of Lessor’s interest in this Lease or otherwise, Lessee shall not be obligated to honor the demand unless Lessee receives written instructions to do so from the party to whom Lessee is then paying Base Rent or Additional Rent or shall have otherwise received evidence acceptable to Lessee of the right of the party making the demand.  The withholding by Lessee of Base Rent or Additional Rent pending the determination of the rights of the party making the demand shall not be a default by Lessee and no interest at the Default Interest Rate or otherwise shall be due with respect to the delay pending such determination.

5.4          Past Due Rent.  If any installment of Base Rent is not paid when due, Lessee shall pay to Lessor, on demand, as Additional Rent, interest on such installment from the date such installment was due to the date such installment is paid at the Default Interest Rate.  If any other Additional Rent (except for such payments as Lessee is contesting in good faith or pursuant to a Tax Challenge or a Permitted Lessee Contest) is not paid within ten (10) Business Days following written demand from Lessor to Lessee (the “Due Date for Other Additional Rent”), Lessee shall pay to Lessor, on demand, as Additional Rent, interest on such installment from the applicable Due Date for Other Additional Rent to the date such other Additional Rent is paid at the Default Interest Rate.

ARTICLE VI.
TAXES AND IMPOSITIONS

6.1          Taxes and Impositions

(a)   Subject to the other terms and provisions of this Article VI, Lessee shall, before interest or penalties are due thereon, pay directly to the applicable third party and discharge all Taxes and Impositions accruing with respect to the Leased Property during the Term.

6.2          Payment.  In the event that any Taxes or Impositions against any of the Leased Property may be paid in installments, Lessee shall have the option to pay such Taxes or Impositions in installments; and in such event, Lessee shall be liable only for those installments which become due and payable during the Term and which accrue or arise with respect to the Leased Property during the Term.  Lessee shall prepare and file all tax reports required by Governmental Authorities which relate to the Taxes which accrue or arise with respect to the Leased Property during the Term.  Lessee shall be deemed to have satisfied its obligation to pay Taxes as required hereby by paying such Taxes before the earlier of the date (i) any penalty (other than non-delinquent interest) accrues thereon, or (ii) any Lien is imposed against any Leased Property pursuant to Applicable Legal Requirements as a result of such failure (excluding Liens arising and attaching as a matter of law prior to the date such Taxes are due).

6.3          Exclusions from Taxes and Impositions.  Notwithstanding the foregoing and for the avoidance of doubt, in no event will Lessee be required to pay, and the terms “Taxes” and “Impositions” shall exclude any and all of the following (collectively, the “Excluded Matters”):

(a)           net income taxes (however denominated), gross receipts, net receipts or gross income taxes (however denominated, that are imposed in lieu of net or gross receipts or income taxes) or franchise taxes of Lessor, any Equity Investor or any Affiliate of Lessor; and

(b)           any tax imposed with respect to the sale, exchange or other disposition by Lessor, any Equity Investor or any Affiliate of Lessor, in whole or in part, of the Leased Property, Lessor’s interest in this Lease or any Equity Investor Interest; and

(c)           taxes on, or with respect to or measured by the capital or net worth of Lessor, any Equity Investor or any Affiliate of Lessor or in the nature of a franchise, use, or margin tax or a tax for the privilege of doing business; and

(d)           taxes or impositions imposed with respect to any period after the Term; and

(e)           excess profits taxes, accumulated earnings taxes, capital gains taxes, succession or estate taxes or personal holding company taxes; and

(f)           taxes imposed on or against or with respect to Lessor, any Equity Investor or any Affiliate of Lessor to the extent such taxes would not have been imposed if Lessor, any Equity Investor or any Affiliate of Lessor had not engaged in activities, or had a presence in, the taxing jurisdiction which activities or presence is unrelated to this Lease; and

(g)           taxes imposed as a result of any voluntary or Involuntary sale, Transfer or other conveyance by Lessor, any Equity Investor or any Affiliate of Lessor; and

(h)           taxes that are interest, penalties or additions to tax (or similar fees or charges) that are imposed as a result of the failure of Lessor, any Equity Investor or any Affiliate of Lessor to file any return or other filing properly and timely unless such failure is caused by Lessee failing to fulfill its obligations under this Lease; and

(i)           any tax resulting from or that would not have been imposed but for the existence of Liens attributable to Lessor, any Equity Investor or any Affiliate of Lessor; and

(j)           taxes to the extent that the amount of such tax is greater than the amount of taxes that would have been imposed if Lessor were not a successor or assignee of Pinedale Op .Co., LP; and

(k)            taxes imposed under the Code or ERISA with respect to any Person other than Lessee and its Affiliates; and

(l)            sales, transfer, recording, mortgage and similar taxes which Lessor is required to pay pursuant to the Purchase Agreement; and

(m)           foreign Taxes; and

(n)           taxes on rental or any other amounts paid by Lessee under this Lease; and

(o)           any increase in taxes resulting from a Transfer or other conveyance by Lessor or any Equity Investor of all or any portion of the Leased Property or Lessor or any interest therein; and

(p)           withholding taxes of any kind; and

(q)           taxes, fees or amounts due and owing under or in connection with any Lien against the Leased Property, this Lease or any Equity Investor Interest; and

(r)           assessments, charges or other matters due and owning under any Other Recorded Documents executed by, through or under Lessor in violation of this Lease.

6.4          Payment of Taxes and Impositions.  If bills or invoices in respect of a Tax or an Imposition are received by Lessor, Lessor shall, within ten (10) Business Days of Lessor’s receipt thereof, but in any event at least ten (10) Business Days prior to the due date for the related Tax or Imposition (provided that Lessor has received such bill or invoice prior to ten (10) Business Days preceding such due date), deliver to Lessee any bill or invoice with respect to any Tax or Imposition.  All taxing authorities shall be instructed to send all Tax invoices to Lessee.  Within thirty (30) days after Lessor or Lessee has received confirmation of payment on account of Taxes, such Party shall provide to the other Party a copy of such confirmation that such Tax was paid.

6.5          Abatements.  For the purpose of determining payments due from Lessee under this Article VI, Taxes and Impositions shall be the Taxes and Impositions assessed until such time as the Taxes and Impositions are reduced by abatement, refund or rebate.  If any abatement, refund or rebate is granted, the Taxes or Impositions, as applicable, shall be the Taxes or Impositions as so reduced.  Any rebate, refund or abatement received subsequent to payment of such Taxes or Impositions by Lessee shall be refunded to Lessee by Lessor within ten (10) Business Days of receipt by Lessor, even if the abatement is received after the expiration or earlier termination of this Lease, and such obligations shall survive termination of this Lease.  If Lessor or any taxing authority applies any rebate, refund or abatement as a credit against Taxes or Impositions due for a period following the termination of this Lease, then the rebate, refund or abatement shall be deemed received by Lessor upon granting of the rebate, refund or abatement.  If Lessor or any taxing authority fails to refund any rebate, refund or abatement to Lessee within thirty (30) days after receipt (other than any rebate, refund or abatement that will be applied as a credit against Taxes and Impositions due for another period), Lessee shall be entitled to interest calculated at the Default Interest Rate from the date payment was due until the date payment is made.  Any rebate, refund or abatement realized by Lessor prior to payment of the Taxes and Impositions by Lessee shall result in the immediate reduction of Taxes and Impositions then due from Lessee to Lessor.

6.6          Right to Contest Taxes.  Lessee shall have the right to file and prosecute to completion an application contesting the amount, validity, or application of any Taxes, contesting the assessed value of all or any portion of any Leased Property, or seeking an abatement of any Taxes (any such application, a “Tax Challenge”) either in its own name or in the name of Lessor, at no cost or expense to Lessor other than any de minimus cost or expense and throughout all administrative and judicial proceedings (trial court and all appeals) until there is a final, nonappealable determination.  Lessee may discontinue a Tax Challenge at any time.  If Lessee files or prosecutes a Tax Challenge, Lessor and its Affiliates shall cooperate and furnish any pertinent information needed for the Tax Challenge, at no cost or expense to Lessor other than any de minimus cost or expense.  Lessee shall be entitled to be reimbursed out of the award for the reasonable costs and expenses occurred in connection with a Tax Challenge.  Lessor shall not have the right to file a Tax Challenge with respect to any Taxes accruing during the Term unless the taxing authority requires the Tax Challenge to be filed by Lessor and Lessee requests Lessor to do so.  Lessor shall immediately provide Lessee with a copy of any notices or demands from any Governmental Authority or other Persons which concerns Taxes.  Upon request of Lessor at any time or from time-to-time, Lessee shall provide a written report to Lessor regarding the status of any such Tax Challenge.

In no event shall the manner in which Lessee pursues any Tax Challenge exacerbate in any material respect the risk to Lessor of civil or criminal liability, penalty or sanction, in addition to such risks as may exist for the matters that are the subject of the Tax Challenge prior to such Tax Challenge, and except for liabilities, penalties or sanctions for which Lessee may, and in fact does, post a bond.  Further, the manner in which Lessee pursues a Tax Challenge shall not exacerbate in any material respect the risk to Lessor of defeasance of its interest in the Leased Property in addition to the risk of such defeasance as may exist for the matters that are the subject of the Tax Challenge prior to such Tax Challenge and except for such risk which Lessee may, and in fact does, bond around.  Lessee agrees that Lessee shall use commercially reasonable efforts to diligently prosecute any such Tax Challenge to a final conclusion, except that Lessee shall have the right to attempt to settle or compromise such contest through negotiations and to discontinue any such Tax Challenge at any time.  Lessee shall promptly after the final determination of such Tax Challenge, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

6.7          Right to Contest Impositions.  Lessee shall have the right to contest Impositions pursuant to Permitted Lessee Contests.

ARTICLE VII.
CONDITION OF LEASED PROPERTY; MAINTENANCE

7.1          Lessee Maintenance of Leased Property.  During the Term, Lessee shall (a) maintain the Leased Property in Good Condition and Repair, subject to reasonable and ordinary wear and tear, and subject to the provisions of Articles X, XV and XVI, and (b) pay all maintenance and operating costs of the Leased Property in the ordinary course of business.  Lessee waives any right to (i) require Lessor to maintain, repair, replace or rebuild all or any part of the Leased Property or (ii) make repairs at the expense of Lessor pursuant to any Applicable Legal Requirements at any time in effect.  Subject to Permitted Lessee Contests and the other provisions of this Lease, Lessee, at its own expense, will make (or cause to be made) such alterations and modifications in and additions to the Improvements and Personal Property as may be required from time-to-time to satisfy Applicable Legal Requirements in all material respects in a manner consistent with Article X.  Nothing in this Section 7.1 or otherwise in this Lease imposes any obligations upon Lessee, or waives any of Lessee’s rights, with respect to Lessor’s Environmental Liabilities.

7.2          No Trespass.  Lessor authorizes Lessee to enforce any no trespass actions regarding any Real Property and to initiate any proceedings to remove any third parties from the Land (to the extent allowable under the applicable Easements) which Lessee, in Lessee’s reasonable business judgment, deems necessary or appropriate for Lessee’s continued quiet enjoyment of the Leased Property.  Lessee shall endeavor to give Lessor notice when exercising rights under this Section 7.2.

  ARTICLE VIII.
  UTILITIES

8.1          Payment of Utility Charges.  Lessee shall contract for, in its own name, and pay when due, all charges for the connection and use of water, gas, electricity, and other utility services, if any, supplied to the Leased Property during the Term.  Under no circumstances shall Lessor be responsible for any interruption of any such utility service unless caused by the negligence, gross negligence or willful acts or omissions of any Lessor Party.  If utilities serving the Leased Property are so disrupted on account of the negligence, gross negligence, or willful act or omission of any such Lessor Party, Lessor shall promptly restore the utilities at Lessor’s sole cost and expense.

ARTICLE IX.
USE

9.1          Lessee Use.  The Leased Property may be used for any use permitted by Applicable Legal Requirements and the terms and conditions of the Easements and other Record Agreements.  During such time as this Lease is in effect, Lessee shall, at Lessee’s sole cost and expense and subject to Permitted Lessee Contests, comply in all material respects with all Applicable Legal Requirements now or hereafter in force relating to or affecting the Leased Property and Lessee’s use, occupancy, operation, maintenance, alteration and/or improvement thereof.  Notwithstanding the preceding or any other provision of this Lease to the contrary, (a) Lessor shall be fully responsible for any violation of Applicable Legal Requirements caused at any time by (i) any Lessor Party or (ii) any Lessor Lender; or (iii) any of their respective officers, agents, contractors, servants or employees, except to the extent such violation is caused by the failure of Lessee to perform its obligations hereunder, and (b) Lessee shall have no responsibility for any such matter described in subsection (a).  Lessee shall have the right to delay making the changes, alterations and/or additions Lessee is responsible for making pursuant to the immediately preceding provisions of this Section 9.1 while Lessee is contesting in good faith the action or actions being taken by a Governmental Authority pursuant to a Permitted Lessee Contest

9.2          Operating Requirement.  In no event shall Lessee be obligated to keep all or any part of any Leased Property operating.  If Lessee discontinues operations, Lessee shall comply in all material respects with all Applicable Legal Requirements and otherwise comply in all material respects with the terms and conditions of this Lease except as to the continuing operation of the Leased Property.  Subject to the other terms and conditions of this Lease regarding Lessee’s right in certain circumstances to terminate this Lease and / or to offset Base Rent and Additional Rent against amounts due from Lessor hereunder, Lessee shall pay the Base Rent as and when due under this Lease during any period in which Lessee discontinues operations in whole or in part.

ARTICLE X.
PERMITTED CAPITAL IMPROVEMENT AND ADDITIONAL LINES, PARTS AND LESSEE OTHER ACTIVITIES

10.1          Permitted Capital Improvements and Additional Lines.

(a)           Permitted Capital Improvements and Additional Lines.  Notwithstanding anything set forth in this Lease, Lessee, at its own expense and without Lessor’s approval, shall have the right, at any time and from time-to-time as Lessee deems necessary or desirable, to make Permitted Capital Improvements and Additional Lines

(b)           Non-Removable Additions.  If Lessee proposes to construct Permitted Capital Improvements and Additional Lines that are not readily removable or cannot be detached from the Liquids Gathering System without adversely affecting the structural integrity or functionality of the Liquids Gathering System (each, a “Non-Removable Addition”), Lessee may provide Lessor written notice (a “Notice of Non-Removable Addition”), which Notice of Non-Removable Addition shall (i) describe the Non-Removable Addition in reasonable detail, (ii) provide a good faith estimate of the total cost of constructing the Non-Removable Addition, (iii) offer Lessor the option to both (A) pay for such Non-Removable Addition, and (B) engage the services of Lessee as construction agent for Lessor with respect to the construction of such Non-Removable Addition, and (iv) specify an increase in the Base Rate if Lessor elects to pay for and engage Lessee as Lessor’s construction agent for such Non-Removable Addition.  Lessor shall not have the option to pay for such Non-Removable Addition unless Lessor also engages the services of Lessee as construction agent for such Non-Removable Addition.  Lessor shall, by written notice delivered to Lessee within ten (10) Business Days after receipt of the Notice of Non-Removable Addition, elect in writing either to pay for and engage Lessee as Lessor’s construction agent for such Non-Removable Addition or to refrain from paying for such Non-Removable Addition; failure to give such timely notice shall constitute Lessor’s election not to pay for such Non-Removable Addition; provided, however, that Lessor shall consider such offer as set forth in such Notice of Non-Removable Addition in good faith and use commercially reasonable efforts to obtain financing for such Non-Removable Addition.  If Lessor accepts such offer, Lessor shall pay for such Non-Removable Addition and engage Lessee as Lessor’s construction agent for such Non-Removable Addition.  In the event Lessor elects to pay for such Non-Removable Addition and engage Lessee as Lessor’s construction agent, such Non-Removable Addition shall become a part of the Leased Property under this Lease, with an increase in Base Rent as indicated in the Notice of Non-Removable Addition, unless Lessor and Lessee instead agree that such Non-Removable Addition shall be the subject of a separate lease, upon substantially the same terms as this Lease, but with Base Rent as set forth in the Notice of Non-Removable Addition.  In the event Lessor timely elects to pay for such Non-Removable Addition and engage Lessee as Lessor’s construction agent for such Non-Removable Addition on the terms in the Notice of Non-Removable Addition, (I) Lessor and Lessee shall execute the necessary documents to evidence such amendment to this Lease or a new lease for such Non-Removable Addition, as applicable, (II) Lessor and Lessee shall execute documents, reasonably satisfactory to each of them, governing advances by Lessor to pay costs of such Non-Removable Addition, (III) upon completion of such Non-Removable Addition, Base Rent under this Lease shall be increased or shall be payable under the new lease at the rate provided  in the Notice of Non-Removable Addition, and (IV) Lessor shall be the owner of, and Lessee shall be the lessee of, such Non-Removable Addition.  If Lessor elects not to pay for such Non-Removable Addition and Lessee elects to proceed with construction of the Non-Removable Addition, then subject to subsection (e), below, such Non-Removable Addition shall remain the sole property of Lessee, and this Lease shall continue in full force and effect

(c)           Removable Additions.  If Lessee proposes to construct Permitted Capital Improvements and Additional Lines that are not Non-Removable Additions (each, a “Removable Addition”), Lessee may provide Lessor written notice (a “Notice of Removable Addition”), which Notice of Removable Addition shall (i) describe the Removable Addition in reasonable detail, (ii) provide a good faith estimate of the total cost of constructing the Removable Addition,(iii) offer Lessor the option to both (A) pay for such Removable Addition, and (B) engage the services of Lessee as construction agent for Lessor with respect to the construction of such Removable Addition, and (iv) specify an increase in the Base Rate if Lessor elects to pay for and engage Lessee as Lessor’s construction agent for such Removable Addition.  Lessor shall not have the option to pay for such Removable Addition unless Lessor also engages the services of Lessee as construction agent for such Removable Addition.  Lessor shall, by written notice delivered to Lessee within ten (10) Business Days after receipt of the Notice of Removable Addition, elect in writing either to pay for and engage Lessee as Lessor’s construction agent for such Removable Addition or to refrain from paying for such Removable Addition; failure to give such timely notice shall constitute Lessor’s election not to pay for such Removable Addition; provided, however, that Lessor shall consider such offer as set forth in such Notice of Removable Addition in good faith and use commercially reasonable efforts to obtain financing for such Removable Addition.  If Lessor accepts such offer, Lessor shall pay for such Removable Addition and engage Lessee as Lessor’s construction agent for construction of such Removable Addition.  In the event Lessor elects to pay for such Removable Addition and engage Lessee as Lessor’s construction agent, such Removable Addition shall become a part of the Leased Property under this Lease, with an increase in Base Rent as indicated in the Notice of Removable Addition, unless Lessor and Lessee instead agree that such Removable Addition shall be the subject of a separate lease, upon substantially the same terms as this Lease, but with Base Rent as set forth in the Notice of Removable Addition.  In the event Lessor timely elects to pay for such Removable Addition and engage Lessee as Lessor’s construction agent for such Removable Addition on the terms in the Notice of Removable Addition, (I) Lessor and Lessee shall execute the necessary documents to evidence such amendment to this Lease or a new lease for such Removable Addition, as applicable, (II) Lessor and Lessee shall execute documents, reasonably satisfactory to each of them, governing advances by Lessor to pay costs of such Removable Addition, (III) upon completion of such Removable Addition, Base Rent under this Lease shall be increased or shall be payable under the new lease at the rate provided in the Notice of Removable Addition, and (IV) Lessor shall be the owner of, and Lessee shall be the lessee of, such Removable Addition.  If Lessor elects not to pay for such Removable Addition and Lessee elects to proceed with construction of the Removable Addition, then subject to subsection (e), below, such Removable Addition shall remain the sole property of Lessee, and this Lease shall continue in full force and effect.

(d)           Third Party Financing for Permitted Capital Improvements and Additional Lines.  Lessee shall at all times have the right to finance any Permitted Capital Improvements and Additional Lines with a third party without Lessor’s consent; provided, however, that Lessee will notify Lessor in advance of entering into any such financing secured by a Lien on such Permitted Capital Improvements and Additional Lines (as applicable) and give Lessor an opportunity to make a proposal (non-binding on Lessee) to pay for, and engage Lessee as Lessor’s construction agent for, such Permitted Capital Improvements and Additional Lines (as applicable).  If requested by Lessee, Lessor agrees to cooperate in good faith with Lessee in the financing of any such Permitted Capital Improvements and Additional Lines (as applicable) that Lessee deems to be necessary or desirable for the operation of the Leased Property or the Lessee Other Activities.

(e)           End of Term Ownership.  At the end of the Term, (i) all Non-Removable Additions which Lessor elected not to pay for and make a part of the Leased Property pursuant to subsection (b), above, will become the property of Lessor without compensation or reimbursement to Lessee, and (ii) all Removable Additions which Lessor elected not to pay for and make a part of the Leased Property pursuant to subsection (c), above shall be removed by Lessee or, in the case of Additional Lines, detached by Lessee from the Liquids Gathering System unless otherwise agreed by Lessor in writing, and Lessee shall repair any damage to the Leased Property caused by such removal.  The transfer of all Non-Removable Additions which become the property of Lessor at the end of the Lease Term pursuant to subsection (i), (A) shall be made on an AS IS WHERE IS basis, without any express or implied warranties from Lessee other than special warranties of title (except as otherwise expressly agreed between the parties at the time of such transfer), provided, however, that such conveyance shall in any event be made by Lessee to Lessor free and clear of (I) any Liens placed on the Leased Property by, through or under Lessee, and (II) any Other Recorded Documents executed by, through or under Lessee in violation of this Lease, and (B) shall be evidenced by Lessee’s execution of such deeds, bills of sale, or other appropriate documents conveying title to such Non-Removable Additions as Lessor and Lessee may reasonably agree, consistent with subsection (A) of this sentence.

10.2          Replacement of Parts.  Lessee may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, or as otherwise required or permitted by this Lease, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use.  Lessee will, at its own cost and expense, replace any such Parts as is necessary to maintain the Leased Property in accordance with the standards for Lessee’s maintenance obligations as set forth in Section 7.1 of this Lease.  All replacement Parts shall be in as good operating condition as, and shall have a value (including the residual value), utility and remaining useful life at least equal to the Parts replaced, assuming such replaced Parts were in condition and repair required to be maintained by, and otherwise in compliance with, the terms of this Lease (nothing in this Lease, however, shall be construed to require Lessee to replace any Parts having a useful life adequate to operate the Leased Property through the end of the Term).  All Parts at any time removed from any item or portion of the Leased Property shall remain the property of Lessor until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to such item or portion of the Leased Property and which meet the requirements for replacement Parts specified above.  Immediately upon any replacement Part becoming incorporated into or installed in or attached to any item or portion of the Leased Property, without further act (except in the case of replacement property temporarily installed on an emergency basis), (a) title to such replacement Part shall thereupon vest in Lessor, (b) such replacement Part shall become subject to this Lease and be deemed part of the Leased Property for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Leased Property, and (c) title to the removed Part shall thereupon vest in Lessee AS IS WHERE IS, free and clear of all rights of Lessor, and shall no longer be deemed a part of the Leased Property.  Notwithstanding the foregoing, “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings, spare parts, and other equipment and property of whatever nature which constitute a portion of the Improvements or Personal Property and any replacements or substitutions therefor made under this Section 10.2.  “Parts” shall not in any event include (i) any Lessee Property, (ii) removed Parts as provided in subsection (c), above, or (iii) any Permitted Capital Improvements and Additional Lines, which Permitted Capital Improvements and Additional Lines shall be governed by Section 10.1, above.  Title to replacements and substitutions for Parts made under this Section 10.2 shall remain a portion of the Leased Property.

10.3          Lessee Other Activities.  Notwithstanding anything set forth in this Lease, Lessee, at its own expense and without Lessor’s approval, shall have the right at any time and from time-to-time to conduct Lessee Other Activities.

ARTICLE XI.
REGULATORY ISSUES

11.1          Lessee’s Rights.  Except (i) as provided in Section 11.2, below, and (ii) to the extent Lessor is required to engage in such communications by Applicable Legal Requirements which are not the subject of a Permitted Lessee Contest and after consultation with Lessee regarding Lessor’s concern that Lessor’s communication with Governmental Authorities is required by Applicable Legal Requirements, but notwithstanding any other provision of this Lease to the contrary:

(a)           Ultra Lessee; Leased Property.  For so long as an Ultra Entity Person is the Lessee under this Lease, Lessee shall have the exclusive right and obligation to (I) deal with all Governmental Authorities, including the Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission, and (II) conduct all regulatory proceedings, governing or affecting the Leased Property or the ownership, use or operation thereof.

(b)           All Lessees; Lessee Property and Lessee Other Activities.  Lessee shall have the exclusive right and obligation to (I) deal with all Governmental Authorities, including the Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission, and (II) conduct all regulatory proceedings, governing or affecting the ownership, use or operation of the Lessee Property or the Lessee Other Activities.

(c)           Other Lessees; Leased Property.  If an Ultra Entity Person is not the Lessee under this Lease, Lessee shall have the right and obligation, but not the exclusive right and obligation, to (I) deal with all Governmental Authorities, including the Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission, and (II) conduct all regulatory proceedings, governing or affecting the use or operation of the Leased Property.

Consistent with the foregoing subsections (a) through (c) of this Section 11.1, Lessor hereby designates Lessee as Lessor’s agent with respect to, and solely with respect to, the exercise of Lessor’s Easement Rights in and to the BLM Easements, but only during the term of and to the limited extent set forth in this Lease.  This designation creates a special agency relationship, and Lessee and Lessor expressly acknowledge that the scope of Lessee’s authority to act as agent for Lessor is expressly limited to the use of the BLM Easements as set forth in this Lease and those certain Bureau of Land Management regulatory matters which are enumerated in subsections (a) through (c) of this Section 11.1.  Except for such use and enumerated matters, Lessee has and shall have no other power, authority or right to act as agent for Lessor, and Lessee shall have no implied powers or authority to act as agent for Lessor.

At Lessee’s request, Lessor shall execute all such documents and take all such action as may be necessary to ensure and/or evidence Lessee’s rights under this Section 11.1 unless, in Lessor’s reasonable and good faith judgment, such documents or actions will directly result in payments required to be made by Lessor which Lessee is unwilling to pay on behalf of Lessor and, upon such determination by Lessor and prior to taking any such action, Lessor shall promptly notify Lessee in writing of such determination by Lessor, and Lessor and Lessee shall work diligently and in good faith to resolve their differences with respect to the requested action or document(s).  Notwithstanding the foregoing, Lessor shall in any event be required to execute such documents and take all such actions as may be required for Lessee to pursue a Tax Challenge or a Permitted Lessee Contest.  Notwithstanding the foregoing, the Parties will cooperate to execute such documents as may be required to extend the terms of the BLM Easements if such documents are required to extend the term of the BLM Easements beyond the Lease Term, it being understood, however, that nothing set forth herein shall obligate Lessor or Lessee for the payment of any extension fee or similar charge imposed by BLM as a condition to such extension other than de minimus costs and expenses.

For the avoidance of doubt, but subject to the introductory language of this Section 11.1 and the immediately preceding paragraph, (i) Lessor shall not in any event engage in any written or verbal communication with any Governmental Authority, including the Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission, regarding or in any way relating to the ownership, use or operation of the Lessee Property or any Lessee Other Activities, (ii) for so long as an Ultra Entity Person is the Lessee under this Lease, Lessor shall not engage in any written or verbal communication with any Governmental Authority, including the Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission, regarding the ownership, use or operation of the Leased Property, and (iii) for so long as a Person other than an Ultra Entity Person is the Lessee under this Lease, Lessor shall not engage in any written or verbal communication with any Governmental Authority, including the Bureau of Land Management and the Wyoming Oil and Gas Conservation Commission, regarding the use or operation of the Leased Property without Lessee’s prior written consent, which consent may be conditioned, to the extent permitted by Applicable Legal Requirements, upon Lessee’s review and approval of any such written communications (including any written materials delivered to such Governmental Authority) and a representative of Lessee being present (via telephone or in person) for any verbal communications.  Lessee shall promptly provide Lessor with a copy of any notices or demands received by Lessee from any Governmental Authority which concerns any Applicable Legal Requirement.

Lessor acknowledges and stipulates that Lessee may suffer irreparable harm in the event of a breach of the provisions of this Section 11.1 by Lessor for which Lessee has no adequate remedy at law.  Therefore, in addition to all other remedies available pursuant to the terms of this Lease or at law, Lessee shall have the right to obtain immediate injunctive or other equitable relief upon a breach of this Section 11.1 by Lessor.

11.2          Lessor’s Rights.  Notwithstanding the foregoing Section 11.1, but subject in any event to Lessee’s right to pursue Tax Challenges and Permitted Lessee Contests, at such time as an Ultra Entity Person is not the Lessee under this Lease, if Lessor determines, in Lessor’s reasonable judgment, that Lessee has not taken sufficient action to protect the interests of Lessor in regard to any such regulatory matter (including, without limitation, regulatory proceedings) with respect to the Leased Property, upon prior written notice to Lessee, Lessor may take such action as may be necessary in order for Lessor to be and remain in compliance with Applicable Legal Requirements as they relate to Lessor and the Leased Property.  Lessor shall promptly provide Lessee with a copy of any notices or demands received by Lessor from any Governmental Authority which concerns any Applicable Legal Requirement.

11.3          No Application to Condemnation.  Lessor and Lessee acknowledge and agree that the provisions of this Article XI shall not prohibit Lessor from cooperating in condemnation proceedings as required by Article XVI.

ARTICLE XII.
MECHANIC’S LIENS

12.1          Lessee’s Obligations.  If any mechanic’s, materialmen’s or other Liens against any of the Lessor’s interest in the Leased Property in connection with any materials, labor or equipment furnished or claimed to have been furnished to or for any Lessee Party are filed against Lessor’s interests in the Leased Property on account of action or inaction by any Lessee Party (including by Lessee in its capacity as Lessor’s construction agent for Removable Additions or Non-Removable Additions under Article X, other than any such Liens filed as a result of materials, labor or services for Removable Additions or Non-Removable Additions and for which Lessor has failed to meet its obligation to pay the cost of such materials, labor or services), then Lessee shall promptly cause such Lien to be discharged (whether by payment or bond), or, if Lessee desires to contest the Lien, Lessee may do so as long as the enforcement of the Lien is stayed pursuant to a Permitted Lessee Contest, and (b) if a Lessor Lender with respect to Permitted Indebtedness requires Lessor’s interest in the Leased Property to be free of such mechanic’s or materialmen’s liens, then upon request of Lessor or such Lessor Lender, Lessee shall either discharge the Lien or post a bond sufficient to cover the amount of the Lien and interest, penalties and costs that will be payable to discharge the Lien assuming its validity.  Notwithstanding the foregoing, Lessee shall have no obligation whatsoever for or with respect to Liens arising from Lessor’s failure to advance payments for Non-Removable Additions or Removable Additions for which Lessor has engaged Lessee as Lessor’s construction agent as provided in Section 10.1

12.2          Lessor’s Obligations.  Lessor shall not permit any mechanic’s, materialmen’s or other Liens against any Leased Property in connection with any materials, labor or equipment furnished, or claimed to have been furnished, to or for Lessor, and if any such Liens shall be filed against any Leased Property on account of any action or inaction by Lessor (other than any action or inaction alleged against Lessor resulting from the failure of Lessee to perform its obligations hereunder), Lessor shall cause the Lien to be discharged, provided that if Lessor desires to contest any such Lien (whether by payment or bond), it may do so as long as enforcement of the Lien is stayed pursuant to a Permitted Lessor Contest.

ARTICLE XIII.
LESSEE PROPERTY

13.1          No Lien.  Lessee is and shall remain the owner of the Lessee Property, other than Non-Removable Additions at the end of the Lease Term as provided in Section 10.1(e).  Lessor shall not have any Lien on any of the Lessee Property for the performance of Lessee’s obligations under this Lease or otherwise.  LESSOR WAIVES AND DISCLAIMS ALL STATUTORY AND CONTRACTUAL LIEN RIGHTS IN LESSEE PROPERTY NOW OR HEREAFTER PLACED AT OR WITH THE LEASED PROPERTY.  Lessor agrees to execute an agreement with Lessee or Lessee’s lender to evidence such waiver of Lessor’s Lien rights in Lessee Property and, following a default by Lessee under any Lessee mortgage, allow Lessee’s lender access to the Leased Property to seize and remove Lessee Property subject to the terms of such agreement, provided that the form and substance of any such agreement is reasonably satisfactory to Lessor, Lessee and Lessee’s lender (including in such agreement reasonable conditions and time periods within which such Lessee Property may be removed).  Lessee shall have the right to remove

Lessee Property at any time or times during the Term and for a period of thirty (30) days after the expiration of the Term, without any obligation to pay Lessor holdover rent under Section 26.4.

13.2          Sole Risk of Lessee.  All of Lessee Property is at Lessee’s sole risk and if any of the Lessee Property is destroyed or damaged other than as a result of the negligence or willful misconduct of a Lessor Party, no part of the destruction or damage shall be the responsibility of Lessor.  If the damage is caused by the negligence or willful misconduct of a Lessor Party, Lessor shall be responsible for any damage or destruction, subject, however, to the waiver of subrogation provisions of Section 14.4.  The term “negligence” as used in this Section 13.2 shall not include negligence imputed as a matter of law to Lessor solely by reason of Lessor’s failure to act in respect of matters which are or were the obligation of Lessee under this Lease or solely as a result of Lessor’s ownership of the Leased Property.

13.3          Lessee’s Ability to Grant Liens on Lessee Property.  Nothing contained in this Lease shall be deemed to limit or otherwise restrict Lessee’s ability to grant a Lien on Lessee’s interest in the Leased Property under this Lease or on Lessee Property, in any such case to a lender not Affiliated with Lessee for the purpose of securing indebtedness of Lessee or its Affiliates to such lender.  Lessor acknowledges and agrees, following a default by Lessee under any Lessee mortgage, to allow Lessee’s lender access to the Leased Property to seize and remove all or any of the Lessee Property and Lessor agrees to execute an agreement with Lessee’s lender to evidence such right as provided in Section 13.1.

ARTICLE XIV.
INSURANCE

14.1          Insurance Coverage.  Subject to Section 14.3 below, from and after the Effective Date, Lessee shall maintain with respect to the Leased Property at all times during the Term, at no cost or expense to Lessor, the following types and amounts of insurance:

(a)           Liability Insurance.  Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Property, which insurance shall (i) be written on an “Occurrence Basis”, and shall provide minimum protection with a combined single limit in the amount of $1,000,000 per occurrence and $2,000,000 annual aggregate; and (ii) include premises and operations liability coverage, products and completed operations liability coverage, and blanket contractual liability coverage.  In addition, Lessee shall maintain auto liability insurance in an amount not less than $1,000,000;

(b)           Worker’s Compensation and Employer’s Liability Insurance.  Worker’s Compensation and Employer’s Liability Insurance in accordance with all applicable federal and state law, which shall cover all Lessee’s personnel, invitees, sublessors, guests, consultants, and similar Persons performing under this Lease, with an Employer’s Liability limit shall of not less than one million Dollars ($1,000,000) or such greater amount as may be required by law; and

(c)           Property Insurance.  “All Risk” Insurance, equal to the full replacement value (as declared) of the Liquids Gathering System, which shall be payable in case of loss and held, paid or applied as provided in Section 15.1 hereof.  The policy shall provide that no act or omission of any Person named as insured shall invalidate the interest of, or be a defense against, any other Person named as insured.

(d)           Excess Liability Insurance.  Excess Liability Insurance covering liabilities arising out of operations worldwide, with a combined minimum limit of not less than $25,000,000 over and above the primary liability limits of all underlying insurance policies as required in this Section.

(e)           Builders Risk Insurance.  For any alteration, addition, repair or replacement to the Leased Property by Lessee (but excluding any Removable Additions or Non-Removable Additions for which Lessee is acting as Lessor’s construction agent under Article X) for which the estimated cost exceeds $500,000, completed value builder’s risk insurance upon the entire work for the full insurable value replacement cost coverage. Lessor and Lessee acknowledge and agree that the coverage required hereunder may be provided through a combination of policies that is different than those described above.  In addition, Lessee may, at its election, maintain insurance covering additional casualties and events.

14.2          Insurance Requirements Generally.  The insurance required by Section 14.1 shall be written by companies having an A.M. Best Insurance Reports rating of not less than “A-” and a financial size category of at least “VII”, and all such companies shall be authorized to do an insurance business in the State of Wyoming, or as otherwise agreed to by Lessor.  All insurance policies required to be maintained pursuant to the terms of this Lease (other than the Worker’s Compensation Insurance), shall be endorsed to name Lessor and its successors and assigns (and, at Lessor’s written request and to the extent reasonably practicable, the Lessor Lender or its Agent, Administrative Agent or Collateral Agent) as additional insureds and to provide that such insurance shall be primary over any insurance that may be maintained by Lessor, and, except during the Lease Term (when all insurance proceeds are delivered and paid to Lessee, as loss payee).  Notwithstanding anything to the contrary in this Lease, for so long as (a) an Ultra Entity Person, or (b) an Investment Grade Person is the Lessee under this Lease, then in any such case all insurance policies may have such deductibles and self-insured retention amounts as Lessee deems reasonable.  If the Lessee is not as provided in the immediately preceding sentence, all insurance policies may have such deductibles and self-insured retention amounts approved by Lessor, which approval shall not be unreasonably withheld so long as the proposed deductibles and self-insurance retention amounts are in the amounts typically obtained for properties or operations similar to the Leased Property by responsible owners and lessees of such property.  All insurance required by this Article may be blanket with other insurance maintained by Lessee or any Affiliate of Lessee and may be effected by any combination of basic and excess or umbrella coverage provided: (i) the total amount of the insurance available shall be at least the protection equivalent of separate policies in the amounts required; and (ii) in all other respects, all of the policies shall comply with the applicable provisions of this Article.

Lessee shall pay as they become due all premiums for the insurance required by this Article XIV, shall renew or replace each policy if required to comply with the insurance requirements of this Lease, and shall deliver to Lessor a certificate or other evidence of the existing policy and any renewal or replacement policy (on an ACORD 27 form, in the case of property insurance, and on an ACORD 25 form, in the case of liability insurance, and, in either case, otherwise reasonably satisfactory to Lessor, to the extent reasonably available) as soon as available, but in any event not later five (5) Business Days after the date the new coverage is effective (it being understood that in no event shall Lessee allow any insurance coverage to lapse if and to the extent such insurance is necessary to comply with the requirements of this Lease).  In the event of Lessee’s failure to comply with any of the foregoing requirements of this Article XIV within five (5) Business Days of the giving of written notice by Lessor to Lessee (or such shorter period as may be required to maintain the insurance required by this Article XIV in full force and effect), Lessor shall be entitled to procure such insurance.  Any sums expended by Lessor in procuring such insurance shall be Additional Rent and shall be repaid by Lessee upon written demand therefor by Lessor, together with interest thereon from the applicable Due Date for Other Additional Rent at the Default Interest Rate.

14.3          Self-Insurance.  During any part of the Term, for so long as an Ultra Entity Person or another Investment Grade Person is the Lessee under this Lease, Lessee may self-insure for some or all insurance obligations contained hereunder.  If the foregoing sentence is not applicable, the amount of any self-insurance retention shall be subject to the limitations set forth in Section 14.2 above.  If Lessee desires to self-insure pursuant to this Section 14.3, Lessee shall deliver to Lessor prior to self-insuring a notice that it intends to self-insure hereunder and a brief summary of the extent to which it intends to self-insure.  Ultra Wyoming, on behalf of itself and Ultra Resources and any successor Lessee who is an Ultra Entity Person, hereby notifies Lessor that it intends (and they intend) to self-insure with respect to fire, casualty and property insurance and builder’s risk insurance with respect to the Leased Property.  The beneficiaries of Lessee’s self-insurance shall be afforded no less protection than if such self-insured portion was fully insured by an insurance company of the quality and caliber required hereunder, including the provision of a legal defense and the payment of claims within the same time period that a third-party insurance carrier would have paid such claims.  The waiver of subrogation provisions of Section 14.4 shall be applicable to any self-insured exposure.

14.4          Waiver of Subrogation.  Each of Lessor and Lessee hereby releases the other from any and all liability for loss or damage caused by fire or any of the extended coverage casualties or any other casualty which shall be brought about by the fault or negligence of the other party or any persons for whom such other party is responsible, provided that this release shall be in force and effect only with respect to loss or damage occurring during such time as the respective party’s policies of property insurance shall contain a clause to the effect that this release shall not affect such policies or right of the releasing party to recover thereunder, and the release shall apply only to the extent of the releasing party’s insurance coverage, provided that, with respect to Lessee’s release of Lessor hereunder, such release shall also apply with respect to any loss occurring during such time as the Lessee is self-insured in accordance with the terms of  Section 14.3.  Any insurance policy held by Lessee or Lessor, to the extent that waiver is reasonably and customary for the policy in question, shall include a waiver of subrogation clause so long as the same is obtainable.  Nothing herein shall be deemed an obligation on the part of Lessor to maintain any insurance and any insurance maintained by Lessor shall serve as excess coverage.

14.5          No Release from Liability.  Except as provided in Section 14.4, nothing in this Article XIV shall be deemed to release either party from liability for damages resulting from the negligence or willful misconduct of such party or from responsibility for repairs necessitated by such negligence or willful misconduct.  By requiring insurance as provided herein, neither Lessor nor Lessee represents that coverage and limits will necessarily be adequate to protect Lessee or Lessor, and such coverage and limits shall not be deemed as a limitation of the liability of Lessee or Lessor under any indemnification provisions in this Lease.  Failure of Lessor to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Lessor to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lessee’s obligation to maintain such insurance.

ARTICLE XV.
FIRE AND OTHER CASUALTY

15.1          Fire and Other Casualty.

(a)           General Provisions.  If all or any part of the Leased Property is damaged or destroyed by fire or other casualty during the Term, then Lessee shall give prompt notice of such event to Lessor and, except as otherwise provided in this Article, Lessee shall, at Lessee’s cost and expense, promptly thereafter repair, restore or replace the Leased Property, or any such part thereof, to substantially the same condition it was in immediately prior to the casualty (subject to any changes to all or any such part of the Leased Property that Lessee intends to make to the extent permitted under this Lease).  Notwithstanding the foregoing or anything to the contrary in this Article XV or otherwise, if this Lease is terminated under this Article XV or Section 25.5 (Burdensome Buyout Event) as a result of such fire or other casualty, (i) Lessee shall not be obligated to repair, restore or replace the Leased Property after such fire or other casualty or to pay for such repairs, restoration or replacement, and (ii) neither Lessor nor any other Lessor Indemnified Party shall have any claim against Lessee with respect to the repair, restoration or replacement of the Leased Property or Losses arising from termination of this Lease or Lessee’s purchase of the Leased Property pursuant to this Section 15.1 or Section 25.5.  Unless this Lease is terminated pursuant to this Section 15.1 or Section 25.5 as a result of such fire or other casualty,(A) this Lease shall remain in effect following such fire or other casualty, (B) Lessee shall, at Lessee’s cost and expense, promptly repair, restore or replace the Leased Property, or any part thereof, as a result of such fire or other casualty, to substantially the same condition it was in immediately prior to the casualty (subject to changes permitted herein), (C) the rights and obligations of Lessor and Lessee shall remain in effect without abatement, (D) all Base Rent shall continue unabated, and (E) subject to Section 15.2, below, all Casualty Proceeds recovered on account of any damage or destruction to all or any part of the Leased Property by fire or other casualty shall be paid to Lessee.

(b)           Lease Termination Option and Purchase Offer.  Notwithstanding the above, if the value, as determined by Lessee in good faith, of the damaged or destroyed portions of the Leased Property (determined as of the Casualty Date as if such damage or destruction had not occurred) is greater than fifty percent (50%) of the Insured Value, then Lessee may, by written notice delivered to Lessor within sixty (60) days after such determination, either (i) propose to continue this Lease in effect, or (ii) propose to terminate this Lease and purchase the Leased Property for the purchase price as specified by Lessee in such notice (any such written notice by Lessee electing under subsection (ii) to terminate this Lease and purchase the Leased Property shall be referred to as a “Lessee Casualty Termination Notice”).  Lessee’s failure to deliver its Lessee Casualty Termination Notice within such sixty (60) day period shall constitute Lessee’s election to continue the Lease in effect and to repair, restore or replace the damaged or destroyed Leased Property as provided in Section 15.1(a).

(c)           Casualty Response Notice.  If Lessee delivers its Lessee Casualty Termination Notice to Lessor, then Lessor shall have a period of no more than fifteen (15) days in which to notify Lessee in writing of Lessor’s acceptance or rejection of the Lessee Casualty Termination Notice (“Casualty Response Notice”).  Lessor’s failure to provide its Casualty Response Notice within such fifteen (15) day period shall be deemed a rejection of the Lessee Casualty Termination Notice and the Lease shall continue in effect.

(d)           Acceptance of Lessee Casualty Termination Notice and Termination of Lease.  If Lessor accepts the Lessee Casualty Termination Notice, (i) Lessee shall purchase the Leased Property from Lessor as provided in Section 15.1(e) on a date no later than sixty (60) days after Lessor’s Casualty Response Notice and this Lease shall terminate on such date (the “Casualty Termination Date”), (ii) except the terms and provisions of this Lease which survive termination, neither Lessor nor Lessee shall have any rights or obligations under this Lease arising from and after the Casualty Termination Date, (iii) no further Base Rent or Additional Rent shall accrue with respect to the period after the Casualty Termination Date, (iv) Lessee shall have no repair, restoration or replacement obligations with respect to the fire or other casualty giving rise to the Lessee Casualty Termination Notice and no obligation to pay for such repair, restoration of replacement, (v) neither Lessor nor any other Lessor Indemnified Party shall have any claim against Lessee with respect to the repair, restoration or replacement of the Leased Property or Losses arising from termination of this Lease or Lessee’s purchase of the Leased Property pursuant to this Section 15.1, (vi) each Lessee Guarantor shall be released of liability and obligations under its Lessee Guaranty, Ultra Resources shall be released of liability and obligations under the Resources Guaranty, and each Lessor Guarantor shall be released of liability and obligations under its Lessor Guaranty with respect to (x) as to Lessee Guarantors and Ultra Resources only, matters for which Lessee is released in subsections (iv) and (v), preceding, and (y) matters arising or accruing from and after the Casualty Termination Date, it being understood and agreed, however, that Lessee Guarantors, Ultra Resources and Lessor Guarantors shall remain liable with respect to matters or claims arising or accruing prior to the Casualty Termination Date except those matters described in subsections (iv) and (v) of this Section 15.1(d), and (vii) all Casualty Proceeds shall be paid to Lessee.

(e)           Closing of Purchase Offer.  In addition, if Lessor accepts the Lessee Casualty Termination Notice, on the Casualty Termination Date, (i) Lessee shall pay to Lessor the purchase price specified by Lessee in the Lessee Casualty Termination Notice or such other purchase price as Lessor and Lessee may mutually agree, (ii) Lessor shall convey the Leased Property to Lessee or its designee on an AS IS WHERE IS basis, without any express or implied warranties from Lessor other than special warranties of title, provided, however, that such conveyance shall in any event be made by Lessor to Lessee or its designee free and clear of (A) all Permitted Lessor Liens, (B) any other Liens placed on the Leased Property by, through or under Lessor; and (C) any Other Recorded Documents executed by, through or under Lessor in violation of this Lease, and (iii) Lessor will deliver to Lessee or its designee such conveyance documents, each in form and substance reasonably satisfactory to Lessee, as Lessee may reasonably request, to transfer the ownership of the Leased Property to Lessee free and clear of the Liens and other items described in subsections (A)-(C) above.

(f)           Continuation of Lease if Lessor Rejects the Lessee Casualty Termination Notice.  If Lessor rejects or is deemed to have rejected the Lessee Casualty Termination Notice, such Lessee Casualty Termination Notice with respect to termination of the Lease and Lessee’s offer to purchase the Leased Property shall be deemed to be automatically rescinded and this Lease shall remain in full force and effect in accordance with its terms.

(g)           No Waiver.  Upon each occurrence of a fire or other casualty for which Lessee has the right under this Section 15.1 to give a Lessee Casualty Termination Notice, Lessee shall be entitled to give its Lessee Casualty Termination Notice with respect to such fire or other casualty, even if Lessee previously elected not to give such notice with respect to the occurrence of a prior fire or other casualty and even if prior Lessee Casualty Termination Notice(s) were rejected or deemed rejected by Lessor hereunder.

15.2          Restoration Conditions.  Provided that this Lease has not been terminated pursuant to this Article XV above, then Lessee’s repair, restoration or replacement of the Leased Property shall be subject to the following requirements:

(a)           Payment of Casualty Proceeds to Lessee.  All Casualty Proceeds shall be paid by the insurer to Lessee.

(b)           Repair Costs in Excess of $2,000,000.  If the cost of such repairs, restoration or replacement as a result of a casualty exceeds $2,000,000 with respect to such casualty, (A) Lessee shall provide to Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) such reasonable documentation related to such repairs, restoration or replacement as Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) may reasonably request to confirm that such repairs, restoration or replacements have been made in the manner required by this Lease, (B) if such repairs, restoration or replacement have not been completed within ninety (90) days following the date of such casualty, Lessee shall pay to the Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) the amount by which the total cost of such repairs, restoration or replacement exceeds $2,000,000, reduced by repairs, restoration and replacement costs in excess of $2,000,000 completed and paid as of such date, which amounts shall be held and disbursed by such Lessor Lender to Lessee as such repairs, restoration or replacements progress, and (C) Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) will have the right to inspect the Leased Property during normal business hours and after prior reasonable written notice, with Lessee’s representative present and upon the condition that Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) comply with Lessee’s rules and regulations, including safety, (I) to inspect the damage, and (II) to confirm that such repairs, restoration or replacements are being or have been made in the manner required by this Lease; provided that no such inspection shall interfere with the normal operation of the Leased Property or the business of Lessee or its Affiliates.

ARTICLE XVI.
CONDEMNATION

16.1          Condemnation Damages and Awards.  Except to the extent Lessor may be required to make the same available to Lessee under this Article XVI and as otherwise set forth in this Article XVI, Lessee assigns to Lessor any and all rights it may have to any Taking Proceeds and agrees to execute such instruments as may be requested by Lessor to evidence the assignment of such Taking Proceeds to Lessor.  Notwithstanding the foregoing, Lessee may make a separate claim for any damages payable for any of the

Lessee Property, any so-called special damages to Lessee for interruption to Lessee’s operations or otherwise, or any damages for relocation (collectively, the “Lessee Condemnation Proceeds”), and none of such Lessee Condemnation Proceeds shall constitute Taking Proceeds.  Unless this Lease is terminated pursuant to this Article XVI or Section 25.5 (Burdensome Buyout Event) in connection with a Taking, this Lease shall remain in effect, and the rights and obligations of Lessor and Lessee shall remain in effect without abatement.  Lessor and Lessee shall cooperate in good faith to maximize the Taking Proceeds (but without impairing Lessee’s claim for Lessee Condemnation Proceeds) consistent with the terms of this Lease.

16.2          Apportionment of Award, Termination and Purchase Offer.

(a)           General Taking Provisions.  If all or any part of the Leased Property is subject to a Taking during the Term, then Lessee shall give prompt notice of such event to Lessor and except as otherwise provided in this Article, Lessee shall, at Lessee’s cost and expense, promptly thereafter repair, restore or replace the Leased Property, or any such part thereof, to substantially the same condition it was in immediately prior to the Taking (subject to any changes to all or any such part of the Leased Property that Lessee intends to make to the extent permitted under this Lease).  Notwithstanding the foregoing or anything to the contrary in this Article XVI or otherwise, if this Lease is terminated under this Article XVI or Section 25.5 (Burdensome Buyout Event) as a result of such Taking, (i) Lessee shall not be obligated to repair, restore or replace the Leased Property after such Taking or to pay for such repairs, restoration or replacement, and (ii) neither Lessor nor any other Lessor Indemnified Party shall have any claim against Lessee with respect to such repair, restoration or replacement of the Property or Losses arising from termination of this Lease or Lessee’s purchase of the Leased Property pursuant to this Section 16.2 or Section 25.5.  Unless this Lease is terminated pursuant to this Section 16.2 or Section 25.5 in connection with such Taking, this Lease shall remain in effect following such Taking, the rights and obligations of Lessor and Lessee shall remain in effect without abatement, all Base Rent shall continue unabated, and all Lessee Condemnation Proceeds and, subject to Section 16.3, below, Taking Proceeds recovered on account of such Taking shall be paid to Lessee.

(b)           Lease Termination Option and Purchase Offer.  Notwithstanding the above, if as a result of the Taking, in Lessee’s good faith judgment, the Leased Property can no longer be profitably operated or is no longer suitable for its intended use, then Lessee may, in lieu of repairing, restoring or replacing the same, by written notice delivered to Lessor within sixty (60) days after such determination, either (i) propose to continue this Lease in effect, or (ii) propose to terminate this Lease and purchase the Leased Property for the purchase price specified by Lessee in such notice (any such written notice by Lessee electing under subsection (ii) to terminate this Lease and purchase the Leased Property shall be referred to as a “Lessee Taking Termination Notice”).  Lessee’s failure to deliver its Lessee Taking Termination Notice within such sixty (60) day period shall constitute Lessee’s election to continue the Lease in effect and to restore, repair or replace the damaged or destroyed Leased Property as provided in subsection (i) of this Section 16.2(b).

(c)           Taking Response Notice.  If Lessee delivers its Lessee Taking Termination Notice to Lessor, then Lessor shall have a period of no more than fifteen (15) days in which to notify Lessee in writing of Lessor’s acceptance or rejection of the Lessee Taking Termination Notice (“Taking Response Notice”).  Lessor’s failure to provide its Taking Response Notice within such fifteen (15) day period shall be deemed a rejection of the Lessee Taking Termination Notice and the Lease shall continue in effect.

(d)           Acceptance of Lessee Taking Termination Notice and Termination of Lease.  If Lessor accepts the Lessee Taking Termination Notice, (i) Lessee shall purchase the Leased Property from Lessor as provided in Section 16.2(e) on a date no later than sixty (60) days after Lessor’s Taking Response Notice and this Lease shall terminate on such date (the “Taking Termination Date”), (ii) except as provided in Sections 25.2, 25.3 and 25.4, and the other terms and provisions of this Lease which survive termination, neither Lessor nor Lessee shall have any rights or obligations under this Lease arising from and after the Taking

Termination Date, (iii) no further Base Rent or Additional Rent shall accrue with respect to the period after the Taking Termination Date, (iv) Lessee shall have no repair, restoration or replacement obligations or payment obligations with respect thereto with respect to such Taking or damages caused thereby, (v) neither Lessor nor any other Lessor Indemnified Party shall have any claim against Lessee with respect to repair, restoration or replacement of the Leased Property or Losses arising from termination of this Lease or Lessee’s purchase of the Leased Property pursuant to this Section 16.2, (vi) each Lessee Guarantor shall be released of liability and obligations under its Lessee Guaranty, Ultra Resources shall be released of liability and obligations under the Resources Guaranty, and each Lessor Guarantor shall be released of liability and obligations under its Lessor Guaranty with respect to (x) as to Lessee Guarantors and Ultra Resources only, matters for which Lessee is released in subsections (iv) and (v) of this Section 16.2(d), preceding, and (y) matters arising or accruing from and after the Taking Termination Date, it being understood and agreed, however, that Lessee Guarantors, Ultra Resources and Lessor Guarantors shall remain liable with respect to matters or claims arising or accruing prior to the Taking Termination Date except those matters described in subsections (iv) and (v), and (vii) all Taking Proceeds shall be paid to Lessee.  Following a termination of this Lease under this Section 16.2, Lessee’s right of first refusal under, and the other terms and conditions of, Sections 25.2, 25.3 and 25.4, and the other terms and provisions of this Lease which survive termination, shall remain in full force and effect.

(e)           Closing of Purchase Offer.  In addition, if Lessor accepts the Lessee Taking Termination Notice, on the Taking Termination Date (i) Lessee shall pay to Lessor the purchase price specified by Lessee in the Lessee Taking Termination Notice or such other purchase price as may be agreed by Lessor and Lessee, (ii) Lessor shall convey the Leased Property to Lessee or its designee on an AS IS WHERE IS basis, without any express or implied warranties from Lessor other than special warranties of title, provided, however, that such conveyance shall in any event be made by Lessor to Lessee or its designee free and clear of (A) all Permitted Lessor Liens, (B) any other Liens placed on the Leased Property by, through or under Lessor; and (C) any Other Recorded Documents executed by, through or under Lessor in violation of this Lease, and (iii) Lessor will deliver to Lessee or its designee such conveyance documents, each in form and substance reasonably satisfactory to Lessee, as Lessee may reasonably request, to transfer the ownership of the Leased Property to Lessee free and clear of the Liens and other items described in subsections (A)-(C) above

(f)           Continuation of Lease if Lessor Rejects the Lessee Taking Termination Notice.  If Lessor rejects or is deemed to have rejected the Lessee Taking Termination Notice, such Lessee Taking Termination Notice with respect to termination of the Lease and Lessee’s offer to purchase the Leased Property shall be deemed to be automatically rescinded and this Lease shall remain in full force and effect in accordance with its terms

(g)           No Waiver.  Upon each occurrence of a Taking for which Lessee has the right under this Section 16.2 to give a Lessee Taking Termination Notice, Lessee shall be entitled to give its Lessee Taking Termination Notice with respect to such Taking, even if Lessee previously elected not to give such notice with respect to the occurrence of a prior Taking and even if prior Lessee Taking Termination Notice(s) were rejected or deemed rejected by Lessor hereunder.

16.3          Restoration Conditions.  Provided that this Lease has not been terminated pursuant to Section 16.2, above, in connection with a Taking, then Lessee shall repair, restore or replace the Leased Property damaged as a result of such Taking, as and to the extent required by Section 16.2 and the Taking Proceeds shall be paid as follows:

(a)           Payment of Casualty Proceeds to Lessee.  All Takings Proceeds shall be paid to Lessee.

(b)           Repair Costs in Excess of $2,000,000.  If the cost of repairs, restoration or replacement of the Taking exceeds $2,000,000 with respect to such Taking, (A) Lessee shall provide to Lessor and Lessor

Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) such reasonable documentation related to such repairs, restoration or replacement as Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) may reasonably request to confirm that such repairs, restoration or replacements have been made in the manner required by this Lease, (B) if such repairs, restoration or replacement have not been completed within ninety (90) days following the date of such Taking, Lessee shall pay to the Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) the amount by which the total cost of such repairs, restoration or replacement exceeds $2,000,000, reduced by repairs, restoration and replacement costs in excess of $2,000,000 completed and paid as of such date, which amounts shall be held and disbursed by such Lessor Lender to Lessee as such repairs, restoration or replacements progress, and (C) Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) will have the right to inspect the Leased Property during normal business hours and after prior reasonable written notice, with Lessee’s representative present and upon the condition that Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) comply with Lessee’s rules and regulations, including safety, (I) to inspect the damage, and (II) to confirm that such repairs, restoration or replacements are being or have been made in the manner required by this Lease; provided that no such inspection shall interfere with the normal operation of the Leased Property or the business of Lessee or its Affiliates.

(c)           Payment of Taking Proceeds.  If not already paid to Lessor or Lessor’s Lender as required by Section 16.3(b), above, upon completion of the repairs, restoration and replacement of the Leased Property damaged as a result of a Taking, Lessee shall pay to Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) the amount by which such Taking Proceeds exceed the cost of repairs, restoration and replacement of the Leased Property by Lessee.

ARTICLE XVII.
LIMITS ON TRANSFERS, ASSIGNMENTS, LEASES AND LIENS

17.1          Assignment and Subletting by Lessee.

(a)           Lease Assignments.  At any time and from time-to-time, and without any consent from or approval by Lessor, Lessee may cause or permit to occur a Permitted Lease Assignment.  For purposes hereof, the term “Permitted Lease Assignment” means either (i) a Lease Assignment for which (A) the successor Lessee is a Permitted Lessee Transferee, and (B) within ten (10) Business Days after the date of such Lease Assignment, Lessee provides to Lessor (I) a copy of the written assignment of lease or similar agreement, including an assumption by the successor Lessee of the obligations of Lessee under this Lease arising from and after the date of such Lease Assignment, (II) if such assignee successor Lessee qualifies as a Permitted Lessee Transferee because its Affiliate is an Investment Grade Person or otherwise qualifies as a Permitted Lessee Transferee because its Affiliate qualifies under subsection (f) of the definition of the term “Permitted Lessee Transferee”, a Lease Guaranty executed by such Affiliate, and (III) evidence of the insurance required by this Lease, or (ii) any other Lease Assignment approved in writing by Lessor.  Lessee shall not enter into any Lease Assignment other than a Permitted Lease Assignment, and any Lease Assignment other than a Permitted Lease Assignment shall be null and void ab initio.

(b)           Subleases.  At any time and from time-to-time, and without any consent from or approval by Lessor, Lessee may enter into a Permitted Sublease.  For purposes hereof, the term “Permitted Sublease” means a Sublease which is either (i) a Sublease with a Permitted Lessee Transferee so long as within ten (10) Business Days after Lessee’s entering into any such Sublease with a Permitted Lessee Transferee, Lessee shall provide Lessor with a copy of the executed sublease agreement, or (ii) any other Sublease approved in writing by Lessor.  Lessee shall not enter into any Sublease other than a Permitted Sublease, and any Sublease other than a Permitted Sublease shall be null and void ab initio.  Renewals of any Permitted Sublease shall be deemed to be a new Sublease for purposes of this Section 17.1(b) and shall not constitute a

Permitted Sublease unless such renewal otherwise qualifies as a Permitted Sublease at the time of such renewal.

(c)       Lessor Consent to Certain Proposed Permitted Lessee Transferees.

(i)           No Lessor Consent Required.  No Lessor consent shall be required with respect to any Permitted Lessee Transferee described in subsections (a), (b), (c), (d), or (e) of the definition of the term “Permitted Lessee Transferee”.

(ii)           Limited Lessor Consent Rights for Investment Grade Persons.  So long as an Ultra Entity Person is the Lessee, Lessor’s consent shall be required with respect to an Investment Grade Person described in subsection (f) of the definition of the term “Permitted Lessee Transferee,” but Lessor’s approval shall not be unreasonably withheld, and Lessor’s approval shall be based solely on the following: (A) a review of such Investment Grade Person’s experience in the oil and gas exploration and production business, and (B) the proposed use by such Investment Grade Person would not (I) constitute a breach of Article IX, or (II) in Lessor’s reasonable judgment, impair the structural integrity, functionality or value of the Leased Property in any material respect.

(iii)           Scope of Additional Lessor Consent Required for Certain Other Permitted Lessee Transferees.  Lessor consent shall be required with respect to a proposed Person described in subsection (g) of the definition of the term “Permitted Lessee Transferee”, but Lessor shall not unreasonably withhold its consent to any such proposed Permitted Lessee Transferee, and Lessor’s approval shall be based solely on the following: (A) such Person’s current and future projected financial strength and creditworthiness, management style, financial philosophy and reputation, (B) such Person’s experience in the oil and gas exploration and production business, (C) such Person’s ability to recover costs or pass them on to its customers and other Persons, and (D) the proposed use by such Person would not (I) constitute a breach of Article IX, or (II) in Lessor’s reasonable judgment, impair the structural integrity, functionality or value of the Leased Property in any material respect.

(iv)           Approval Request Process.  In the event Lessor consent is required pursuant to subsections (f) or (g) of the Permitted Lessee Transferee definition, Lessor shall in any event either approve or disapprove a proposed Permitted Lessee Transferee for which Lessor consent is required in writing as soon as practicable but no later than fifteen (15) Business Days after receipt of Lessee’s written notice to Lessor requesting approval of such proposed Permitted Lessee Transferee and such information with respect to such Permitted Lessee Transferee (consistent with the scope of Lessor’s consent as provided herein) as may be reasonably requested by Lessor (by written notice given to Lessee within five (5) days after receipt of Lessee’s aforesaid written notice) to evaluate the proposed transaction and the affected parties.  Lessor shall be deemed to have rejected any such proposed Permitted Lessee Transferee if a written request for approval is delivered to Lessor, and Lessor does not respond in writing within fifteen (15) Business Days after Lessor’s receipt of such written request for approval and all such reasonable information timely requested by Lessor as provided in the immediately preceding sentence.  If Lessor does not consent in writing to such proposed Permitted Lessee Transferee within such within fifteen (15) Business Day period, Lessor agrees to provide Lessee with a reasonably detailed written explanation as to the reasons for withholding such consent to such proposed Permitted Lessee Transferee on or before the end of such fifteen (15) Business Day period.

(v)           No Expansion of Lessor Approval Rights to a Proposed Permitted Lessee Transferee.  This subsection (c) shall not in any event be deemed to give Lessor approval rights as to any proposed Permitted Lessee Transferee where such approval rights are not expressly given in the definition of such term, nor shall this subsection (c) be deemed to expand the scope or basis for any such Lessor approval beyond the scope provided in the definition of the term “Permitted Lessee Transferee”.

(d)           Lessor Consent to Lease Assignments and Subleases.  Exclusive of and separate from Lessor consent rights with respect to a proposed Permitted Lessee Transferee, which are governed by the definition of the term “Permitted Lessee Transferee” and subsection (c), above, Lessor shall not unreasonably withhold its consent for any Lease Assignment or for any Sublease as provided in Sections 17.1(a)(ii) or 17.1(b)(ii), above, and Lessor’s approval of a Lease Assignment or Sublease to the extent required by Sections 17.1(a)(ii) or 17.1(b)(ii), above shall be based solely on the following: (i) the use contemplated under any such Lease Assignment or Sublease does not breach the provisions of Article IX and would not, in Lessor’s reasonable judgment, impair the structural integrity, functionality or value of the Leased Property in any material respect, and (ii) the proposed sublessee or assignee enters into an agreement in a form reasonably satisfactory to Lessor recognizing that such Lease Assignment or Sublease, and any renewals or extensions thereof, are subordinate and subject to the terms of this Lease.  Lessor shall approve or deny Lessee’s request for consent to a Lease Assignment or a Sublease as and to the extent required by Sections 17.1(a)(ii) or 17.1(b)(ii), above, as soon as practicable but no later than fifteen (15) Business Days after receipt of Lessee’s notice to Lessor requesting consent with such information as may be reasonably requested by Lessor (by notice given to Lessee within five (5) days after receipt of Lessee’s aforesaid notice) to evaluate the proposed transaction and the proposed assignee or sublessee.  Lessor shall be deemed to have rejected any such Lease Assignment or Sublease if a written request for approval is delivered to Lessor, and Lessor does not respond in writing within fifteen (15) Business Days after Lessor’s receipt of such written request for approval and all information timely requested by Lessor as provided in the immediately preceding sentence.  If Lessor does not consent to such proposed Lease Assignment or Sublease in writing within such within fifteen (15) Business Day period, Lessor agrees to provide Lessee with a reasonably detailed written explanation as to the reasons for withholding such consent to such Lease Assignment or Sublease on or before the end of such fifteen (15) Business Day period.  This subsection (d) shall not in any event be deemed to give Lessor approval rights as to any Sublease or Lease Assignment except as expressly provided in Sections 17.1(a)(ii) and 17.1(b)(ii), above, nor shall this subsection (d) be deemed to expand the scope or basis for any such approval under such Sections 17.1(a)(ii) and 17.1(b)(ii) beyond the issues set forth in the first sentence of this subsection (d).

(e)           Effect of Lease Assignment or Sublease on Continuing Lessee Liability. Except as set forth in Section 17.4, no Lease Assignment or Sublease shall relieve Lessee of any of its obligations under or with respect to this Lease, relieve Lessee Guarantor of any of its obligations under the Lessee Guaranty or release Ultra Resources of any of its obligations under the Resources Guaranty.

(f)           Prohibited Lease Assignments and Subleases Void.  Any purported Lease Assignment which is not a Permitted Lease Assignment and any purported Sublease which is not a Permitted Sublease shall be null and void null and void ab initio.\

(g)           Subsequent Lease Amendments with Prior Lessee Consent.  If (i) Lessor and any assignee or sublessee of Lessee’s interest in this Lease modify or amend this Lease so as to increase the obligations of such prior Lessee, and (ii) such modification or amendment is made without a prior Lessee’s consent, then the liability of such prior Lessee, its Lessee Guarantor and Ultra Resources shall not be increased, but shall continue as it existed prior to such modification or amendment.

17.2          No Restrictions on Indebtedness or Liens of Lessee or Lessee Guarantors.  Notwithstanding any provision to the contrary in this Lease or otherwise, and for the avoidance of doubt, there shall be no restrictions or limitations on the ability of Lessee, Lessee Guarantor or Ultra Resources to incur Indebtedness or to grant a Lien on all or any portion of Lessee’s rights under this Lease or with respect to the Leased Property, or with respect to any of the Lessee Property.

17.3          Cure Rights Upon Assignee Default.  Notwithstanding anything to the contrary set forth in Article XXIII of this Lease or otherwise, and except where a prior Lessee and its Lessee Guarantor and Ultra Resources have been released from liability under this Lease in accordance with Section 17.4, upon the occurrence of an event or circumstance which would, with the giving of notice or passage of time, or both, constitute a Lessee Event of Default, Lessor shall not declare a Lessee Event of Default or exercise any rights or remedies on account of such Lessee Event of Default unless and until Lessor gives notice of such default to such prior Lessee(s), their respective Lessee Guarantor(s), and Ultra Resources and the opportunity to cure such default, within the period of time permitted under Section 23.1 of this Lease for curing such event or circumstance, but with such cure period as to such prior Lessee, such prior Lessee Guarantor and Ultra Resources beginning only upon receipt by such prior Lessee(s), its Lessee Guarantor(s) or Ultra Resources, as applicable, of such notice

17.4          Release of Lessee and Lessee Guarantor.  From and after the date of a Permitted Lease Assignment to a Permitted Lessee Transferee of the type, described in subsections (c), (e), (f) or (g) of the definition thereof, then (a) the assigning Lessee and each prior Lessee shall be automatically released from any and all obligations and liabilities arising or accruing under this Lease from and after the date of such Permitted Lease Assignment, (b) each Lessee Guarantor shall be automatically released from any and all obligations and liabilities arising or accruing under its Lessee Guaranty with respect to obligations or liabilities arising or accruing from and after the date of such Permitted Lease Assignment, and (c) Ultra Resources shall be automatically released from any and all obligations and liabilities arising or accruing under the Resources Guaranty with respect to obligations or liabilities arising or accruing from and after the date of such Permitted Lease Assignment; provided, however, that in the case of a Permitted Lease Assignment to a Permitted Lessee Transferee described in subsection (c) of the definition thereof, (i) if the Permitted Lessee Transferee is owned directly or indirectly by a Permitted Ultra Petroleum Successor, then such assigning Lessee, its Lessee Guarantor and Ultra Resources shall not be released, and (ii) if the Permitted Lessee Transferee is not owned directly or indirectly by a Permitted Ultra Petroleum Successor, as a condition to such release Lessor may require the ultimate parent company of such Permitted Lessee Transferee to execute a Lessee Guaranty.  Neither Lessee nor the Lessee Guarantor nor Ultra Resources shall be released of its obligations or liabilities under this Lease, its Lessee Guaranty or the Resources Guaranty, as applicable, (A) in connection with any Lease Assignment except as provided in the immediately preceding sentence, or (B) in connection with any Sublease.

17.5          Transfers and Liens by Lessor and Equity Investors.

(a)           Prohibitions on Indebtedness, Transfers, Leases and Liens.

(i)           Lessor Transfers.  Lessor shall not Transfer or permit the Transfer of all or any portion of the Lessor Interests except a Transfer of all the Lessor Interests pursuant to a Permitted Sale.  Any Transfer of all or any portion of the Lessor Interests except a Transfer of all the Lessor Interests pursuant to a Permitted Sale shall be null and void ab initio

(ii)           Lessor Liens.  Lessor shall not grant or permit the granting of, or suffer to exist, a Lien upon all or any portion of the Lessor Interests except a Permitted Lessor Lien to secure Permitted Indebtedness.  Any Lien upon all or any portion of the Lessor Interests other than a Permitted Lessor Lien to secure Permitted Indebtedness shall be null and void ab initio.

(iii)           Lessor Lease Transactions.  Lessor shall not at any time during the Lease Term enter into a Lessor Lease Transaction.  Any Lessor Lease Transaction during the Lease Term shall be null and void ab initio.

(iv)           Lessor Indebtedness.  Lessor shall not incur Indebtedness other than Permitted Indebtedness.  Any Indebtedness incurred by Lessor other than Permitted Indebtedness shall be null and void ab initio.

(v)           Equity Investor Transfers and Other Actions.  No Lessor Equity Interest Owner shall Transfer beneficial ownership of (including, for the avoidance of doubt, indirectly by allowing a change in the Beneficial Owner of) any portion of a Lessor Equity Interest to any Person that would result in possession of Controlling Lease Rights by any Person or Persons except pursuant to a Permitted Equity Transfer, and any such Transfer which is not a Permitted Equity Transfer shall be null and void ab initio and Lessor shall not recognize any such Transfer.

(vi)           Equity Investor Liens.  No Lessor Equity Interest Owner shall grant or permit the granting of, or suffer to exist, a Lien on any Lessor Equity Interest beneficially owned by such Lessor Equity Interest Owner except a Permitted Lessor Lien with respect to such Lessor Equity Interest.  Any Lien on any Lessor Equity Interest other than a Permitted Lessor Lien with respect to any Lessor Equity Interest shall be null and void ab initio and Lessor shall not recognize any such Lien on any Lessor Equity Interest.

(b)           Permitted Sales; Release Upon a Permitted Sale.  For purposes hereof, the term “Permitted Sale” means a Transfer by Lessor which satisfies all of the following requirements in all respects:

(i)           Transfer of All Lessor Interests for Cash Consideration.  Such Transfer is a Transfer of all of Lessor’s right, title and interest under this Lease and all of Lessor’s right, title and interest in the Leased Property for an all-cash consideration (or cash paid to Lessor at closing and the remainder of the purchase price to be paid to Lessor by such transferee after such closing by deferred cash payments) to be paid to Lessor therefor and prior to such Transfer, Lessor has complied with Section 25.3 hereof with respect to such Transfer; an

(ii)           Notice.  Not less than fifteen (15) Business Days prior to the date of such Transfer (ten (10) Business Days in the case of a Transfer to an Affiliate of Lessor), Lessor has timely provided to Lessee notice of the proposed Transfer and evidence reasonably acceptable to Lessee that all the requirements with respect to a Permitted Sale shall be satisfied with respect to the proposed Transfer, including copies of the Governing Documents of such proposed transferee, the documents and instruments evidencing any Indebtedness or Liens arising from or created in connection with such Transfer, and information regarding the owners of the Equity Interests with respect to such proposed transferee and their Lessor Lenders; an

(iii)           Successor Lessor Requirements.  After giving effect to such Transfer, (A) the Lessor representations in Section 4.1 shall be true and correct in all respects with respect to such transferee Lessor (other than the specific information regarding the state of organization and Equity Owners of Pinedale as set forth in Section 4.1(a), which information shall be updated as applicable to describe the owners of the successor Lessor), (B) so long as an Ultra Entity Person is Lessee, no Person other than a Permitted Controller of Lease Rights shall possess Controlling Lease Rights, (C) no Disqualified Person shall possess Controlling Lease Rights, (D) Disqualified Persons, in the aggregate, do not possess beneficial ownership of twenty-five percent (25%) or more of the Lessor Equity Interests, and (E) such transferee Lessor and its Governing Documents comply in all respects with Sections 27.1 and 27.2; and

(iv)           Lessor Indebtedness.  As a result of such Transfer, there shall be no Lessor Indebtedness other than Permitted Indebtedness and there shall exist no Liens on any Lessor Interests other than Permitted Lessor Liens; and

(v)           Equity Investor Agreement.  In connection with such Transfer, the successor Lessor, each direct owner of a Lessor Equity Interest in such Lessor, and any Affiliate of any such Person required to guaranty the obligations of such Person under the Equity Investor Agreement as a result of the application of the definition of the term “Permitted Controller of Lease Rights” to such Transfer, must execute and deliver to Lessee the Equity Investor Agreement; and

(vi)           U.S. Transferee.  After giving effect to such Transfer, the transferee Lessor and its Lessor Guarantor, if applicable, shall be organized in the United States or if the transferee or its Lessor Guarantor, if applicable, is organized in a jurisdiction outside the United States, the transferee and its Lessor Guarantor, if applicable, shall indemnify Lessee for any taxes that may be imposed on Lessee as a result thereof, and

(vii)           Assumption of Lessor Lease Obligations.  Contemporaneous with such Transfer, the transferee Lessor must assume in writing the obligations of Lessor under this Lease arising from and after the date of such Transfer and the other obligations of Lessor under the Easements arising from and after the date of such Transfer; and

(viii)           Delivery of Lessor Guaranty and SNDA.  Contemporaneous with such Transfer (A) if otherwise required by this Lease in order for such Transfer to be a Permitted Sale, the Lessor Guarantor of such transferee Lessor must execute and deliver to Lessee a Lessor Guaranty, and (B) if applicable, such transferee Lessor and its Lessor Lenders must execute and deliver to Lessee the SNDA; and

(ix)           No Lessor Event of Default or Default Under Governing Documents.  After giving effect to such Transfer, no event or circumstance shall have occurred at the time of or as a result of such Transfer which with the giving of notice or passage of time would constitute a Lessor Event of Default or a breach, default or failure of performance under the Governing Documents of the successor Lessor; and

(x)           Compliance with Laws and Lease.  Such Transfer complies with all Applicable Legal Requirements, including securities laws, and the documents evidencing such Transfer or other action are provided to Lessee to confirm, to the reasonable satisfaction of Lessee, compliance with the provisions of this Lease; and

(xii)           No Change in Lessee’s Rights.  The documents evidencing such Transfer or other action do not alter the rights of Lessee under the Lease or as to the Leased Property; and

(xiii)           No Change in Lessee’s Obligations.  After giving effect to such Transfer or other action, Lessee shall have no greater obligation or liability under this Lease as a result of such Transfer or other action, based on Applicable Legal Requirements in effect at the time of such Transfer or other action, than it would have had if the Transfer or such other action had not taken place (other than obligations indemnified by Lessor under this Lease).

Upon a Permitted Sale in compliance with the terms of this Section 17.5, the transferring Lessor and its Lessor Guarantor shall be released and relieved of further liability or obligation under this Lease and its applicable Lessor Guaranty, in each such case only with respect to matters arising or accruing from and after the date of such Permitted Sale.

(c)           Permitted Equity Transfers.  For purposes of this Agreement “Permitted Equity Transfer” means any Transfer of beneficial ownership of all or a portion of a Lessor Equity Interest which satisfies all of the following requirements in all respects:

(i)           Disqualified Persons and Controlling Parties.  Such Transfer would not result in: (A) a Disqualified Person or Disqualified Persons possessing Controlling Lease Rights, (B) Disqualified Persons, in the aggregate, having beneficial ownership of 25% or more of the Lessor Equity nterests, and (C) for so long as an Ultra Entity Person is the Lessee under the Lease, a Person who is not a Permitted Controller of Lease Rights possessing Controlling Lease Rights; and

(ii)           Notices.  Such Lessor Equity Interest Owner shall have given written notice to Lessee of any proposed Transfer of beneficial ownership of all or any portion of a Lessor Equity Interest.  Such notice shall be given to Lessee at least fifteen (15) Business Days (ten (10) Business Days in the case of a Transfer to an Affiliate of the transferor) prior to executing a definitive agreement for such Transfer. Such notice shall describe in detail the material terms of such proposed Transfer, the name of each Person proposed to acquire beneficial ownership of all or any portion of  a Lessor Equity Interest or to possess Controlling Lease Rights, and provide reasonably sufficient information to enable Lessee to notify, within ten (10) Business Days of Lessee’s receipt of such notice, whether such Person(s) is/are Disqualified Person(s) and to verify within such ten (10) Business Day period that such Transfer complies with the requirements of Section 17.5(c)(i).  Such Lessor Equity Interest Owner shall also provide to Lessee copies of all material documents evidencing such Transfer, in their then current form, at least ten (10) Business Days prior to the closing date or effective date of any Transfer and any material revisions or amendments to such documents promptly after they become available; and

(iii)          Addendum to Equity Investor Agreement; Guaranty if Required.  Each Person acquiring direct ownership of Lessor Equity Interests shall have executed an Addendum to the Equity Investor Agreement agreeing to be bound by the Equity Investor Agreement, and any Affiliate of any such Person required to guaranty the obligations of such Person under the Equity Investor Agreement as a result of the application of the definition of the term “Permitted Controller of Lease Rights” to such Transfer shall have executed such guaranty; and

(iv)          United States Persons; Lessee Indemnity.  Unless each Person acquiring beneficial ownership is a United States Person within the meaning of Section 7701(a)(3) of the Code, the transferee Lessor Equity Interest Owner and each Person acquiring beneficial ownership shall have agreed to indemnify Lessee, in a manner reasonably acceptable to Lessee, against any amounts payable by Lessee, as Lessee, pursuant to this Lease or otherwise to the extent such liabilities arise out of the status of such transferee as a Person other than a United States Person; and

(v)           Compliance with Laws and Lease.  Such Transfer complies with all Applicable Legal Requirements, including securities laws, and the documents evidencing such Transfer are provided to Lessee to confirm, to the reasonable satisfaction of Lessee, compliance with the provisions of this Lease; and

(vi)          No Default Under Lessor’s Governing Documents.  No default or event of default attributable to such Lessor Equity Interest Owner or Lessor shall occur under Lessor’s Governing Documents as a result of such Transfer; and

(vii)         No Change in Lessee’s Rights.  The documents evidencing such Transfer do not alter the rights of Lessee under the Lease or as to the Leased Property; and

(viii)        No Change in Lessee’s Obligations.  Immediately after giving effect to such Transfer, Lessee, as Lessee, shall have no greater obligation or liability under this Lease as a result of such Transfer, based on Applicable Legal Requirements in effect at the time of such Transfer, than it would have had if the Transfer had not taken place (other than obligations indemnified by

Lessor, the transferee Lessor Equity Interest Owner and such Person acquiring such beneficial ownership pursuant to subsection (iv), above).  No Lessor or Lessor Guarantor shall be released or relieved of any liability or obligation under this Lease or its applicable Lessor Guaranty in connection with or as a result of a Transfer of any Lessor Equity Interest or any beneficial ownership of any Lessor Equity Interest.

ARTICLE XVIII.
LESSEE’S SURRENDER OF LEASED PROPERTY

18.1          Surrender.  Upon the expiration of the Term or the earlier termination of this Lease, Lessee shall surrender to Lessor in Good Condition and Repair the Leased Property and any Permitted Capital Improvements and Additional Lines that become Lessor’s property upon termination of this Lease as provided in Section 10.1(e) hereof, in all such cases subject to reasonable and ordinary wear and tear, and subject to the provisions of Article XV and Article XVI and Section 25.5.  Any removal of all or any of the Lessee Property by Lessee shall be done in material compliance with Environmental Laws and other Applicable Legal Requirements, including Lessee’s obligation to file all reports and documentation required to be filed with any Governmental Authority in connection with the removal of Lessee Property, and in accordance with the requirements of Article X hereof.  Lessee shall repair any material damage to the Leased Property caused by the removal of Lessee Property.  After the expiration of the Term or the earlier termination of this Lease, neither Lessee nor Lessor shall have any rights, liabilities or obligations hereunder (except for any that survive the expiration or any earlier termination of this Lease) and including, without limitation, the terms and provisions of Sections 25.2, 25.3 and 25.4 if and to the extent applicable.

ARTICLE XIX.
ASSIGNMENT OF LEASE

19.1          Assignment of Lease.  Lessor shall not (a) Transfer all or any portion of its right, title or interest under this Lease except pursuant to a Permitted Sale, or (b) create or suffer to exist a Lien on all or any portion of its right, title or interest under this Lease except (i) a Permitted Lessor Lien, (ii) a Lien which Lessee is contesting in accordance with a Permitted Lessee Contest, or (iii) a Lien which Lessor is contesting in accordance with a Permitted Lessor Contest.

ARTICLE XX.
MORTGAGE SUBORDINATION AND NON-DISTURBANCE AND NOTICE TO MORTGAGEE

20.1          Mortgage Subordination.  Except as and to the extent applicable with respect to the Underlying Lien Claims, this Lease and the right, title and interest of Lessee under this Lease shall be prior and superior in all respects to any Lien on all or any portion of the Leased Property by, through or under Lessor, irrespective of the time of execution or time of recording of such Lien, whether placed on the Leased Property prior to, on or after the Effective Date, and whether or not such Lien constitutes a Permitted Lessor Lien or secures Permitted Indebtedness.  Except as and to the extent applicable with respect to the Underlying Lien Claims, no Lien placed or permitted on the Leased Property by, through or under Lessor shall be superior or prior to this Lease or Lessee’s right, title and interest under this Lease, whether by date of execution, time of recording, tacking, subrogation, or any other legal or equitable principles or operation of law.  Concurrently with the execution of this Lease, Lessor, Lessor Lender and Lessee have entered into the SNDA.  Lessor shall cause any subsequent Person holding or claiming any Lien in or to all or any portion of the Lessor Interests or Lessor Equity Interests, as a condition to the granting of same, to execute and deliver to Lessee the SNDA.

ARTICLE XXI.
INDEMNIFICATION

21.1          Indemnification by Lessee.

(a)        Lessee’s Indemnification Obligations.  Subject to the waiver of subrogation provisions in Section 14.4, the remainder of this Article XXI, and Section 26.3, and except for Losses for which Lessor is responsible pursuant to Section 21.2, Lessee, to the fullest extent permissible by Applicable Legal Requirements, agrees to indemnify, hold harmless and defend Lessor Indemnified Parties and Lessor Lender (in Lessor Lender’s capacity as such) from and against any and all Losses proximately caused by (i) a Lease Assignment or Sublease made by Lessee in violation of this Lease, (ii) a Lessee Event of Default, (iii) any negligent acts or omissions of Lessee or any other Lessee Party with respect to this Lease, the Leased Property or the SNDA, (iv) the fraud, gross negligence or willful misconduct of Lessee or any Lessee Party in connection with the Leased Property or the transactions contemplated by this Lease or in connection with the SNDA, (v) the operation, possession, use, non-use, maintenance, modification, alteration, construction, reconstruction, restoration, condition, design or replacement of the Leased Property (or any portion thereof) by Lessee or any other Lessee Party, or (vi) the business and activities of Lessee or of any other Person permitted on or about the Leased Property by Lessee (whether as an invitee, sublessee, licensee or otherwise); provided, however, to the extent and in the proportion such Losses also arise out of or are based upon or arise from or are attributable to any of the following (collectively, and together with the matters described in Section 21.1(b), below, the “Exclusions from Lessee’s Indemnification Obligations”), Lessee’s indemnification under this subsection shall, to such extent, not apply:

(A)           the negligence, willful misconduct or fraud of any Lessor Indemnified Party or, in the case of indemnification of a Lessor Lender, the negligence, willful misconduct or fraud of such Lessor Lender;

(B)           except to the extent arising by reason of a Lessee Event of Default, breach of any covenant, representation or warranty by any Lessor Party, Lessor Indemnified Party or Lessor Lender contained in this Lease, any Lessor Loan Document, the SNDA, the Equity Investor Agreement or any other document entered into in connection herewith or therewith;

(C)           any dispute (A) between or among any Lessor Indemnified Parties, (B) between or among Lessor Lenders or (C) between or among any one or more Lessor Indemnified Parties, on the one hand, and any Lessee Party or Lessor Lender on the other hand;

(D)           the negotiation, preparation or administration of this Lease, any Lessor Loan Document, the SNDA, the Equity Investor Agreement or any other document entered into in connection herewith or therewith;

(E)           except to the extent arising by reason of a Lessee Event of Default, a violation of any Applicable Legal Requirement or any other legal, regulatory, judicial or similar requirement by any Lessor Party, Lessor Indemnified Party or Lessor Lender;

(F)           a Transfer or other disposition by any Lessor Party, Lessor Indemnified Party or Lessor Lender of any interest in all or any portion of the Leased Property;

(G)           to the extent imposed with respect to any period (except during the exercise of remedies pursuant to this Lease) after the expiration of the Term or earlier termination of this Lease, except to the extent such Losses relate to (A) events or matters occurring prior to the expiration of the Term or earlier termination of the Lease, (B) the exercise of remedies relating to a Lessee Event of Default, or (C) the failure by Lessee to return the Liquids Gathering System to Lessor in accordance with the terms of this Lease;

(H)           arising as a result of a default or event of default under the Lessor Loan Documents, the SNDA or the Equity Investor Agreement or arising otherwise in connection with or under any Lessor Loan Document, except to the extent caused by a Lessee Event of Default; or

(I)           a Lessor Event of Default.

(b)         Additional Limits on Lessee’s Indemnification Obligation.  Notwithstanding the foregoing, Losses arising from Lessee’s indemnification obligations in this Section 21.1 shall not include (i) any taxes or costs or expenses associated with contesting taxes, it being understood that Lessee’s liability with respect to taxes is governed by Article VI, (ii) principal, interest, default interest, fees, charges or penalties owed in connection with Indebtedness of any Lessor Party or any Lessor Indemnified Party, provided, however, that default interest on Permitted Indebtedness imposed as a result of a Lessor event of default thereunder (A) other than a default based on the failure to make a payment or payments under or with respect to such Indebtedness and (B) which arises solely and directly as a result of a Lessee Event of Default other than a failure to pay Base Rent or Additional Rent, shall not be excluded from “Losses”, or (iii) Losses related to any funding or hedging arrangements entered into or obtained in connection with Lessor Indebtedness or debt or equity investments in Lessor.

(c)        Environmental Matters Not Included.  For the avoidance of doubt, this Section 21.1 is not intended to provide any indemnification to Lessor or any Lessor Indemnified Party for any matters related to Environmental Laws or Hazardous Materials or any other matters covered by Article XXII.

21.2          Release and Indemnification by Lessor.  Subject to the waiver of subrogation provisions in Section 14.4, and except for Losses for which Lessee is responsible pursuant to Section 21.1, and subject to the provisions in Article XIV and Section 26.3, Lessor, to the fullest extent permissible by Applicable Legal Requirements:

(a)           Release of Lessee and Lessee Indemnified Parties.  Releases Lessee and each other Lessee Indemnified Party from any Losses from any source arising out of or based upon, in whole or in part, (i) any acts or omissions by any Lessor Party, Lessor Indemnified Party or Lessor Lender in violation of the terms of this Lease, the SNDA or the Equity Investor Agreement, (ii) any acts or omissions of any Lessor Party, Lessor Indemnified Party or Lessor Lender with respect to this Lease, the Leased Property, the SNDA or the Equity Investor Agreement, (iii) any Lessor Event of Default, or (iv) the fraud, negligence or willful misconduct of any Lessor Party, Lessor Indemnified Party or Lessor Lender in connection with the Leased Property or the transactions contemplated by this Lease, or in connection with the Equity Investor Agreement or the SNDA; and

(b)           Lessor Indemnification of Lessee and Lessee Indemnified Parties.  Agrees to indemnify, hold harmless and defend Lessee and each other Lessee Indemnified Party from and against any and all Losses, from any source arising out of or based upon, in whole or in part, (i) any acts or omissions by any Lessor Party or Lessor Indemnified Party in violation of the terms of this Lease, the SNDA or the Equity Investor Agreement, (ii) any acts or omissions of any Lessor Party or Lessor Indemnified Party with respect to this Lease or the Leased Property, the SNDA or the Equity Investor Agreement, (iii) any Lessor Event of Default, or (iv) the fraud, negligence or willful misconduct of any Lessor Party or Lessor Indemnified Party in connection with the Leased Property or the transactions contemplated by this Lease, or in connection with the Equity Investor Agreement or the SNDA;

Provided, however, that in the case of subsections (a) and (b) above, to the extent and in the proportion such Losses also arise out of or are based upon (A) any breach of this Lease by Lessee, (B) the fraud, negligence or willful misconduct of Lessee or any other Lessee Party with respect to the Leased Property, this Lease, the SNDA or the Equity Investor Agreement, (C) Taxes for which Lessee is responsible pursuant to this Lease, or (D) breach by Lessee of any representations made by it in this Lease, then Lessor’s release and indemnification under this subsection (b) shall not apply.

21.3          Concurrent Negligence.  Notwithstanding the provisions of Section 21.1 and Section 21.2, in the event of the concurrent negligence or intentional misconduct of Lessee, any other Lessee Party or any Lessee Indemnified Party on the one hand and the concurrent negligence or intentional misconduct of Lessor, any other Lessor Party or Lessor Indemnified Party, on the other hand, a party’s (the “Indemnifying Party”) obligation to indemnify the other as set forth in this Article XXI shall be limited to the extent of the Indemnifying Party’s negligence and/or intentional misconduct (and that of the Lessee Indemnified Parties (if Lessee is the Indemnifying Party) or the Lessor Indemnified Parties (if Lessor is the Indemnifying Party)), including the Indemnifying Party’s proportionate share of reasonable costs, attorneys’ fees, and expenses incurred in connection with any claim, action, or proceeding brought with respect to such injury or damage.

21.4          Survival.  The obligations of Lessee and Lessor under this Article XXI shall survive the expiration or earlier termination of this Lease.

21.5          Claims Procedure.  In the case of any Losses asserted by an Indemnified Party under this Article XXI, such Indemnified Party shall give prompt notice thereof to the Indemnifying Party and in any event within no less than 60 days after the Indemnified Party receives notice of such assertion; provided that failure to so notify the Indemnifying Party shall not reduce the Indemnifying Party’s obligations to indemnify any Indemnified Party hereunder except to the extent such failure adversely affects the Indemnifying Party’s rights, or materially compromises such Indemnifying Party’s ability, to defend such Losses or results in additional liability on such Indemnifying Party’s part.  The Indemnifying Party shall be entitled, at its expense, acting through counsel selected by it (and reasonably satisfactory to such Indemnified Party), to participate in or to assume and control (if it promptly so elects upon notice of the Losses), the negotiation, litigation and/or settlement of any such Losses.  Such Indemnified Party may (but shall not be obligated to) participate at its own expense and with its own counsel in any proceeding conducted by the Indemnifying Party in accordance with the foregoing, in which case the Indemnifying Party shall keep such Indemnified Party and its counsel fully informed of all proceedings and filings.  Notwithstanding the foregoing, but subject to Article XI and the right of Lessee to pursue Tax Challenges and Permitted Lessee Contests and the right of Lessor to pursue Permitted Lessor Contests, the Indemnifying Party shall not be entitled to assume and control the defense of any Losses if (a) Lessee is the Indemnifying Party, a Level I Lessee Default has occurred and is continuing, or, if Lessor is the Indemnifying Party, a Level 1 Lessor Default has occurred and is continuing, (b) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on the Indemnified Party, or (c) the proceeding involves the granting of injunctive relief against the Indemnified Party not related to this Lease.

ARTICLE XXII.
ENVIRONMENTAL LAWS

22.1          Environmental Undertakings.  Lessee’s operations on the Leased Property from and after the Effective Date shall comply with Environmental Laws in all material respects.  Lessor will conduct no operations on the Leased Property.  After either party discovers or is informed of the existence of a material violation of Environmental Laws with respect to the Leased Property, or receipt of any notices alleging non-ordinary course of business liabilities under Environmental Laws with respect to the Leased Property, that party shall give prompt notice to the other party of such event.

22.2          Environmental Covenants.

(a)           Lessee’s Obligations for Certain Corrective Actions.  Except as otherwise provided in Section 25.5, Lessee shall be responsible for performing Corrective Action required under Environmental Law to the extent arising from Lessee Environmental Liabilities, such Corrective Actions to be performed in material compliance with Environmental Laws.  Lessee’s obligations to conduct Corrective Action shall be limited to those activities designed to achieve the least stringent remediation permitted under Environmental Laws for a property in similar use as the property requiring Corrective Action.

(b)           Lessor’s Obligations for Certain Corrective Actions.  Upon Lessee’s written request to Lessor requesting that Lessor take such Corrective Action, Lessor shall be responsible for performing any Corrective Action required under Environmental Laws to the extent arising from Lessor Environmental Liabilities, such Corrective Actions to be performed in material compliance with Environmental Laws.  Lessor’s obligations to conduct Corrective Action shall be limited to those activities designed to achieve the least stringent remediation permitted under Environmental Laws for a property in similar use as the property requiring Corrective Action.

22.3          Lessee Environmental Indemnity.  Lessee shall, at no cost to Lessor, protect, defend, indemnify, release and hold harmless each of the Lessor Indemnified Parties and each Lessor Lender for, from and against any and all Losses (including engineers’ fees, environmental consultants’ fees, and costs of investigation (including sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas)) imposed upon or incurred by or asserted against any Lessor Indemnified Parties, but only to the extent arising out of any one or more of the following:

(a)           Lessee Environmental Liabilities; or

(b)           Lessee breach of its covenants in this Article XXII (including Lessee’s obligation to take Corrective Action under Section 22.2(a)).

Lessee’s indemnification obligation does not cover any Losses to the extent attributable to (i) a breach of this Lease by Lessor or any other Lessor Party, (ii) the fraud, negligence or willful misconduct of Lessor, any other Lessor Party or any Lessor Lender, (iii) Lessor Environmental Liabilities, or (iv) Exclusions from Lessee’s Indemnity Obligations.  Lessor’s and Lessor Indemnified Parties’ sole and exclusive remedy, either at law, under statute or in equity, against Lessee for Lessee Environmental Liabilities, violations of Environmental Law by Lessee or any other Lessee Party or Releases of Hazardous Materials by Lessee or any other Lessee Party are the remedies in this Section 22.3 and no other rights or remedies shall be applicable thereto, except that Lessee’s failure to perform the Corrective Actions required by Lessee under Section 22.2(a) shall, if not cured within the notice and cure periods provided in Section 23.1(f), or such earlier date as such Corrective Action must be completed to comply with applicable Environmental Law (but subject to any pending Permitted Lessee Contests with respect to same), entitle Lessor to exercise its self-help remedies under Section 23.2 for so long as such Corrective Action remains incomplete.

22.4          Lessor Environmental Indemnity.  Lessor shall, at no cost to Lessee, protect, defend, indemnify, release and hold harmless each of the Lessee Indemnified Parties for, from and against any and all Losses (including engineers’ fees, environmental consultants’ fees, and costs of investigation (including sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas)) imposed upon or incurred by or asserted against any Lessee Indemnified Party, but only to the extent arising out of any one or more of the following:

(a)	Lessor Environmental Liabilities; or

(b)	Lessor’s breach of its covenants in this Article XXII (including Lessor’s obligation to take Corrective Action under Section 22.2(b)).

Lessor’s indemnification obligation does not cover any Losses to the extent attributable to (i) a breach of this Lease by Lessee or any other Lessee Party, (ii) the fraud, negligence or willful misconduct of Lessee or any other Lessee Party, or (iii) Lessee Environmental Liabilities.  Lessee’s and Lessee Indemnified Parties’ sole and exclusive remedy, either at law, under statute or in equity, against Lessor for Lessor’s Environmental Liabilities, violations of Environmental Law by Lessor or any other Lessor Party or Releases of Hazardous Materials by Lessor or any other Lessor Party are the remedies in this Section 22.4, except that Lessor’s failure to perform the Corrective Actions required by Lessor under Section 22.2(b) shall, if not cured within the notice and cure periods provided in Section 23.4(i) or such earlier date as such Corrective Action must be completed to comply with applicable Environmental Law (but subject to any pending Permitted Lessor Contests with respect to same), entitle Lessee to exercise its self-help remedies under Section 23.4 for so long as such Corrective Action remains incomplete.

22.5          Claims Procedure.  In the case of any Losses asserted by an Indemnified Party under this Article XXII, such Indemnified Party shall give prompt notice thereof to the Indemnifying Party and in any event within no less than 60 days after the Indemnified Party receives notice of such assertion; provided that failure to so notify the Indemnifying Party shall not reduce the Indemnifying Party’s obligations to indemnify any Indemnified Party hereunder except to the extent such failure adversely affects the Indemnifying Party’s rights, or materially compromises such Indemnifying Party’s ability, to defend such Losses or results in additional liability on such Indemnifying Party’s part.  The Indemnifying Party shall be entitled, at its expense, acting through counsel selected by it (and reasonably satisfactory to such Indemnified Party), to participate in or to assume and control (if it promptly so elects upon notice of the Losses), the negotiation, litigation and/or settlement of any such Losses.  Such Indemnified Party may (but shall not be obligated to) participate at its own expense and with its own counsel in any proceeding conducted by the Indemnifying Party in accordance with the foregoing, in which case the Indemnifying Party shall keep such Indemnified Party and its counsel fully informed of all proceedings and filings.  Notwithstanding the foregoing, but subject to Article XI and Lessee’s right to pursue Tax Challenges and Permitted Lessee Contests and Lessor’s right to pursue Permitted Lessor Contests, the Indemnifying Party shall not be entitled to assume and control the defense of any Losses if (a) Lessee is the Indemnifying Party, a Level I Lessee Default has occurred and is continuing, or, if Lessor is the Indemnifying Party, a Level 1 Lessor Default has occurred and is continuing, (b) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on the Indemnified Party, or (c) the proceeding involves the granting of injunctive relief against the Indemnified Party not related to this Lease.

22.6          Survival.  It is expressly understood and agreed that Lessee’s and Lessor’s obligations under this Article XXII shall survive the expiration or earlier termination of this Lease.

ARTICLE XXIII.
DEFAULTS AND REMEDIES

23.1          Lessee Events of Default.  Each of the following shall be an event of default under this Lease (each, subject to the additional notice and cure provisions of Section 17.3, a “Lessee Event of Default”):

(a)           Lessee fails to make any payment of Base Rent when due and such failure continues for five (5) Business Days after Lessee’s receipt of written notice from Lessor of such failure; or

(b)           Lessee fails to make any Additional Rent (other than a failure to pay Base Rent and except for such payments as Lessee is contesting in good faith or pursuant to a Tax Challenge or a Permitted Lessee Contest) and such failure continues for fifteen (15) Business Days after Lessee’s receipt of written notice of such failure from Lessor; or

(c)           any representation and warranty made by Lessee under this Lease is false at the time made and which, individually or in the aggregate with respect to each other such false representation or warranty, is material; or

(d)           Lessee makes or permits a Lease Assignment or a Sublease in violation of Article XVII of this Lease, and with respect to a Lease Assignment or Sublease to or with an Affiliate of Lessee, Lessee fails to unwind or terminate such Lease Assignment or Sublease within sixty (60) days after Lessee’s receipt of written notice from Lessor of such breach; or

(e)           Lessee fails to maintain property insurance on the Leased Property in material compliance with this Lease, and such failure continues for fifteen (15) Business Days after Lessee’s receipt of written notice of such failure from Lessor; or

(f)           Lessee fails to observe or perform any other covenant of Lessee under this Lease and that failure continues for sixty (60) days after Lessee’s receipt of written notice of that breach from Lessor (or if the cure of that failure reasonably requires more than sixty (60) days to complete, if Lessee fails to commence the cure within such sixty (60) day period and thereafter diligently pursue such cure to completion), but with respect to the foregoing, no such uncured failure shall constitute a Lessee Event of Default unless individually or in the aggregate with each other such uncured failure, such failure is material; or

(g)           the filing by or against Lessee or Lessee Guarantor of a petition for relief under any Debtor Relief Laws (unless, in the case of a petition filed against Lessee or Lessee Guarantor, the same is dismissed within ninety (90) days after filing), or the appointment of a trustee or receiver to take possession of all, or substantially all, of Lessee’s or Lessee Guarantor’s assets or of Lessee’s interest in this Lease, where such appointment is not discharged in ninety (90) days after appointment of said trustee or receiver, or the voluntary filing of a petition for the appointment of the same; or

(h)           Lessee or Lessee Guarantor (i) fails to make any payment of principal or interest with respect to any Material Debt after giving effect to any applicable cure period or (ii) fails to observe or perform any other agreement contained in any agreement or instrument relating to that Material Debt that is a default (other than a failure to pay specified in subsection (i) of this paragraph) and such default continues after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of the failure specified in subsection (i) or (ii) is to accelerate the maturity of that Material Debt; or

(i)           a breach or default has occurred and is continuing by Lessee under the SNDA and such breach or default continues for thirty (30) days after Lessee’s receipt of written notice of such breach or default from Lessor.

23.2          Lessor’s Remedies for a Lessee Event of Default.  Upon the occurrence and during the continuance of a Lessee Event of Default, with or without notice or demand, except such notice as may be required by statute and cannot be waived by Lessee and such notice as is specifically required by the terms of this Lease (all other notices being hereby waived), Lessor shall be entitled to exercise, at its option, the following remedies, Lessor hereby waiving all other rights and remedies to which Lessor may be entitled at law or in equity:

(a)           Lessor’s Remedies for a Level 1 Lessee Default. Following the occurrence and during the continuance of a Level 1 Lessee Default only, Lessor shall have, with respect to each such Level 1 Lessee Default either, but not both, of the rights and remedies specified in subsection (i) and subsection (ii), below.

(i)           Option to Terminate the Lease.  Upon the occurrence and during the continuance of a Level 1 Lessee Default, Lessor may give Lessee written notice of Lessor’s intention to terminate this Lease as a result of such Level 1 Lessee Default (except for the terms and provisions hereof which survive termination) on a date specified in such notice (which date shall be no sooner than sixty (60) days after the date of the notice), in which case, upon the date therein specified, the Term and the estate hereby granted shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term except the terms and provisions hereof which survive the Lease Term.  Upon such termination, Lessee shall surrender possession of the Leased Property to Lessor and Lessor may take possession of the same on the termination date without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action.  If Lessor so terminates this Lease, Lessor may, as full and complete damages for such Level 1 Lessee Default, bring an action against Lessee for any or all of the following:

(A)           Accrued and Unpaid Base Rent.  All Base Rent accrued and unpaid to the termination date and not otherwise paid by Lessee; and

(B)           Accrued and Unpaid Additional Rent.  All Additional Rent accrued and unpaid to the termination date and not otherwise paid by Lessee (including Lessee’s indemnity obligations under Sections 21.2 and 22.3 with respect to matters or circumstances arising prior to the date of Lease termination, whether or not Lessor has asserted such indemnity claims prior to the date of Lease termination), but without duplication for amounts for which Lessor seeks damages under this Lease; and

(C)           Failure to Surrender Leased Property.  Losses resulting from Lessee’s failure to surrender the Leased Property as required by Section 18.1, but without duplication for amounts for which Lessor seeks damages or indemnification under this Lease; and

(D)           Collection Costs.  All reasonable out-of-pocket expenses incurred by Lessor in enforcing its remedies under this Section 23.2(a)(i) with respect to such Level 1 Lessee Default, including reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessor as a result of its exercise of remedies under this subsection (a)(i) with respect to such Level 1 Lessee Default, regardless of whether or not legal proceedings are actually commenced, subject to Section 26.9 of this Lease, and

(E)           Termination Damages.  The amount, if any, by which (1) the unpaid Base Rent (as calculated below) payable under this Lease which would have been earned after termination for the balance of the Term (had this Lease not been terminated and without giving effect to any unexercised extension options), discounted to present value at the Discount Rate exceeds (2) the Fair Market Rent for such period, also discounted to present value at the Discount Rate.  For purposes of calculating Base Rent which would have been earned after termination for the balance of the Term under (1) above, the Variable Rent component of Total Rents shall be calculated based on the average Variable Rent payable during the one year period prior to the termination of this Lease.

Notwithstanding the foregoing or anything to the contrary set forth in this Lease, the amount required to be paid by Lessee pursuant to Sections 23.2(a)(i)(A), (B), (C), (D) and (E) shall be limited as follows:  The Inception Date Present Value of the amount paid by Lessee pursuant to Sections 23.2(a)(i)(A), (B), (C), (D) and (E) plus the Inception Date Present Value of the Aggregate Minimum Rent shall not in any event exceed $200,250,000.  As used herein, (I) “Aggregate Minimum Rent” means the Minimum Rent paid by Lessee during the period beginning on Effective Date and continuing through the date of termination of the Lease Term, (II) “Inception Date Present Value” of an amount means the present value of such amount as of the Effective Date, calculated using the Specified Discount Rate, and (III) “Specified Discount Rate” means eight percent (8%).

In addition, and notwithstanding the foregoing, in the event that as of the Lease termination date specified in Lessor’s notice to Lessee such Level 1 Lessee Default has been cured, such termination notice shall be deemed to have been rescinded, this Lease shall remain in effect and Lessor shall only be entitled to Base Rent and Additional Rent which has accrued under the Lease under subsections (A) and (B), above, and Lessor’s reasonable out-of-pocket expenses under subsection (D) above.

(ii)           Option to Exercise Remedies Other Than Lease Termination Upon a Level 1 Lessee Default.  In the event that Lessor elects NOT to exercise its remedies under subsection (i) above with respect to a Level 1 Lessee Default, and in lieu of its remedies under subsection (i), above, upon the occurrence and during the continuance of a Level 1 Lessee Default, Lessor may exercise any or all of its rights or remedies under subsection (b), below, with respect to such Level 1 Lessee Default.

(b)           Lessor’s Remedies for a Lessee Event of Default Other Than Termination Available for a Level 1 Lessee Default.  Except as otherwise provided in Section 23.2(a) above with respect to the exclusivity of such remedies, following the occurrence and during the continuance of any Lessee Event of Default, but only so long as either (x) such Lessee Event of Default does not constitute a Level 1 Lessee Default, or (y) such Lessee Event of Default does constitute a Level 1 Lessee Default and Lessor has elected not to pursue its termination rights as set forth in subsection (a)(i), above, this Lease shall remain in full force and effect, Lessee shall be entitled to remain in possession of the Leased Property hereunder and shall remain obligated and liable for Lessee’s obligations hereunder, and Lessor may exercise the following remedies, concurrently, successively, or in any combination (except NOT in combination with any of the remedies set forth in subsection (a)(i), above, and excluding any other or additional remedies):

(i)           Accrued, Unpaid Base Rent.  Lessor may bring an action against Lessee for all Base Rent accrued, unpaid and due and owing to the date of such action and not otherwise paid by Lessee; and

(ii)           Accrued, Unpaid Additional Rent.  Lessor may bring an action against Lessee for all Additional Rent accrued, unpaid and due and owing to the date of such action and not otherwise paid by Lessee (including Lessee’s indemnity obligations under Sections 21.2 and 22.3), but in any case without duplication for claims made under subsection (iii) of this Section 23.2(b), below; and

(iii)           Damages.  Lessor may bring an action against Lessee for Lessor’s damages which are proximately caused by such Lessee Event of Default, but without duplication for amounts for which Lessee seeks damages or indemnification under this Lease; and

(iv)           Specific Performance.  Lessor may bring an action against Lessee for specific performance by Lessee of its unperformed obligations under this Lease, but without duplication for other amounts for which Lessor seeks damage or indemnification under this Lease.  All covenants and agreements of Lessee in this Lease shall be deemed special, unique and extraordinary, and any breach of any covenant or agreement by Lessee shall be deemed to cause Lessor irreparable injury not properly compensable by damages in an action at law, such that the rights and remedies of Lessor may be enforced both at law or in equity

(v)           Self-Help Remedies.  Lessor may perform, on Lessee’s behalf, any unperformed covenant or obligation under this Lease constituting such Lessee Event of Default if such covenant or obligation remains unperformed on the date that is not less than ten (10) Business Days after entry of a final and non-appealable court order confirming such Lessee Event of Default, in which event, Lessee shall reimburse Lessor for all reasonable costs, expenses and disbursements incurred by Lessor in doing so, plus together with interest thereon at the Default Interest Rate from the Due Date for Additional Rent, but in any event without duplication for amounts for which Lessor seeks damages or indemnification under this Lease; provided, however, that any action taken by Lessor in accordance with this Section 23.2(b)(v) shall be made in compliance with Lessee’s rules and regulations with respect to the Leased Property; and

(vi)           Costs of Collection.  Lessor shall be entitled to recover from Lessee all out-of-pocket costs and expenses, including reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessor in exercising its remedies under this Section 23.2(b) as a result of such Lessee Event of Default, regardless of whether or not legal proceedings are actually commenced, subject to Section 26.9 of this Lease.

(c)           No Waiver or Election of Remedies.  No delay or omission of Lessor to exercise any right or power accruing upon the occurrence and during the continuance of any Lessee Event of Default shall impair any other or subsequent Lessee Event of Default or impair any rights or remedies consequent thereto unless such Lessee Event of Default is cured.  Except with respect to the exclusivity of certain remedies as provided in Sections 23.2(a) and (b), every power and remedy given by this Section to Lessor may be exercised from time-to-time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right to change any course of action undertaken by Lessor.  Lessor hereby irrevocably waives and releases any and all rights and remedies with respect to any Lessee Event of Default other than as expressly granted in this Section 23.2 provided, however, that this sentence shall not be deemed to prohibit collection by Lessor of Base Rent and Additional Rent which has accrued or arisen during the Term, including indemnification claims which arose during the Term pursuant to Sections 21.1 and 22.3, but without duplication of any amounts for which Lessor seeks damages or indemnification under this Lease.

23.3          Lessor Events of Default.  Each of the following shall be an event of default under this Lease (each, a “Lessor Event of Default”):

(a)           Monetary Defaults.  Lessor fails to make any payment due to Lessee under this Lease and such failure continues for fifteen (15) Business Days after Lessor’s receipt of written notice of such failure from Lessee; or

(b)           Certain Representations.  Any representation or warranty made by Lessor under Sections 4.1(f) or (g) is false in any material respect at the time made and such representation or warranty continues to be untrue for thirty (30) days after Lessor’s receipt of written notice of such matter; or

(c)           Other Representations.  Any other representation and warranty made by Lessor under this Lease is false at the time made and which, individually or in the aggregate with respect to each other such false representation or warranty, is material; or

(d)           Certain Specified Lessor Defaults.  Any breach, default or failure of performance by Lessor or its Governing Documents under (i) Section 3.2(a) (Prohibited Other Record Agreements), (ii) Section 17.5(a)(i), (ii), (iii) or (iv) (Prohibited Lessor Transfers, Indebtedness, Liens and Leases), (iii) Section 27.1(a), (d), (e), (f) or (g) (SPE & Governing Document Requirements), or (iv) Sections 27.2(a), (b), (c), or (f) (Loan Related Requirements), and such breach, default or failure of performance remains uncured for sixty (60) days after Lessor’s receipt of written notice of such breach, default or failure of performance; or

(e)           Lessor Default under the SNDA.  Any breach, default or failure of performance by Lessor under the SNDA, and such breach, default or failure of performance remains uncured for thirty (30) days after Lessor’s receipt of written notice of such breach, default or failure of performance; or

(f)           Equity Investor Defaults.  Any breach, default or failure of performance under (i) Section 17.5(a)(v), (ii) Section 17.5(a)(vi), or (iii) Sections 27.1(b), (c) or (h), and such breach, default or failure of performance remains uncured for sixty (60) days after Lessor’s receipt of written notice of such breach, default or failure of performance, provided, however, that with respect to any such breach, default or failure of performance, Lessor shall be deemed to have cured such breach, default or failure of performance so long as (A) the Transfer which gave rise to such breach, default or failure of performance is null and void ab initio under Lessor’s Governing Documents, (B) Lessor does not recognize any Lessor Equity Interest Owner who (or whose Beneficial Owner(s)) gave rise to such breach, default or failure of performance, (C) Lessor notifies such Lessor Equity Owner(s) in writing that the Transfer which gave rise to such breach, default or failure of performance is null and void, (D) Lessor does not pay or otherwise permit to be made any distribution or other funds or amounts to (I) the transferee of a Lessor Equity Owner if the Transfer to such transferee gave rise to such breach, default or failure of performance, or (II) to a Lessor Equity Interest Owner if one or more of its Beneficial Owner(s) gave rise to such breach, default or failure of performance, (E) Lessor does not make or permit to be made any allocations or other adjustments to the capital or similar account of a Lessor Equity Interest Owner(s) as a result of Lessor income, revenue, gains or otherwise if one or more of its Beneficial Owners gave rise to such breach, default or failure of performance, and (F) Lessor does not permit or allow a Lessor Equity Interest Owner(s) (if one or more of its Beneficial Owners gave rise to such breach, default or failure of performance) or its Beneficial Owner(s) to: (I) vote or have any influence or involvement in any governance matter, approval, consent or election with respect to Lessor, the Leased Property, Lessee or this Lease, (II) receive from Lessor or any of Lessor’s beneficial owners any financial or other information with respect to Lessor, Lessee, the Leased Property or this Lease, or (III) inspect the Leased Property or otherwise participate in any rights or benefits of Lessor under this Lease; provided further, that even if the conditions in subsections (A)-(F) above remain satisfied, if any Person receives a final judgment holding that (X) such Transfer giving rise to such breach, default or failure of performance is enforceable and remains in effect, or (Y) any of the actions or conditions in subsections (A)-(F), above must cease or are otherwise unenforceable, then such breach, default or failure of performance shall be deemed not to be cured for purposes of this Lease; or

(g)           Failure to Deliver Documents in Connection with a Required Sale to Lessee or its Designee.  Lessor fails to execute and deliver the documents required to Transfer the Leased Property to Lessee or its designee if Lessor has accepted Lessee’s purchase offer under Article XV, Article XVI or Section 25.5, and such failure remains uncured for ten (10) Business Days after Lessor’s receipt of written notice of such failure from Lessee; or

(h)           Breach of ROFR Provisions.  Any breach, default or failure of performance by Lessor under Section 25.3 (Transfer of Leased Property ROFR) or Section 25.4 (Lease of Leased Property ROFR) and such breach, default or failure of performance remains for ten (10) Business Days after Lessor’s receipt of written notice of such failure from Lessee; or

(i)           Other Lessor Covenant Defaults.  Lessor fails to observe or perform any other covenant of Lessor under this Lease in any material respect (other than those specified in other subsections of this Section 23.3 which failure continues for sixty (60) days after Lessor’s receipt of written notice of such breach from Lessee (or if the cure of such failure reasonably requires more than sixty (60) days to complete, if Lessor fails to commence the cure within such sixty (60) day period and thereafter diligently pursue such cure to completion); or

(j)           Debtor Relief Laws.  The filing by or against Lessor of a petition for relief under any Debtor Relief Laws (unless the same is dismissed within ninety (90) days after filing), or the appointment of a trustee or receiver to take possession of all, or substantially all, of Lessor’s assets or of Lessor’s interest in this Lease, where such appointment is not discharged in ninety (90) days after appointment of said trustee or receiver, or the voluntary filing of a petition for the appointment of the same.

23.4          Lessee’s Remedies for a Lessor Event of Default.

(a)           Lessee Remedies.  Upon the occurrence and during the continuance of a Lessor Event of Default, with or without notice or demand, except such notice as may be required by statute and cannot be waived by Lessor and such notice as is specifically required by the terms of this Lease (all other notices being hereby waived), this Lease shall remain in full force and effect, Lessee shall be entitled to remain in possession of the Leased Property hereunder and shall remain obligated and liable for Lessee’s obligations hereunder (subject to Lessee’s offset rights set forth below), and Lessee shall have and may exercise the following remedies, concurrently, successively, or in any combination, Lessee hereby waiving all other rights and remedies to which Lessee may be entitled at law or in equity:

(i)           Amounts Due by Lessor under the Lease.  Lessee may collect and bring an action against Lessor for all amounts due, owing and unpaid by Lessor as of the date of such action, including Lessor’s indemnity obligations under this Lease with respect to matters or circumstances arising prior to the date of such action, but in any case without duplication for claims made under subsection (a)(ii) below; and

(ii)           Damages.  Lessee may bring an action against Lessor for Lessee’s damages which are proximately caused by such Lessor Event of Default, but without duplication for other amounts and indemnities for which Lessor may be obligated under this Lease; and

(iii)           Specific Performance.  Lessee may bring an action against Lessor for specific performance by Lessor of its unperformed obligations under this Lease, but without duplication for other amounts, damages and indemnities for which Lessor may be obligated under this Lease.  All covenants and agreements of Lessor in this Lease shall be deemed special, unique and extraordinary, and any breach of any covenant or agreement by Lessor shall be deemed to cause Lessee irreparable injury not properly compensable by damages in an action at law, such that the rights and remedies of Lessee may be enforced both at law or in equity; and

(iv)           Self-Help.  Lessee may perform, on Lessor’s behalf, any unperformed covenant or obligation under this Lease constituting such Lessor Event of Default if such covenant or obligation remains unperformed on the date that is not less than ten (10) Business Days after entry of a final and non-appealable court order confirming such Lessor Event of Default, in which event, Lessor shall reimburse Lessee for all reasonable costs, expenses and disbursements incurred by Lessee in doing so, plus together with interest thereon at the Default Interest Rate from the date which is ten (10) Business Days after Lessee makes demand on Lessor for payment of same, but in any event without duplication for amounts for which Lessor seeks damages or indemnification under this Lease; and

(v)           Enforcement Costs.  Lessee shall be entitled to recover from Lessor all out-of-pocket costs and expenses, including reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessee in exercising its remedies under this Section 23.4(a) as a result of such Lessor Event of Default, regardless of whether or not legal proceedings are actually commenced, subject to Section 26.9 of this Lease; and

(vi)           Special Payment for a Level 1A Lessor Default.  So long as an Ultra Entity Person is the Lessee under this Lease and no Level 1 Lessee Default has occurred and is continuing, upon the occurrence and during the continuance of one or more Level 1A Lessor Defaults, beginning immediately upon notice from Lessee to Lessor, Lessor shall pay to Lessee an amount equal to $10,000 per day until all Level 1A Lessor Defaults are cured (the “Level 1A Lessor Default Payment Amount”).  Lessor may choose to pay the Level 1A Lessor Default Payment Amount due hereunder on a monthly basis, on or before the date five (5) Business Days prior to the end of each calendar month, in the amount of the aggregate unpaid Level 1A Lessor Default Payment Amount due through the end of such calendar month.  If on the date five (5) Business Days prior to the end of any calendar month Lessor has not paid to Lessee the aggregate Level 1 A Lessor Default Payment Amount due through the end of such calendar month, then Lessee may offset against the monthly payment of Base Rent for the immediately succeeding calendar month the unpaid Level 1A Lessor Default Payment Amount, but in no event may Lessee offset such unpaid Level 1A Lessor Default Payment Amount against any monthly payment of Base Rent in an amount which, when added to any offsets to such monthly payment of Base Rent under subsection (vii) below, would cause such monthly payment of Base Rent hereunder to be less than the Monthly Debt Service for such payment date.  Following the cure of all Level 1A Lessor Defaults hereunder, within ten (10) Business Days following delivery of written notice from Lessor to Lessee of (a) evidence reasonably acceptable to

Lessee that all Level 1A Lessor Defaults have been cured, and (b) a correct calculation of the total Level 1A Lessor Default Payment Amounts paid by Lessor to Lessee or offset against Base Rent with respect to such Level 1A Lessor Defaults (collectively, with respect to such Level 1A Lessor Defaults, the “Level 1A Default Payments”), then (x) the Level 1A Lessor Payment Amount that has accrued and remains unpaid shall automatically be extinguished, and (y) Lessee shall pay to Lessor (or as otherwise directed by Lessor under this Lease or by Lessor Lender with respect to payment of Base Rent) the amount of such Level 1A Lessor Default Payments, less any amounts owing to Lessee under the preceding subsections (i)-(v) as of such date, and without payment by Lessee of interest at the Default Interest Rate thereon.  Neither payment by Lessor to Lessee of any Level 1A Lessor Default Payment Amount nor Lessee’s offset of any Level 1A Lessor Default Payment Amount against Base Rent as permitted by this subsection (vi) shall be exclusive of any other remedies available under this Section 23.4(a), and Lessee may pursue its other remedies under this Lease with respect to such Level 1A Lessor Default.  Lessor and Lessee agree that Lessor’s damages resulting from a Level 1A Lessor Default would be impractical and extremely difficult, if not impossible, to estimate or to determine, and the Level 1A Lessor Default Payment Amount is a fair and reasonable estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain; and

(vii)           Right to Offset.  So long as no Level 1 Lessee Default has occurred and is continuing, in the event Lessor fails to pay to Lessee any amounts due to Lessee pursuant to subsections (i), (ii), (iii), (iv), or (v), above, within ten (10) Business Days after written demand from Lessee, Lessee may offset such delinquent amounts, including interest thereon at the Default Interest Rate, from Base Rent otherwise due and owing by Lessee, whether previously or thereafter due and owing provided, however, that Lessee shall not offset such amounts against any monthly payment of Base Rent in an amount which, when added to any offsets under subsection (vi), above, with respect to such monthly payment of Base Rent, would cause any payment of monthly Base Rent hereunder to be less than the Monthly Debt Service for such payment date.

(b)           Delays and Waivers of Other Remedies.  No delay or omission of Lessee to exercise any right or power accruing upon the occurrence and during the continuance of any Lessor Event of Default shall impair any other or subsequent Lessor Event of Default or impair any rights or remedies consequent thereto unless such Lessor Event of Default is cured.  Subject to the provisions of subsection (a), above, which provide that such remedies are available without duplication of certain other claims, every power and remedy given by this Section 23.4 to Lessee may be exercised from time-to-time, and as often as may be deemed expedient, by Lessee, subject at all times to Lessee’s right to change any course of action undertaken by Lessee.  Lessee hereby irrevocably waives and releases any and all rights and remedies with respect to any Lessor Event of Default other than as expressly granted in this Section 23.4. provided, however, that this sentence shall not be deemed to prohibit collection by Lessee of amounts due and owing from Lessor which payment obligation has accrued or arisen with respect to facts or circumstances during the Term, including indemnification claims which arose during the Term pursuant to Sections 21.2 and 22.4, but without duplication of any such amounts or claims and such remedies.

23.5          Mitigation of Damages.  Notwithstanding anything to the contrary contained in this Article XXIII, (a) upon the occurrence of a Lessee Event of Default, Lessor shall be obligated to mitigate its damages hereunder, and (b) upon the occurrence of a Lessor Event of Default, Lessee shall be obligated to mitigate its damages hereunder.

ARTICLE XXIV.
NOTICE

24.1          Notices.  Except where otherwise specifically provided in this Lease, all notices, demands, requests or other communications (each, a “Notice”) which either party is required to or may desire to give to the other shall be in writing and shall be given by (a) personal delivery, (b) mailing a copy thereof by certified or registered mail, postage prepaid, return receipt requested, or (c) nationally recognized overnight courier service (such as Federal Express or UPS), all charges prepaid, furnishing a receipt upon delivery, in each case addressed to the party to whom the notice is directed at the Notice Address of such party set forth below.  A notice given by Lessee may be given, in addition to the methods set forth in the preceding sentence, via electronic mail, and any Notice sent by Lessee via electronic mail shall be deemed to have been received by the addressee upon Lessee sending the email to the addressee’s designated email address below.  The Notice Address of each party is:

Lessee:

Ultra Wyoming LGS, LLC
400 North Sam Houston Parkway East, Suite 1200
Houston TX 77060
Attention:  Marshall D. Smith, Senior Vice President and Chief Financial Officer

With a copy to:

Ultra Petroleum Corp.
400 North Sam Houston Parkway East, Suite 1200
Houston TX 77060
Attention:  Legal Department

Lessor:

Pinedale Corridor, LP
4200 W. 115th Street, Suite 210
Leawood, KS  66211
Email Address: rick.green@corridortrust.com

With a copy to:

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Attn:  Steve Carman
Email Address: steve.carman@huschblackwell.com

The addresses to which notices and demands shall be delivered or sent may be changed from time-to-time by notice served by either party upon the other as provided above.

24.2          Deemed Receipt.  Unless otherwise provided in this Lease, and except for deemed receipt of email notices as provided in Section 24.1, notice shall be deemed to have been received by the addressee as follows:  (a) if a Notice is delivered in person, or sent by registered or certified mail, or nationally recognized overnight courier, upon receipt by the addressee or delivery to the address of the addressee; and (b) if the addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address  for which no Notice was given, then upon the rejection, refusal, or inability to deliver the Notice.

24.3          Delivery; Time of Notice.  Notwithstanding the foregoing, if any Notice is received after 5:00 p.m. on a Business Day where the addressee is located, or on a day that is not a Business Day where the addressee is located, then the Notice is deemed received at 9:00 a.m. local time on the next business day where the addressee is located.

ARTICLE XXV.
RENEWAL AND END OF TERM OPTIONS, RIGHT OF FIRST REFUSAL, AND OTHER PREFERENTIAL PURCHASE RIGHTS

25.1          Renewal Option.

(a)           Renewal Rights.  Provided no Level 1 Lessee Default has occurred and remains uncured as of the end of the Current Lease Term End, Lessee shall have the right and option (the “Renewal Option”) to extend the term of the Lease with respect to all (but not less than all) of the Leased Property for successive renewal terms, each for a length of time equal to five (5) years, provided, however, that the maximum aggregate Term shall in no event exceed 99 years.  Base Rent during each Renewal Term shall be the Fair Market Rent, determined as set forth below.

(b)           Lessee Renewal Notice.  Prior to the date that is twenty-one (21) months before the Current Lease Term End (the “Renewal Notice Date”), Lessee may exercise its Renewal Option if Lessee and Lessor agree in writing upon the Fair Market Rent for the applicable Renewal Term (the “Agreed FMV Rent”).

(c)           Determination of Agreed Fair Market Rent.  Lessor and Lessee shall negotiate in good faith to reach agreement as to the Fair Market Rent and, if requested by Lessee, one or more Responsible Officers of Lessor shall meet with one or more Responsible Officers of Lessee at Lessee’s offices in Houston, Texas or such other location as the parties shall mutually agree to conduct such negotiations in person.  The Agreed FMV Rent shall be the Base Rent for the Leased Property for the applicable Renewal Term.  If Lessor and Lessee are unable to agree upon the Fair Market Rent on or prior to the Renewal Notice Date, Lessee may notify Lessor in writing of its intent to exercise its Renewal Option subject to an acceptable determination of Fair Market Rent on or prior to the Renewal Notice Date (such notice, a “Fair Market Rent Determination Notice”).  If the Lessee does not deliver the Fair Market Rent Determination Notice on or before the Renewal Notice Date, Lessee will be deemed to have decided not to elect to exercise the Renewal Term Option and the Lease will expire on the Current Lease Term End.  If Lessee delivers a Fair Market Rent Determination Notice to Lessor, then each of Lessor and Lessee shall submit to the other in writing (the “Designation Notice”), no sooner than fifteen (15) Business Days after Lessee’s delivery of such Fair Market Rent Determination Notice and no later than thirty (30) Business Days after Lessee’s delivery of such Fair Market Determination Notice, (i) its good faith estimate of the Fair Market Rent during the applicable Renewal Term (collectively referred to as the “Estimates”), and (ii) the name of the Independent Appraiser appointed by it to determine which of the two (2) Estimates most closely reflects the Fair Market Rent for the Leased Property during the applicable Renewal Term, and Fair Market Rent shall be determined as follows:

(i)           If either Lessor or Lessee fails to appoint an Independent Appraiser within the fifteen (15) Business Day period referred to above, the Independent Appraiser appointed by the other party shall be the sole Independent Appraiser for the purposes hereof and shall determine which of the two (2) Estimates most closely reflects the Fair Market Rent within twenty (20) Business Days after the Designation Notice appointing such Independent Appraiser, and the Estimate so chosen shall be binding on both Lessor and Lessee as the Base Rent for the Leased Property during the applicable Renewal Term.

(ii)           If both Lessor and Lessee appoint an Independent Appraiser within the fifteen (15) Business Day period referred to above, Lessor’s and Lessee’s Independent Appraisers shall work together in good faith to agree upon which of the two (2) Estimates most closely reflects the Fair Market Rent for the Leased Property within twenty (20) Business Days after the Designation Notices appointing such Independent Appraisers (or the later of the two Designation Notices).  The Estimate chosen by such Independent Appraisers shall be binding on both Lessor and Lessee as the Base Rent for the Leased Property during the applicable Renewal Term.

(iii)           If the two (2) Independent Appraisers have not agreed upon which of the two (2) Estimates most closely reflects the Fair Market Rent by midnight on the date which is twenty (20) Business Days after the Designation Notices appointing such Independent Appraisers (or the later of the two Designation Notices), then, within ten (10) Business Days after the expiration of such twenty (20) Business Day period, the two (2) Independent Appraisers shall select a third Independent Appraiser.  Once the third Independent Appraiser has been selected, then, as soon thereafter as practicable but in any case within fifteen (15) Business Days, the third Independent Appraiser shall make his or her determination of which of the two (2) Estimates most closely reflects the Fair Market Rent and such Estimate shall be binding on both Lessor and Lessee as the Base Rent for the Leased Property during the applicable Renewal Term.  If the two (2) Independent Appraisers are unable to agree upon a third Independent Appraiser within such fifteen (15) Business Day period, the third Independent Appraiser shall be appointed as soon as possible by the American Arbitration Association (or any successor organization, or if no successor organization shall then exist, by a court of competent jurisdiction residing in Harris County, Texas, or such other jurisdiction as Lessor and Lessee mutually agree), subject to the qualification requirements set out herein.  In the event of the failure, refusal or inability of any Independent Appraiser to act, a new Independent Appraiser shall be appointed in his stead, which appointment shall be made in the same manner as set forth above for the appointment of such resigning Independent Appraiser.

(iv)           Notwithstanding the foregoing procedures of this Section 25.1(c), Lessor and Lessee may terminate the foregoing procedures to determine the Fair Market Rent for the applicable Renewal Term, if at any time during the process, they agree in writing as to what constitutes the Fair Market Rent for the applicable Renewal Term and such determination shall be binding on both Lessor and Lessee as the Base Rent for the Leased Property during the applicable Renewal Term.

(v)           The parties shall share equally in the costs of the third Independent Appraiser.  The fees of any appraiser, counsel or experts engaged directly by Lessor or Lessee shall be borne by the party retaining the appraiser, counsel or expert.

(d)           Lessee Right to Rescind Upon Final Determination of Fair Market Rent.  If Fair Market Rent is determined pursuant to subsection (c), above, then on or before the date which is thirty (30) days following the determination of the Fair Market Rent pursuant to subsection (c), above, Lessee shall elect, by written notice to Lessor, whether to (i) rescind Lessee’s election to extend the Lease Term for the applicable Renewal Term, in which case Lessee shall be deemed to have elected not to extend the Lease Term for the applicable Renewal Term (although to the extent that Lessee’s rescission notice is given after the date which would otherwise have been the commencement date of such Renewal Term, the Lease shall be deemed to have been extended for such period and Lessee’s possession during such period shall not constitute a default or “holding over” after the Lease Term), or (ii) renew the Lease for the applicable Renewal Term for the Fair Market Rent as so determined, in which case during such Renewal Term all of the terms and conditions of this Lease will continue in full force and effect, with Base Rent being determined as set forth in subsection (c), above.  Any failure of the parties to determine Fair Market Rent within the timeframes set forth in this Section 25.1 shall not invalidate any of Lessee’s rights under this subsection (d) or any other provision of this Section 25.1.  If Lessee fails to timely notify Lessor in writing of Lessee’s decision to rescind its extension notice or to renew the Lease as provided in this subsection (d), Lessee will be deemed to have elected to rescind its election to extend the Lease Term for such Renewal Term as provided in subsection (i), above.  Upon expiration of the Lease Term due to failure of Lessee to extend the Lease Term for a Renewal Term or actual or deemed rescission by Lessee of its election to so extend for the Renewal Term, (A) Lessor may (but shall not be obligated to) market the Leased Property for sale or lease, subject in each case to Sections 25.3 and 25.4 hereof, and (B) the Lease shall terminate except the provisions hereof which survive termination, including Sections 25.3 and 25.4 hereof.

(e)           Payment of Renewal Term Base Rent Prior to Final Determination of Fair Market Rent.  In the event the procedures outlined in subsections (c) and (d), above, are not completed and, therefore, the Fair Market Rent for the applicable Renewal Term is not determined as of the Current Lease Term End, then Lessee shall pay Base Rent for the Leased Property during the applicable Renewal Term based on the average of the Estimates provided by Lessor’s Independent Appraiser and Lessee’s Independent Appraiser.  If it is thereafter determined that the Fair Market Rent for the applicable Renewal Term is an amount different than the amount paid by Lessee, the Fair Market Rent as so determined shall be effective from the date of commencement of the applicable Renewal Term, and Lessee or Lessor, as the case may be, shall pay to the other party, within twenty (20) Business Days after the determination of such Fair Market Rent for the applicable Renewal Term, the difference between the rent payable based upon the Fair Market Rent for the applicable Renewal Term as determined in accordance with the foregoing from the commencement date of the applicable Renewal Term and the total Base Rent actually paid to the date of such payment.  If the amount due by Lessor to Lessee or Lessee to Lessor, as the case may be, under the foregoing sentence is not paid within such twenty (20) Business Day period, such amount shall thereafter bear interest from the Due Date for Additional Rent (with respect to payments by Lessee) or ten (10) Business Days following written demand from Lessee to Lessor (with respect to payments by Lessor) at a rate equal to the Default Interest Rate.

25.2     Lessee as Operator After Term.  If Lessor elects by written notice to Lessee given no later than 90 days prior to the end of the Lease Term, then following the termination of this Lease, Lessee or its Affiliate will continue to operate the Leased Property after the Term as an operator and not a lessee, pursuant to the Services Agreement and, in such event, Lessee or its Affiliate may elect to use the Leased Property during any such period pursuant to the Gathering Agreement, in each case with such revisions as Lessor and Lessee shall mutually agree (together and with such mutually acceptable revisions, the “Operating Agreements”), for a Monthly Operating Fee equal to the fair market value for applicable services and use under the Operating Agreements as Lessor and Lessee shall negotiate in good faith, for a period of up to two (2) years following the end of the Lease Term, as specified in the notice from Lessor, but subject in any event to the termination rights provided in the Operating Agreements.  Upon timely written request from Lessor as provided in this Section 25.2, Lessor and Lessee shall execute and deliver the Operating Agreements and pay or cause to be paid the Monthly Operating Fee in connection therewith.

25.3     Right of First Refusal With Respect to the Transfer of All of the Leased Property.

(a)        Limitations on Lessor Transfers.  Lessor covenants and agrees that (i) during the ROFR Transfer Period, Lessor shall not Transfer less than all of its right, title or interest in the Leased Property or this Lease, (ii) any Transfer of all of Lessor’s right, title and interest in the Leased Property and this Lease during the Lease Term shall be subject to Section 17.5 and this Section 25.3, and (iii) any Transfer of all of Lessor’s right, title and interest in the Leased Property and this Lease after the end of the Lease Term, but during the remainder of the ROFR Transfer Period, shall be subject to this Section 25.3.

(b)        Transfers Subject to ROFR Rights.  If at any time or from time-to-time during the ROFR Transfer Period Lessor desires to Transfer or agrees to Transfer all of its right, title and interest in and to the Leased Property and in and under this Lease, in any such case to a Person that is not an Affiliate of Lessor and Lessor has received a Third Party Asset Offer with respect to such Transfer, then (subject to the immediately succeeding sentence of this Section 25.3(b)), Lessor may not consummate such Transfer unless Lessor first complies with the terms and conditions of this Section 25.3.  Notwithstanding the foregoing or anything in this Section 25.3 to the contrary, (i) Lessor shall not be permitted to consummate any Transfer of all or any portion of its right, title and interest in and to the Leased Property and in and under this Lease during the Lease Term which is not a Permitted Sale even if Lessee does not elect to exercise its right of first refusal under this Section 25.3 with respect to such Transfer, (ii) the restrictions on Transfers by Lessor under Section 17.5 shall not be applicable to any Transfer of Lessor’s right, title and interest in and to the Leased Property and in and under this Lease after the Lease Term, although the prohibition on partial Transfers as set forth in subsection (a), above, shall remain applicable during the remaining ROFR Transfer Period, and (iii) this Section 25.3 shall not be applicable, and Lessor shall not be required to comply with this Section 25.3 with respect to a proposed Transfer by Lessor of all or any portion of its right, title and interest in and to the Leased Property and in and under this Lease after the Lease Term if either (A) this Lease has been terminated by Lessor pursuant to Section 23.2(a)(i) as a result of a Level 1 Lessee Default, or (B) as of the end of the Lease Term an Ultra Entity Person is not the Lessee under this Lease.  Lessee’s rights under this Section 25.3 are absolute, appurtenant and shall run with the land with respect to the Leased Property and shall survive termination of this Lease for the ROFR Transfer Period.

(c)       ROFR Asset Sale Notice.  If Lessor desires to accept a Third Party Asset Offer (or if the Third Party Asset Offer is a binding contract that Lessor desires to execute), then Lessor shall provide written notice to Lessee of the Third Party Asset Offer (an “ROFR Asset Sale Notice”).  The ROFR Asset Sale Notice will include the following information:

(i)           a copy of the Third Party Asset Offer and any related documents (such as an agreed upon form of contract);

(ii)          a package containing any information about the Leased Property that Lessor has provided to the proposed buyer;

(iii)           an identification of the direct and indirect owners of the proposed buyer (and each Person that will have Controlling Lease Rights) and information as to the business, character, reputation and financial capacity of the proposed buyer and the principals associated therewith to carry out the terms of the Third Party Asset Offer and, during the Lease Term, to comply with all requirements of this Lease and the Equity Investor Agreement in the event such Transfer is consummated; and

(iv)           during the Lease Term, such other documents and information as Lessee may reasonably require to evidence that the proposed Transfer will qualify as a Permitted Sale hereunder.

(d)          ROFR Asset Offer.  The delivery of the ROFR Asset Sale Notice constitutes an offer (an “ROFR Asset Offer”) by Lessor to sell the Leased Property to Lessee in accordance with the terms set forth in this Section 25.3.

(e)          Lessee Election.  Lessee will have fifteen (15) Business Days from the date of its receipt of the ROFR Asset Offer (the “ROFR Asset Election Period”) to elect to acquire the Leased Property pursuant to the same terms the proposed buyer would acquire the Leased Property under the Third Party Asset Offer.  If Lessee desires to acquire the Leased Property pursuant to such terms, then prior to the end of the ROFR Asset Election Period, Lessee must deliver a notice of acceptance (the “ROFR Asset Acceptance Notice”) to Lessor.  If Lessee rejects the Third Party Asset Offer or does not timely accept such offer, then Lessor may proceed to close on the Third Party Asset Offer with the proposed buyer in accordance with the substantially unmodified terms of the Third Party Asset Offer only if such Transfer is completed within one hundred fifty (150) days after the last day of the ROFR Asset Election Period.  If the terms of such Transfer are modified pursuant to a Material Amendment or such Transfer is not completed within such one hundred and fifty (150) day period, then Lessee shall again have the opportunity to be the buyer under such transaction, meaning that Lessor must send Lessee a new ROFR Asset Sale Notice and comply again with this Section 25.3.  At no time during the Lease Term may Lessor elect to Transfer all or any portion of the Lessor Interests or any interest therein except pursuant to a Permitted Sale, whether or not Lessee has elected or rejected the ROFR

Asset Offer and any such Transfer by Lessor in violation of this Section 25.3 or Section 17.5 shall be void ab initio.  This restriction on Transfer and Lessee’s right of first refusal rights under this Section 25.3 are absolute, appurtenant, and shall run with the land with respect to the Leased Property and this Lease.

(f)          Closing.  The closing of the purchase of the Leased Property by Lessee under this Section 25.3 will be held within sixty (60) days after the delivery of the ROFR Asset Acceptance Notice or such longer period as required to complete the process described in Subsection (g) below, if applicable.  At the closing, Lessor will deliver conveyance documents, each in form and substance contemplated by the Third Party Asset Offer, to transfer the ownership of the Leased Property to Lessee.

(g)         Determination of FMV of Non-Cash Consideration.  If any part of the consideration to acquire the Leased Property as described in the Third Party Asset Offer is not in cash, then before the end of the ROFR Asset Election Period, Lessee may also elect to have the fair market value of such non-cash consideration (the “Non-Cash Consideration”) determined pursuant to this Section.

(i)           Lessor and Lessee will attempt to agree on the Fair Market Value of the Non-Cash Consideration as of the date of the ROFR Asset Offer (the “Non-Cash Consideration Value”).  If Lessor and Lessee do not agree within ten (10) Business Days following the ROFR Asset Election Period as to the deemed Non-Cash Consideration Value, then Lessor and Lessee will attempt to agree on an Independent Appraiser to determine such Non-Cash Consideration Value.  If Lessor and Lessee agree on such Independent Appraiser on or before fifteen (15) Business Days following the end of the ROFR Asset Election Period, then such Independent Appraiser will determine such Non-Cash Consideration Value on or before thirty (30) Business Days following the end of the ROFR Asset Election Period, which determination will be binding and conclusive on each of Lessor and Lessee.  If Lessor and Lessee do not agree on such Independent Appraiser on or before fifteen (15) Business Days following the end of the ROFR Asset Election Period, then Lessee and Lessor will comply with the following procedure to determine the Independent Appraiser and the Non-Cash Consideration Value as of the date of the ROFR Asset Offer:

(ii)           On or before twenty (20) Business Days following the end of ROFR Asset Election Period, each of Lessee and Lessor will submit to each other in writing a list of three proposed Independent Appraisers.  If either Lessor or Lessee fails to timely provide such list to the other, then the Independent Appraiser will be decided by the other from its list of proposed Independent Appraisers.

(iii)           If the name of exactly one proposed Independent Appraiser appears on both the list submitted by Lessor and the list submitted by Lessee, then such Independent Appraiser will be the Independent Appraiser.  If the name of more than one Independent Appraiser appears on both the list submitted by Lessor and the list submitted by Lessee, then the proposed Independent Appraiser who appears on both such lists and whose surname is first in an alphabetical list of the proposed Independent Appraisers who appear on both such lists will be the Independent Appraiser.  If the name of no proposed Independent Appraiser appears on both the list submitted by Lessor and the list submitted by Lessee, then one proposed Independent Appraiser will be drawn by lot from the six proposed Independent Appraisers by a representative of Lessee in the presence of a representative of Lessor, and the name so drawn will be the Independent Appraiser.  Such drawing will occur twenty-five (25) Business Days following the ROFR Asset Election Period.

(iv)           The Independent Appraiser, as selected by the process described in this Section, will, within forty (40) Business Days following the end of the ROFR Asset Election Period, (i) determine the Non-Cash Consideration Value as of the date of the Third Party Asset Offer; and (ii) notify in writing Lessor and Lessee of such determination.

(v)           The conclusions of the Independent Appraiser as to the Non-Cash Consideration Value as of the date of the Third Party Asset Offer will be binding on each of Lessor and Lessee.  The fees and expenses of the Independent Appraiser (and any appraisers engaged by it) will be paid one-half by each of Lessor and Lessee.

(vi)           Once the Non-Cash Consideration Value as of the date of the Third Party Asset Offer is determined pursuant to the procedures above and such determination is made known in writing to Lessee, then Lessee will have a right to do any of the following:  (A) rescind the ROFR Asset Acceptance Notice (in which event Lessor may proceed under Section 25.3(e) as if the ROFR Asset Acceptance Notice has not been given except that the 150 day period referred to in Section 25.3(e) shall commence as of the date that Lessee elects to rescind the ROFR Asset Acceptance Notice), (B) not rescind the ROFR Asset Acceptance Notice but elect to not pay the Non-Cash Consideration to Lessor and instead pay the Non-Cash Consideration Value to Lessor, or (C) not rescind ROFR Asset Acceptance Notice and pay the Non-Cash Consideration (in addition to the cash consideration as specified in the Third Party Asset Offer) to Lessor.  Such election shall be made within ten (10) Business Days after the date the Independent Appraiser advises Lessee and Lessor in writing of the Non-Cash Consideration Value, and if not timely made, Lessee shall be a deemed to have made an election under subsection (A) above.

25.4       Right of First Refusal With Respect to a Lessor Lease Transaction.

(a)         Limitations on Lessor Lease Transactions.  Lessor covenants and agrees that (i) Lessor shall not enter into (A) a Lessor Lease Transaction having a lease term which includes all or any portion of the Lease Term, or (B) at any time during the ROFR Lease Period, any Lessor Lease Transaction with respect to less than all of the Leased Property, (ii) any Lessor Lease Transaction with respect to all of the Leased Property during the Lease Term with a lease term which will begin after the end of the Lease Term shall be subject this Section 25.4, and (iii) any Lessor Lease Transaction during the ROFR Lease Period with respect to all of the Leased Property shall be subject to this Section 25.4.

(b)        Lease Transactions Subject to ROFR.  If at any time or from time-to-time (i) either (A) during the Lease Term Lessor desires to enter into a Lessor Lease Transaction with a lease term which will begin after the end of the Lease Term, or (B) during the ROFR Lease Period Lessor desires to enter into a Lessor Lease Transaction, in the case of either such subsections (A) or (B) with respect to all or any portion of the Leased Property (the portion of the Leased Property (which may be all of the Leased Property) that Lessor desires to lease is referred to as the “Applicable Leased Assets”) to a Person that is not an Affiliate of Lessor and Lessor has received a Third Party Lease Offer with respect thereto, and (ii) the Lease was or is not terminated by Lessor pursuant to Section 23.2(a)(i) as a result of a Level 1 Lessee Default, and (iii) an Ultra Entity Person was or is the Lessee under this Lease as of the end of the Lease Term, then (I) Lessor may consummate such Lessor Lease Transaction of the Applicable Leased Assets only if Lessor complies with the terms and conditions of this Section 25.4, and (II) Lessor may not enter into a Lessor Lease Transaction within two (2) years after the end of the Term without complying with this Section 25.4.  In addition, Lessor shall not enter into a Lessor Lease Transaction which would be subject to this Section 25.4 except for all cash consideration.  For the avoidance of doubt, if (X) this Lease is terminated by Lessor pursuant to Section 23.2(a)(i) as a result of a Level 1 Lessee Default, or (Y) as of the end of the Lease Term an Ultra Entity Person was not or is not the Lessee under this Lease, the provisions of this Section 25.4 shall not apply and Lessor may consummate a Lessor Lease Transaction without complying with the terms and conditions of this Section 25.4.  This restriction on Lessor Lease Transactions and Lessee’s right of first refusal rights under this Section 25.4 are absolute, appurtenant, shall run with the land with respect to the Leased Property and this Lease, and survive termination of this Lease for the ROFR Lease Period.

(c)        ROFR Lease Notice.  If Lessor desires to accept a Third Party Lease Offer (or if the Third Party Lease Offer is a binding contract that Lessor desires to execute), then Lessor shall provide written notice to Lessee of the Third Party Lease Offer (a “ROFR Lease Notice”).  The ROFR Lease Notice will include the following information:

(i)           a description of the Applicable Leased Assets;

(ii)           a copy of the Third Party Lease Offer and any related documents (such as an agreed upon form of lease); and

(iii)           a package containing any information about the Leased Property that Lessor has provided to the proposed lessee, licensee or sublessee; and

(iv)           an identification of the principals associated with the proposed lessee, licensee or sublessee under such Third Party Lease Offer and information as to the business, character, reputation and financial capacity of the proposed lessee, licensee or sublessee and the principals associated therewith to carry out the terms of the Third Party Lease Offer.

(d)           ROFR Lease Offer.  The delivery of the ROFR Lease Notice constitutes an offer (a “ROFR Lease Offer”) by Lessor to lease the Applicable Lease to Lessee in accordance with the terms set forth in this Section 25.4.

(e)           Lessee ROFR Election.  Lessee will have a period of fifteen (15) Business Days from the date of its receipt of the ROFR Lease Offer (this 15-Business Day period is the “ROFR Lease Election Period”) to elect to enter into the Lessor Lease Transaction pursuant to the same terms the proposed lessee would lease the Applicable Lease Assets under the Third Party Lease Offer (and, to the extent that the Applicable Lease Offer provides for any Non-Cash Consideration, Lessor and Lessee shall apply the same procedures to determine the Non-Cash Consideration Value a is set forth in Section 25.3).  If Lessee desires to lease the Applicable Lease Assets pursuant to such terms, then prior to the end of the ROFR Lease Election Period, Lessee must deliver a written notice of acceptance (the “ROFR Lease Acceptance Notice”) to Lessor.  If Lessee rejects the Third Party Lease Offer or does not timely accept such offer, then Lessor may proceed to close on the Third Party Lease Offer with the proposed lessee, licensee or sublessee in accordance with the substantially unmodified terms of the Third Party Lease Offer, provided that if such Lessor Lease Transaction does not occur within one hundred fifty (150) days after the date of delivery of the ROFR Asset Acceptance Notice or if the terms of such Lessor Lease Transaction are modified pursuant to a Material Amendment, then Lessee shall again have the opportunity to be the lessee, licensee or sublessee under such Lessor Lease Transaction, meaning that Lessor must send Lessee a new ROFR Lease Notice and comply again with this Section 25.4.  Any Lessor Lease Transaction in violation of this Section 25.4 shall be void ab initio.  This restriction on Lessor Lease Transactions is absolute, appurtenant, and shall run with the land with respect to the Leased Property.

(f)           Closing.  A Lessor Lease Transaction of the Applicable Lease Assets by Lessee under this Section (i) will be evidenced by a lease in the form included in and which is a part of the ROFR Lease Notice, but if no such lease form is included in and a part of such ROFR Lease Notice, then in substantially the form of this Lease, revised as necessary or appropriate to conform to the terms of ROFR Lease Notice, and (ii) such lease and any other documents required thereby shall be executed by Lessor and Lessee within thirty (30) days after the date of delivery of the ROFR Lease Acceptance Notice.  Notwithstanding the foregoing, Lessor and Lessee agree that no lessee guarantor, lessee guaranty or Resources Guaranty, or lessor guarantor or lessor guaranty shall be required unless as and to the extent required by the ROFR Lease Notice.

25.5          Burdensome Buyout.

(a)           Burdensome Buyout Notice.  At any time and from time-to-time, upon the occurrence and during the continuance of a Burdensome Event, Lessee shall have the option, but not the obligation, to provide written notice (the “Burdensome Buyout Notice”) to Lessor proposing a termination of this Lease and offering to purchase all of the Leased Property as provided in this Section 25.5 for the purchase price as specified by Lessee in such Burdensome Buyout Notice.

(b)           Burdensome Buyout Response Notice.  If Lessee delivers its Burdensome Buyout Notice to Lessor, then Lessor shall have a period of no more than fifteen (15) days in which to either notify Lessee in writing of Lessor’s acceptance or rejection of Lessee’s Burdensome Buyout Notice (“Burdensome Buyout Response Notice”).  Lessor’s failure to provide its Burdensome Buyout Response Notice within such fifteen (15) day period shall be deemed a rejection of Lessee’s Burdensome Buyout Notice and the Lease shall continue in effect.

(c)           Termination of Lease.  If Lessor accepts the Burdensome Buyout Notice, (i) this Lease shall terminate on a date no later than sixty (60) days after the Burdensome Buyout Response Notice specified in the Burdensome Buyout Notice and this Lease shall terminate on such date (the “Burdensome Buyout Lease Termination Date”), (ii) except as provided in Sections 25.2, 25.3 and 25.4, and the other terms and provisions of this Lease which survive termination, neither Lessor nor Lessee shall have any rights or obligations under this Lease arising from and after the Burdensome Buyout Lease Termination Date, (iii) no further Base Rent or Additional Rent shall accrue with respect to the period after the Burdensome Buyout Lease Termination Date, (iv) Lessee shall have no obligation to take any Corrective Action with respect to the circumstances giving rise to the Burdensome Event, (v) neither Lessor nor any other Lessor Indemnified Party shall have any claim against Lessee with respect to any Corrective Action with respect to the circumstances giving rise to the Burdensome Event, or Losses arising from termination of this Lease or Lessee’s purchase of the Leased Property pursuant to this Section 25.5, (vi) all Lessee Guarantors shall be released of liability and obligations under their Lessee Guarantees, Ultra Resources shall be released of liability and obligations under the Resources Guaranty and all Lessor Guarantors shall be released of liability and obligations under their Lessor Guarantees with respect to (x) as to Lessee Guarantors and Ultra Resources only, matters for which Lessee is released in subsections (iv) and (v), preceding, and (y) matters arising or accruing from and after the Burdensome Buyout Lease Termination Date, it being understood and agreed, however, that Lessee Guarantors, Ultra Resources and Lessor Guarantors shall remain liable with respect to matters or claims arising or accruing prior to the Burdensome Buyout Lease Termination Date except those matters described in subsections (iv) and (v), preceding, and (vii) if the circumstances giving rise to such Burdensome Event include a casualty or a Taking, then the Casualty Proceeds or the Taking Proceeds, as applicable, shall be paid to Lessee.

(d)           Closing of Purchase Offer.  If Lessor accepts the Burdensome Buyout Notice, on the Burdensome Buyout Lease Termination Date (i) Lessee shall pay to Lessor the purchase price specified by Lessee in the Burdensome Buyout Notice or such other purchase price as Lessor and Lessee mutually agree, (ii) Lessor shall convey the Leased Property to Lessee or its designee on an AS IS WHERE IS basis, without any express or implied warranties from Lessor other than special warranties of title, provided, however, that such conveyance shall in any event be made by Lessor to Lessee or its designee free and clear of (A) all Permitted Lessor Liens, (B) any other Liens placed on the Leased Property by, through or under Lessor, and (C) any Other Recorded Documents executed by, through or under Lessor in violation of this Lease, and (iii) Lessor will deliver to Lessee or its designee such conveyance documents, each in form and substance reasonably satisfactory to Lessee, as Lessee may reasonably request, to transfer the ownership of the Leased Property to Lessee free and clear of the Liens and other items described in subsections (A)-(C) above.

(e)           Continuation of Lease if Lessor Rejects Lessee’s Burdensome Buyout Notice.  If Lessor rejects or is deemed to have rejected Lessee’s Burdensome Buyout Notice, such Burdensome Buyout Notice with respect to termination of the Lease and Lessee’s offer to purchase the Leased Property shall be deemed to be automatically rescinded and this Lease shall remain in full force and effect in accordance with its terms.

(f)           No Waiver.  Upon each occurrence of a Burdensome Event, Lessee shall be entitled to give its Burdensome Buyout Notice with respect to such Burdensome Event, even if Lessee previously elected not to give such notice with respect to the occurrence of a prior Burdensome Buyout and even if Lessee’s prior Burdensome Buyout Notice(s) were rejected by Lessor hereunder.

25.6          Application of Certain Right of First Refusal Rights to a Foreclosure Sale.  Notwithstanding anything to the contrary herein, Lessee’s right of first refusal rights under Section 25.3 hereof shall not be applicable to a Transfer of the Leased Property made pursuant to a foreclosure or deed in lieu of foreclosure with respect to a Permitted Lessor Lien.  For the avoidance of doubt, Lessee’s rights under both Section 25.3 and 25.4 shall survive any foreclosure sale or deed in lieu of foreclosure or similar conveyance with respect to the Leased Property and this Lease.

ARTICLE XXVI.
MISCELLANEOUS PROVISIONS

26.1          Memorandum/Notice of Lease.  Simultaneously with the execution of this Lease, Lessor and Lessee shall execute and deliver the Memo of Lease and cause it to be recorded in the Official Public Records.  Upon termination of this Lease, upon the request of either party, the other party will execute an instrument in recordable form indicating that this Lease has been terminated.  No mortgages, deeds of trust, fixture filings, UCC financing statements or other Lien filings will be recorded by Lessor or any Lessor Lender in the Official Public Records or in personal property UCC records naming Lessee as a debtor with respect to any of the Leased Property.

26.2          Force Majeure.  If either party shall be delayed or hindered in, or prevented from, the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, riots, insurrection, war or other reasons of a like nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease (any such delay, hindrance or prevention being referred to as “Force Majeure”), then performance of such act shall be excused for the period of delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay unless otherwise specifically provided to the contrary in this Lease.  The provisions of this Section shall not apply to delays in the payment of amounts due and owing by Lessee or Lessor hereunder or resulting from the inability of a party to obtain financing or to satisfy its obligations under this Lease because of a lack of funds.

26.3          Consequential Damages.  Notwithstanding anything in this Lease to the contrary, in no event shall Lessor or Lessee be liable or responsible for (a) consequential, punitive, special or indirect damages, or loss of profits, or (b) except to the extent not excluded from “Losses” in the definition of such term in this Lease, diminution in value under this Lease, and including with respect to both subsections (a) and (b), any holding over by Lessee under Section 26.4 of this Lease.

26.4          Holding Over.  Except for continuations of Lessee’s occupancy after the Lease Term pending determination of rent for a Renewal Term as provided in Section 25.1(e), if Lessee remains in possession of any Leased Property after the expiration of the Term without having timely executed its right, if any, to extend the Term, such continuing possession shall create a month to month tenancy on the terms of this Lease except that the monthly Base Rental shall be 125% of the Base Rent applicable as of the end of the Term, and such tenancy may be terminated at the end of any month thereafter by either party giving at least sixty (60) days’ notice to the other party.

26.5          Quiet Enjoyment.  Lessor agrees that so long as this Lease is in effect, Lessee shall and may peaceably and quietly have, hold and enjoy the Leased Property and all rights of Lessee hereunder during the Term without any manner of hindrance or molestation from Lessor, Lessor Lender, or anyone claiming by, through or under Lessor or Lessor Lender.

26.6          Cost and Expense.  Wherever it is provided in this Lease that an act is to be undertaken by any Person, such act shall be done by such Person or caused to be done by such Person at no cost or expense to the other party, other than any de minimus cost or expense, unless a contrary intent is expressed.

26.7          Access; Reporting.

(a)           Access and Inspection Rights.  Lessor and Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) may, at their sole cost and expense, inspect the Leased Property during normal business hours at such locations where the same is located or kept in Lessee’s ordinary course of business, after not less than five (5) Business Days prior notice to Lessee; provided, however, neither Lessor, any Lessor Lender nor any Agent for any Lessor Lender shall have any right to inspect any of the Leased Property without a representative of Lessee being present and Lessor and Lessor Lender (or its Agent, if applicable) shall abide by Lessee’s reasonable rules and regulations (including those governing matters of health and safety) when making such inspections; provided, further, that, unless (i) Lessee’s interest under this Lease has been assigned to a Person that is not a Permitted Lessee Transferee or (ii) a Level 1 Lessee Default has occurred and is continuing, and excluding inspections made with respect to restorations following a casualty or condemnation as such inspections are permitted by and pursuant to Article XV or Article XVI, Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) may inspect the Leased Property no more frequently than once per calendar year and Lessor may inspect the Leased Property no more frequently than twice per calendar year.  Lessee shall use commercially reasonable efforts to cause its representative to be present for Lessor’s inspection when notice is given as required by this subsection (a).  In the event Lessee is unable to provide a representative of Lessee to be present for a Lessor or Lessor Lender inspection at any time during a thirty (30) consecutive day period, Lessee shall pay to Lessor a $10,000 penalty.  Under no circumstances shall Lessor permit its inspection or any inspection by Lessor Lender (or the Agent for such Lessor Lender if requested in writing by Lessor) to interfere with Lessee’s ordinary operation of the Leased Property or with Lessee’s business.  Under no circumstances may Lessor or Lessor Lender permit any Disqualified Persons to inspect the Leased Property; provided, however, that if Lessee has not elected to renew this Lease beyond the Current Lease Term End, then commencing the last day on which the Renewal Option may be exercised, Lessor may allow a potential purchaser or replacement lessee of all or any part of the Leased Property (including a Disqualified Person) to accompany it in an inspection conducted under this Section, provided that any such Person shall execute a confidentiality agreement containing the restrictions on disclosure herein set forth prior to any such inspection.  Lessor acknowledges and stipulates that Lessee may suffer irreparable harm in the event of a breach of the provisions of this Section 26.7(a) for which Lessee has no adequate remedy at law.  Therefore, in addition to all other remedies available pursuant to the terms of this Lease or at law, Lessee shall have the right to obtain immediate injunctive or other equitable relief upon a breach of this Section 26.7(a).

(b)           Lessee Reporting Obligations.  Lessee shall:

(i)           furnish, not later than 60 days after the end of each calendar month during the Term, a report stating the Actual Daily Product Volume for such prior month;

(ii)           use its commercially reasonable efforts to provide to Lessor the financial statements and Audit Report provided for in paragraphs (iii), (iv) and (v) of this Section prior to the date such financial statements must be filed by Lessor or Lessor Guarantor with the Securities and Exchange Commission, and will provide Lessor its best estimate of the dates on which Lessee Guarantor plans to file its Forms 10-K and Forms 10-Q with the Securities and Exchange Commission at least five days prior to any such filing date;

(iii)           not later than the date on which a large accelerated filer (as defined in the rules of the Securities and Exchange Commission) with a fiscal year ending on December 31 is required to file its Form 10-K with the Securities and Exchange Commission, including any extension permitted by Rule 12b-25 of the Exchange Act, cause Lessee Guarantor (or, if there is no Lessee Guarantor, then Lessee) to furnish to Lessor such Person’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such its most recently completed fiscal year, as well as related footnotes;

(iv)           not later than the date on which a large accelerated filer with a fiscal year ending December 31 is required to file its Form 10-Q with the Securities and Exchange Commission, including any extension permitted by Rule 12b-25 of the Exchange Act, cause Lessee Guarantor (or, if there is no Lessee Guarantor, then Lessee) to furnish to Lessor such Person’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for its most recently completed fiscal quarter, as well as related footnote

(v)           If Lessor has advised Lessee in writing that Lessor or Lessor Guarantor is required to file an Auditor’s Report with respect to Lessee Guarantor’s (or Lessee’s) financial information delivered under Section 26.7(b)(iii), in filings to be made by Lessor or Lessor Guarantor with the Securities and Exchange Commission, then Lessee or Lessee Guarantor shall use commercially reasonable efforts to cause its auditor to provide the Auditor’s Report at the sole cost and expense of Lessor and Lessor Guarantor (which costs and expenses will be reimbursed by Lessor and Lessor Guarantor within 30 days of receiving an invoice for such costs and expenses from Lessee or Lessee Guarantor); and

(vi)           provide prompt written notice to Lessor of any failure by Lessee or Lessee Guarantor to pay any installment of principal or interest under its Material Debt when due if such failure is not cured or waived within the applicable grace period with respect to such Material Debt.

(c)           Financial statements, reports and other information required or permitted to be furnished by Lessee or Lessee Guarantor pursuant to this Lease, including the financial statements and other information furnished pursuant to this Section 26.7(b)(iii) and (iv), may be submitted by Lessee or Lessee Guarantor by email addressed to Lessor.  In the event that any information or documents furnished by Lessee or Lessee Guarantor pursuant to this Lease is publicly available on the Securities and Exchange Commission EDGAR database (or any successor database), such documents or information shall be deemed to have been delivered to Lessor by Lessee on the date on which Lessee or Lessee Guarantor files such financial statements or other information with the Securities and Exchange Commission and provides notice to Lessor of such filing, which notice may be given by email. In addition, Lessor agrees that if the issuer of the financial statements required to be delivered by paragraphs (iii) and (iv) of this Section is not a large accelerated filer, or has a fiscal year other than December 31st, the Lessor and Lessor Guarantor will cooperate in good faith with the Lessee, including making appropriate request of the staff of the Securities and Exchange Commission, to permit the issuer required to provide such financial statements to do so on a schedule proposed by such issuer and reasonably acceptable to the Lessee, provided that such schedule is approved by the staff of the Securities and Exchange Commission.

(d)           Periodic Discussions.  In addition to the reports and statements to be delivered by Lessee pursuant to Section 26.7(b), Lessor and Lessee agree, within fifteen (15) Business Days after the end of each calendar quarter during the Term, to convene a conference call with at least one Responsible Officer of each party to discuss the operations and financial performance of the Liquids Gathering System, the reports and statements delivered by Lessee pursuant to Section 26.7(b) and other relevant information regarding the Leased Property, provided, however, that the Responsible Officers of Lessee may delegate participation in such calls to other representatives of Lessee who are appropriate to participate in discussions of the operation and performance of the Liquids Gathering System.

26.8          Accord and Satisfaction.

(a)           Lessor.  Acceptance by Lessor of any partial payment of any amount payable by Lessee hereunder shall not constitute an accord and satisfaction by Lessor of any of Lessee’s obligations hereunder and Lessor shall be entitled to collect from Lessee the balance of any amount remaining due.

(b)           Lessee.  Acceptance by Lessee of any partial payment of any amount due from Lessor hereunder shall not constitute an accord and satisfaction by Lessee of any of Lessor’s obligations hereunder and Lessee shall be entitled to collect from Lessor the balance of any amount remaining due

26.9         Prevailing Party.  If any action at law is necessary to enforce or interpret the terms of this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs of the proceeding up to and including all trial and appellate levels in addition to any other relief to which it may be entitled.  If any action in equity is necessary to enforce or interpret the terms of this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs up to and including all trial and appellate levels in addition to any other relief to which it may be entitled.  For purposes of this Section, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

26.10       Confidentiality.

(a)           General Confidentiality Provisions.  Lessor shall, and shall cause any Person receiving Proprietary Information or other Confidential Information directly or indirectly from Lessor, to hold all Proprietary Information and other Confidential Information in strict confidence.  Subject to subsection (b), below, (i) Lessor may disclose Proprietary Information and other Confidential Information only to the Lessor Parent, Lessor Lenders and prospective Lessor Lenders, holders of Lessor Equity Interests and prospective holders of Lessor Equity Interests, and any prospective purchaser of the Leased Property and, on a need to know basis, to their respective Affiliates, directors, officers, employees, accountants, legal counsel and other advisors who are involved in the administration, analysis and accounting for this Lease, and (ii) in the event Lessee is no longer the operator of the Leased Property, Lessor may disclose to a successor operator of the Liquids Gathering System and its advisors and consultants the Records and such other portions of the Proprietary Information and other Confidential Information as are necessary or prudent to permit them to safely and effectively manage and operate the Leased Property, provided that in the case of both subsections (i) and (ii), Lessor shall be responsible for the compliance by each such Person to whom disclosure is made with the confidentiality provisions of this Section 26.10 (including the acknowledgments and stipulations under subsection (c) of this Section), and Lessor shall remain liable for any breach of the provisions of this Section by any such Person.  Notwithstanding the foregoing, Lessor shall not be responsible for any failure by Ross Avenue Investments, LLC, the limited partner of Pinedale Corridor, LP, to comply with the confidentiality requirements of this Section 26.10(a) so long as Ross Avenue Investments, LLC, is in full compliance with Exhibit D to the Equity Investor Agreement dated of even date with this Lease.  Neither Lessor nor any Person to whom disclosure is made pursuant to this subsection (a) may disclose Proprietary Information or other Confidential Information to any other Person or entity except  (A) to the extent required by any regulatory authority, (B) to the extent required by applicable laws or regulations or by subpoena or similar legal process, in each case after adequate notice to Lessee in order to allow Lessee to seek a protective order or other protection therefor, (C) with the prior written consent of Lessee, (D) to the extent such information becomes publicly available other than as a result of a breach of this Section, or (E) to the extent disclosure of such Proprietary Information or other Confidential Information by CorEnergy Infrastructure Trust, Inc. (or any successor Lessor Parent) is necessary or appropriate pursuant to the provisions of the federal securities laws or the rules or regulations promulgated thereunder.  For the avoidance of doubt, nothing contained in this Section 26.10 shall limit the ability of Lessee or any of its Affiliates to disclose Proprietary Information or other Confidential Information.

(b)           Special Restrictions Regarding Proprietary Information.  Notwithstanding anything to the contrary set forth in this Section 26.10 or elsewhere in this Lease, no Proprietary Information may, under any circumstance at any time during this Lease or following its termination, be (i) disclosed to any Person who, at the time of such disclosure, is a Disqualified Person, or (ii) disclosed in any document, agreement or exhibit filed pursuant to the federal securities laws or any rules or regulations promulgated thereunder.

(c)         Survival, Specific Performance and Equitable Remedies.  The obligations under this Section 26.10 of Lessor, and of all Persons to whom Confidential Information or Proprietary Information is disclosed, shall survive the expiration and termination of this Lease.  Lessor acknowledges and stipulates (and all Persons to whom Confidential Information or Proprietary Information is disclosed shall be deemed to acknowledge and stipulate) that Lessee may suffer irreparable harm in the event of a breach of the provisions of this Section 26.10 by Lessee, or by a disclosure of Confidential Information or Proprietary Information by any other Person to whom Confidential Information or Proprietary Information is disclosed hereunder, in each case for which Lessee has no adequate remedy at law.  Therefore, in addition to all other remedies available pursuant to the terms of this Lease or at law, Lessee shall have the right to obtain immediate injunctive or other equitable relief upon a breach of this Section 26.10 by Lessor or any other Person to whom Confidential Information or Proprietary Information is disclosed.

26.11    Consent of Lessor and Lessee.  Unless specified otherwise herein and except for consents or approvals for which a specific standard is expressly set forth herein (such as “not unreasonably withheld”, “sole discretion”, etc.) and specific provisions which describe the issues which may be considered when making or withholding approval (Permitted Lessee Transferee, etc.), Lessor’s consent to any request of Lessee shall not be unreasonably withheld, conditioned, or delayed and Lessee’s consent to any request of Lessor shall not be unreasonably withheld, conditioned, or delayed

26.12    Permitted Lessee Contest.  Lessee shall not be required to pay any cost, expense or charge or perform any obligation so long as Lessee contests in good faith and at its own expense the amount or validity thereof by appropriate proceedings which shall operate to prevent the collection thereof or realization thereon and the sale, foreclosure or forfeiture of the Leased Property or any part thereof to satisfy the same, and Lessee shall have furnished any security as may be required in the applicable proceeding, and, pending any such proceedings, Lessor shall not have the right to pay or perform the same.  In no event shall the manner in which Lessee pursues any such contest exacerbate in any material respect the risk to Lessor of civil or criminal liability, penalty or sanction, in addition to such risks as may exist for the matters that are the subject of such contest prior to such contest, and except for liabilities, penalties or sanctions for which Lessee may, and in fact does, post a bond.  Further, the manner in which Lessee pursues any such contest shall not exacerbate in any material respect the risk to Lessor of defeasance of its interest in the Leased Property in addition to the risk of such defeasance as may exist for the matters that are the subject of such contest prior to such contest and except for such risk which Lessee may, and in fact does, bond around.  Lessee shall use commercially reasonable efforts to diligently prosecute any such contest to a final conclusion, except that Lessee shall have the right to attempt to settle or compromise such contest through negotiations and to discontinue any such contest at any time.  Lessee shall promptly after the final determination of such contest, fully pay any amounts determined to be payable thereon and/or fully perform any obligations to be performed thereon, together will all penalties, fines, interest, costs and expenses resulting from such contest.  Upon Lessee’s request, Lessor shall prosecute such contest, if required by Applicable Legal Requirements, at no cost or expense to Lessor other than de minimus cost or expense.  Upon reasonable request of Lessor at any time or from time-to-time, Lessee shall provide a written report to Lessor regarding the status of any such contests.

26.13    Waiver.  Failure of either party to complain of any act or omission by the other party, no matter how long the same may continue, shall not be deemed to be a waiver by the party of any of its rights hereunder.  No waiver by either party at any time, whether express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision.  All rights and remedies which either party may have under this Lease or by law upon a breach hereunder shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other.  Except as and to the extent this Lease provides that certain rights or remedies are limited or exclusive, no right or remedy, whether exercised by a party or not, shall be deemed to be in exclusion of any other right or remedy and any two (2) or more or all of such rights and remedies may be exercised at the same time, but without duplication of recovery for any such matter.

26.14    Interpretation.  If any provision of this Lease or the application of any provision to any Person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Lease or the application of such provision to any other Person or circumstance, all of which other provisions shall remain in full force and effect.  It is the intention of the parties that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.  This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

26.15    No Derivative Liability.  Notwithstanding anything set forth in this Lease or otherwise, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, investor, representative or agent of a party or its applicable Affiliates shall have any personal liability, directly or indirectly, under or in connection with this Lease, the Lessee Guaranty, the Resources Guaranty or the Lessor Guaranty or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the other party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of such party or its applicable Affiliates for the payment of any claim or for any performance, and each other party, on behalf of itself and its successors and assigns, hereby waive any and all such personal liability.  Nothing in this Section 26.15 is intended or shall be deemed to impair or limit the liability of any Person under any Lessor Guaranty, any Lessee Guaranty, the Resources Guaranty or any Guaranty Agreement executed and delivered in connection with the Purchase Agreement or the liability of any Equity Investor or Lessor Parent under the Equity Investor Agreement.

26.16       Successors and Assigns.  The words “Lessor” and “Lessee” and the pronouns referring thereto, as used in this Lease, shall mean where the context requires or admits, the Persons named herein as Lessor and as Lessee respectively, and (subject to the provisions hereof prohibiting certain Transfer, leases, subleases, assignments and Liens) their respective successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter.  The agreements and conditions to be performed by Lessor shall be binding upon Lessor and its successors and assigns and shall inure to the benefit of Lessee and its successors and assigns, and the agreements and conditions to be performed by Lessee shall be binding upon Lessee and its successors and assigns and shall inure to the benefit of Lessor and its successors and assigns.

26.17       No Offer; Entire Agreement.  This Lease is transmitted for examination only and does not constitute an offer to lease and shall become effective only upon execution and unconditional delivery by Lessor and Lessee and delivery of the Lessor Guaranty, the Lessee Guaranty and the Resources Guaranty required hereby.  This instrument, the Purchase Agreement, the SNDA and the Equity Investor Agreement contain the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this Lease or any such other documents shall have any force or effect.  This Lease shall not be modified in any way except by a writing subscribed by both parties.

26.18       Headings.  The headings for the various articles and sections of this Lease are used only as a matter of convenience for reference and are not to be considered a part of this Lease or used in determining the intent of the parties to this Lease.

26.19       Counterparts.  This Lease may be executed in one or more counterparts, any one or all of which shall constitute one and the same instrument.

26.20       Governing Law; Venue; Service of Process; Waiver of Jury Trial.

(a)           THIS LEASE AND ANY DISPUTES, CLAIMS OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS LEASE (WHETHER SOUNDING IN CONTRACT OR TORT LAW) SHALL BE GOVERNED BY THE LAW OF THE STATE OF WYOMING WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b)           EACH OF LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY WYOMING STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF WYOMING AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMUTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           EACH OF LESSOR AND LESSEE HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, AT THE ADDRESS SPECIFIED IN Article XXIV HEREOF.

(d)           EACH OF LESSOR AND LESSEE HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LEASE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

26.21   Time of the Essence.  TIME IS OF THE ESSENCE AS TO ANY ACT TO BE PERFORMED WITHIN A SPECIFIC TIME FRAME UNDER THIS LEASE.

26.22   Estoppel Certificates.

(a)           Lessee agrees upon not less than fifteen (15) days prior notice by Lessor or any Lessor Lender to execute, acknowledge and deliver to Lessor or the Lessor Lender a statement in writing by Lessee in substantially the form of Exhibit D.  If Lessee is required to provide such certificate more than twice in any twelve (12) month period, Lessor shall pay Lessee a processing fee of $500 for each additional certificate requested in such twelve (12) month period.

(b)           Lessor agrees upon not less than fifteen (15) days prior notice by Lessee to execute, acknowledge and deliver to Lessee or to such party as Lessee may designate a statement in writing by Lessor similar to the form of Exhibit D (with appropriate changes to reflect that it is being signed by Lessor).  If Lessor shall be required to provide such certificate more than twice in any twelve (12) month period, Lessee shall pay Lessor a processing fee of $500 for each additional certificate requested in such twelve (12) month period.
ARTICLE XXVII.
OTHER AGREEMENTS OF LESSOR

27.1     Special Purpose Entity; Lessor’s Governing Documents.  At all times during the Term, Lessor covenants and agrees as follows:

(a)       SPE.  Lessor shall at all times be a Special Purpose Bankruptcy Remote Entity.

(b)      Controlling Lease Rights.  (i) No Disqualified Person shall possess, and Disqualified Persons shall not possess, Controlling Lease Rights, and (ii) so long an Ultra Entity Person is the Lessee, no Person other than a Permitted Controller of Lease Rights shall possess Controlling Lease Rights.

(c)      Notice of Transfer; Ownership by Disqualified Persons.

(i)           Notice shall be given to Lessee of any issuance by Lessor of any Equity Investor Interests after the date of this Lease.  Such notice shall be given not less than fifteen (15) Business Days prior to such issuance (ten (10) Business Days in the case of issuance to a Lessor Equity Interest Owner) and shall contain the information that is required for notices that are given pursuant to Section 17.5(c)(ii).

(ii)           Disqualified Persons, in the aggregate, shall not have beneficial ownership of twenty-five percent (25%) or more of the Lessor Equity Interests.

(d)      Compliance with Governing Documents.  Lessor and its Equity Investors shall at all times comply with Lessor’s Governing Documents

(e)       Compliance of Governing Documents with Lease and Other Requirements.  Lessor’s Governing Documents shall at all times contain the provisions required by Part B of Schedule 27.1 (each a “Lessor Governing Document Required Term” and collectively, the “Lessor Governing Document Required Terms”).

(f)       Amendment of Governing Documents.  Lessor shall not permit any Lessor Governing Document Required Term to be amended, supplemented, restated or terminated without Lessee’s prior written consent.

(g)       Delivery of Governing Document Amendments.  Lessor shall deliver or cause to be delivered to Lessee copies of any proposed amendments, terminations, supplements or restatements of any of its Governing Documents at least ten (10) Business Days prior to the execution thereof.

(h)       Equity Investor Agreement.  Each Lessor and each direct owner of a Lessor Equity Interest shall at all times be a party to the Equity Investor Agreement.

27.2     Additional Lessor Covenants.  At all times during the Term, Lessor covenants and agrees as follows:

(a)       Compliance with Lessor Loan Document Criteria.  Lessor agrees that all times (i) the Lessor Loan Documents shall include each Required Loan Document Provision, and (ii) the Lessor Loan Documents shall not include any Prohibited Loan Document Provision.  Lessor shall not enter into or permit any new Lessor Loan Document or any Lessor Loan Document Amendment (i) in violation of this Section 27.2(a), or (ii) without Lessee’s consent if such consent is required by subsection (d), below.

(b)           Notice of Lessor Loan Default.  Lessor shall promptly advise Lessee in writing of any breach, default or failure of performance under any Lessor Loan Document, and immediately provide Lessee a copy of any written notice of default or intent to enforce remedies given by or on behalf of any Lessor Lender with respect to any Lessor Indebtedness or under any Lessor Loan Document.

(c)           Notice of New Loan Documents and Loan Amendments.  So long as an Ultra Entity Person is the Lessee, Lessor shall deliver to Lessee not less than ten (10) Business Days prior to execution of same, a copy of each proposed new Lessor Loan Document and each proposed Lessor Loan Document Amendment, and within five (5) Business Days following execution of same, a copy of each such executed new Lessor Loan Document and Lessor Loan Document Amendment.

(d)           Lessee Consent to New Loan Documents and Loan Amendments.   So long as an Ultra Entity Person is the Lessee, Lessee’s prior written consent shall be required for any new Lessor Loan Document after the Effective Date and for any Lessor Loan Document Amendment after the Effective Date if, as a result of such new Lessor Loan Document or Lessor Loan Document Amendment, the resulting Lessor Loan Documents either (i) fail to include any Required Loan Document Provision, or (ii) include any Prohibited Loan Document Provision.  Except as provided in the immediately preceding sentence, Lessee consent is not required for any new Lessor Loan Document or Lessor Loan Document Amendment after the Effective Date.

(e)           Quarterly Information Regarding Calculation of Maximum Amount.  Within forty-five (45) days after the end of each calendar quarter and within eighty (80) days after the end of each calendar year, Lessor shall provide to Lessee a calculation of the Maximum Amount as of the end of such calendar quarter, together reasonably detailed supporting information with respect to such calculation.

(f)           Maintenance of Existence.  Lessor shall at all times (i) maintain its existence in good standing under the laws of the State of its incorporation, (ii) be qualified to do business in the State of Wyoming, and (iii) except to the extent it is prohibited by this Lease from doing so without Lessee’s consent and Lessee fails to give such consent, maintain and renew all of its respective rights, powers, privileges and franchises except where the failure to do so a material adverse effect on Lessor’s ability to perform its obligations under this Lease or on Lessee’s ability to possess and operate the Leased Property in accordance with the terms and conditions of this Lease.

(g)           Lessor Compliance with Law; Permitted Lessor Contests.  Subject to Section 11.1 hereof, Lessor shall comply with all Applicable Legal Requirements relating to Lessor except where (i) Lessee is contesting such Applicable Legal Requirements in accordance with a Permitted Lessee Contest, (ii) such compliance could reasonably be expected to impair in any material respect Lessee’s use or operation of the Leased Property unless Lessee consents to such compliance, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) such failure to do so results from a Lessee Event of Default.  For purposes hereof, “Permitted Lessor Contest” means (but subject to Section 11.1) a Lessor contest of (A) an Applicable Legal Requirement, or (B) a Lien on Lessor’s right, title or interest in this Lease, in either case in good faith and at its own expense by appropriate proceedings which shall operate to prevent the immediate application of such Applicable Legal Requirements or Lien and the sale, foreclosure or forfeiture of the Leased Property or the Lessor’s interest in this Lease or Lessee’s leasehold estate therein or hereunder or Lessee’s use or operation of the Leased Property, or any part thereof, and Lessor shall have furnished any security as may be required in the applicable proceeding and in accordance with the remainder of this subsection (g).  In no event shall any Permitted Lessor Contest be undertaken in violation of Article XI.  Further, in no event shall the manner in which Lessor pursues any such contest exacerbate in any material respect the risk to Lessee of civil or criminal liability, penalty or sanction, in addition to such risks as may exist for the matters that are the subject of such contest prior to such contest, and except for liabilities, penalties or sanctions for which Lessor may, and in fact does, post a bond.  Further, the manner in which Lessor pursues any such contest shall not exacerbate in any material respect the risk to Lessor of defeasance of its interest in the Leased Property or impair its use or operation thereof in addition to the risk of such defeasance or impairment as may exist for the matters that are the subject of such contest prior to such contest and except for such risk which Lessor may, and in fact does, bond around.  Lessor shall use commercially reasonable efforts to diligently prosecute any such contest to a final conclusion, except that Lessor shall have the right to attempt to settle or compromise such contest through negotiations and to discontinue any such contest at any time.  Lessor shall promptly after the final determination of such contest, fully pay any amounts determined to be payable thereon and/or fully perform any obligations to be performed thereon, together will all penalties, fines, interest, costs and expenses resulting from such contest.  Lessor shall prosecute any such Permitted Lessor Contest at no cost or expense to Lessee other than de minimus costs and expenses.  Upon reasonable request of Lessee at any time or from time-to-time, Lessor shall provide a written report to Lessor regarding the status of any such contests.

(h)           Debtor Release Laws.  Lessor shall not voluntarily take any action that shall, or cause any action to be taken that is intended to, submit Lessor, as debtor, to any proceeding under any Applicable Legal Requirements involving bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally.

[Remainder of Page Intentionally Blank
Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first above written.

LESSOR:

PINEDALE CORRIDOR, LP,
a Delaware limited partnership

By:	Pinedale GP, Inc.,
a Delaware corporation,
its sole general partner

By:	/s/ Richard C. Green
Richard C. Green, Chairman

LESSEE:

ULTRA WYOMING LGS, LLC,
a Delaware limited liability company

By:	/s/ Marshall D. Smith
Marshall D. Smith, Senior Vice President
and Chief Financial Officer